UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
HUNTINGTON INGALLS INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DELIVERING THE ADVANTAGE HUNTINGTON INGALLS INDUSTRIES NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Letter to Our Stockholders

March 19, 2024

Dear Fellow Stockholders:

On behalf of the Board of Directors and management team
of Huntington Ingalls Industries, I would like to invite you to attend the 2024 Annual Meeting of Stockholders. We will
hold our annual meeting virtually, exclusively by live
webcast, on Wednesday, May 1, 2024, at 11:00 a.m.,
Eastern Daylight Time. You will be able to attend and
participate in the annual meeting online, vote your shares
electronically and submit your questions prior to and during the meeting.

The accompanying Notice of 2024 Annual Meeting and
Proxy Statement describe the matters on which you, as a
stockholder, may vote at the annual meeting, and include
details of the business to be conducted at the meeting.

As a way to conserve natural resources and reduce annual meeting costs, we are electronically distributing proxy materials as permitted under rules of the Securities and Exchange Commission. Many of you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials via the Internet. You can also request mailed paper copies if you prefer. You can expedite delivery and reduce our mailing expenses by confirming in advance your preference for electronic delivery of future proxy materials. For more information on how to take advantage of this cost-saving service, please see page 14 of the proxy statement.

If you plan to attend the annual meeting virtually via live webcast, you must follow the instructions contained in the Notice and on pages 11 (for record stockholders), 12 (for beneficial stockholders) and 102 of the proxy statement.

Your vote is very important. Whether or not you plan to attend the annual meeting, I encourage you to vote your shares in advance. Stockholders can submit their votes over the Internet at the web address included in the Notice of Internet Availability of Proxy Materials or voting instruction form. If you received a proxy card, you can submit your votes: over the Internet at the web address included in the proxy card or voting instruction form; by telephone through the number included in the proxy card or voting instruction form; or by signing and dating your proxy card and mailing it in the prepaid and addressed envelope.

Thank you for your interest in and support of HII.

Sincerely,

Admiral Kirkland H. Donald

U.S. Navy (Ret.)

Chairman of the Board

Notice of 2024 Annual Meeting of Stockholders

Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

DATE AND TIME	Wednesday, May 1, 2024, at 11:00 a.m. Eastern Daylight Time

PLACE	Virtually at https://meetnow.global/M46HNG9 There is no physical location for the annual meeting.

ITEMS OF BUSINESS	• Elect 12 directors

• Approve the company’s executive compensation on an advisory basis

• Provide an advisory vote on the frequency of future advisory approvals of executive compensation

• Ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2024

• Consider a stockholder proposal regarding science-based greenhouse gas reduction targets and transition plan, if properly presented at the annual meeting

• Transact any other business that properly comes before the annual meeting

RECORD DATE	Stockholders of record at the close of business on March 7, 2024, are entitled to vote at the annual meeting and at any adjournment or postponement thereof.

PROXY VOTING	It is important you vote your shares so they are counted at the annual meeting. You can vote your shares: over the Internet at the web address included in the Notice of Internet Availability of Proxy Materials and included in the proxy card or voting instruction form (if you received a proxy card or voting instruction form); by telephone through the number included in the proxy card or voting instruction form (if you received a proxy card or voting instruction form); or by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope.

Charles R. Monroe, Jr.

Corporate Vice President,

Associate General Counsel and Secretary

March 19, 2024

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 1, 2024: The Notice of 2024 Annual Meeting and Proxy Statement, the 2023 Annual Report and the form of proxy card are available at www.envisionreports.com/HII. We are making this proxy statement and form of proxy card first available on or about March 19, 2024.

Virtual Meeting Format: The 2024 annual meeting will be conducted virtually by live webcast. You will be able to attend the annual meeting, as well as vote and submit questions during the meeting, by visiting https://meetnow.global/M46HNG9 and entering your control number. Please refer to the additional logistical details beginning on page 102 of the accompanying proxy statement for additional information on how to participate in the annual meeting.

The meeting will begin promptly at 11:00 a.m., Eastern Daylight Time. If you encounter difficulties accessing the virtual meeting, please call the technical support number 1-888-724-2416.

Huntington Ingalls Industries, Inc.	2024 Notice and Proxy Statement

1	2024 Proxy Statement Summary

10	General Information About the Annual Meeting and Voting

	10	Items of Business to be Considered at the Annual Meeting
	10	Appointment of Proxy Holders
	10	Notice of Internet Availability of Proxy Materials
	11	Record Date and Voting
	13	Quorum, Vote Required and Method of Counting
	13	Soliciting and Tabulating Votes
	14	Electronic Access to Proxy Statement and Annual Report
	14	Householding Information

15	Governance of the Company

	15	Overview of Corporate Governance
	15	Responsibilities of the Board of Directors
	16	Criteria for Board Membership
	17	Director Nomination Process
	18	Stockholders Right to Nominate Proxy Access Nominees
	19	Director Independence
	19	Board Leadership Structure
	20	Board Committee Functions and Membership
	23	Board Structure
	23	Executive Sessions of Non-Employee Directors
	23	The Board’s Role in Risk Oversight
	26	Board and Committee Oversight of Cybersecurity
	26	Board and Committee Oversight of Sustainability
	26	Board and Committee Evaluations
	26	Director Education
	27	Policy Against Hedging and Pledging Company Securities
	27	Code of Ethics and Business Conduct
	27	Meetings and Attendance
	27	Indemnification

28	Communications and Company Documents

	28	Communications and Company Documents
	29	Future Stockholder Proposals and Nominations of Directors

30	Sustainability

	30	Our “MVP” Approach
	30	Formal Sustainability Governance Structure
	30	Key Stakeholders
	31	Sustainability Focus Areas
	32	Sustainability Commitments

	32	How Sustainability Supports HII”s Commitment to Ethics and Integrity
34	The Board of Directors

41	Director Compensation

	41	Director Compensation Program
	43	2023 Director Compensation Table

44	Executive Compensation

	44	Introduction
	44	Named Executive Officer Biographies
	46	Compensation Discussion and Analysis
	67	Compensation Committee Report
	68	Executive Compensation Tables
	84	Pay versus Performance

90	Audit Committee Matters

	90	Audit Committee Report
	91	Principal Accountant Fees and Services
	91	Audit Committee Pre-Approval Policies and Procedures

92	Stock Ownership Information

	92	Stock Ownership of Officers and Directors
	93	Stock Ownership of Certain Beneficial Owners

94	Item 1—Proposal to Elect 12 Directors

95	Item 2—Proposal to Approve Executive Compensation on an Advisory Basis

96	Item 3—Proposal to Provide an Advisory Vote on the Frequency of Future Advisory Approvals of Executive Compensation

97	Item 4—Proposal to Ratify the Appointment of Independent Auditors

98	Item 5—Stockholder Proposal Regarding Science-based Greenhouse Gas Reduction Targets and Transition Plan

102	Other Information for Stockholders

	102	Delinquent Section 16(a) Reports
	102	Attending the Annual Meeting
	103	Related Party Transactions

105	Annex A—Definitions of Non-GAAP Financial Measures and Reconciliations to GAAP Financial Measures

2024 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Date and Time:	May 1, 2024, at 11:00 a.m. Eastern Daylight Time

Place:	Virtually at https://meetnow.global/M46HNG9. There is no physical location for the annual meeting.

Record Date:	March 7, 2024

Voting:	Holders of our common stock are entitled to one vote per share

Admission:	To attend the meeting, you will need to follow the instructions included on pages 11, 12 and 102

Items to be Voted at the Annual Meeting

		Board Vote Recommendation	Page Reference (for more information)

1.	Elect 12 directors	FOR	94
2.	Approve the company’s executive compensation on an advisory basis	FOR	95
3.	Provide advisory vote on the frequency of future advisory approvals of executive compensation	FOR ONE YEAR	96
4.	Ratify the appointment of our independent auditors	FOR	97
5.	Consider a stockholder proposal regarding science-based greenhouse gas reduction targets and transition plan, if properly presented at the annual meeting	AGAINST	98

Huntington Ingalls Industries, Inc. (“HII”, the “company”, “we”, “us” or “our”) is a global, all-domain defense partner, building and delivering the world’s most powerful, survivable naval ships and technologies that safeguard America’s seas, sky, land, space, and cyber. For more than a century, our Ingalls Shipbuilding segment in Mississippi and Newport News Shipbuilding segment in Virginia have built more ships in more ship classes than any other U.S. naval shipbuilder, making us America’s largest shipbuilder. Our Mission Technologies segment develops integrated technology solutions and products that enable today’s connected, all domain force. Our mission is to deliver the world’s most powerful ships and all domain solutions in service of the nation, creating the advantage for our customers to protect peace and freedom around the world.

2023 was a strong year for HII. Ingalls Shipbuilding delivered the first Flight III guided missile destroyer USS Jack H. Lucas (DDG 125) to the U.S. Navy, as well as national security cutter Calhoun (NSC 10) to the U.S. Coast Guard. Newport News Shipbuilding re-delivered USS George Washington (CVN 73), after completing its refueling and complex overhaul, and the team is continuing to progress in the test

2024 Notice and Proxy Statement	1

2024 Proxy Statement Summary

program for the next-in-class carrier John F. Kennedy (CVN 79). Mission Technologies generated record revenue growth in 2023 and booked new and recompete contract awards with nearly $6 billion in total contract value. As an enterprise, HII was awarded approximately $12.5 billion in new contracts in 2023, resulting in backlog of approximately $48.1 billion at year-end, representing years of future work. HII achieved significant milestones on our programs and continued making meaningful contributions to United States national security, while continuing to manage through labor market challenges, inflation and continuing supply chain pressures.

Corporate Governance Highlights

HII is committed to corporate governance best practices, which we believe promote the long-term interests of stockholders, strengthen accountability of the Board of Directors (the “Board”) and management and build public trust in the company. Highlights of our corporate governance practices include:

Board Structure and Governance	•	Diverse independent Board with mix of tenures
	•	All standing Board committees comprised of independent directors
	•	Regular executive sessions of independent directors, without management present, at Board and committee meetings
	•	Independent non-executive Chairman of the Board
	•	Robust annual Board and committee self-evaluation process
	•	Director term limits
	•	Mandatory director retirement age
	•	Limits on outside public company board service by directors to prevent overboarding
	•	Active stockholder outreach and engagement

Stockholder Rights	•	Annual election of all directors
	•	Majority vote requirement for election of directors in uncontested elections
	•	Ability of eligible stockholders to include their own director nominees in our proxy materials (proxy access)
	•	Ability of stockholders to call a special meeting of stockholders
	•	No supermajority voting requirements
	•	Annual advisory vote on named executive officer compensation
	•	No stockholder rights plan (poison pill)

Stock Ownership	•	Robust stock ownership guidelines for non-employee directors and executive officers
	•	Clawback policy for all performance-based compensation for all officers
	•	Prohibition on directors, executive officers and certain other employees hedging or pledging our common stock

Stockholder Engagement

We believe stockholder outreach and engagement is a corporate governance best practice. Accordingly, we actively engage with our investors so management and the Board can receive stockholder perspectives on matters that are important to stockholders and assess emerging issues that may shape our governance practices and enhance our corporate disclosures. We strive for a collaborative approach to stockholder engagement and value the variety of stockholder perspectives we receive. Management and, in some cases, members of the Board actively engage with our investors through telephonic meetings, video meetings, in-person meetings and email to understand investor perspectives on our company, including our strategy, performance, corporate governance practices and executive compensation. During 2023 and early 2024, we offered engagement meetings to the corporate governance teams of our largest stockholders, collectively representing approximately 56% of our outstanding shares, and met with those stockholders that accepted our meeting invitations. We are committed to understanding the perspectives of our stockholders and responding as appropriate.

2	Huntington Ingalls Industries, Inc.

2024 Proxy Statement Summary

The following sections of this proxy statement summary describe the matters on which our stockholders will vote at the 2024 annual meeting of stockholders.

ELECT 12 DIRECTOR NOMINEES

Director Nominees

The Board is asking you to elect, for one-year terms ending in 2025, the 12 nominees for director named below, each of whom is currently serving as a member of the Board. Detailed information about this proposal can be found beginning on page 94.

The following table provides summary information about the nominees for director, including their names, ages and occupations, whether they are independent directors, as determined by the Board, under the regulations of the Securities and Exchange Commission, the corporate governance listing standards of the New York Stock Exchange (“NYSE”) and the Board committees on which they currently serve.

					Board Committees
Name	Age	Director Since	Principal Occupation	Independent Director	A	C	CS	F	GP

Augustus L. Collins	66	2016	Chief Executive Officer of MINACT, Inc.	✓	✓		✓

Leo P. Denault	64	2022	Retired Chairman and Chief Executive Officer of Entergy Corporation	✓	CH			✓

Kirkland H. Donald	70	2017	Chairman of the Board	✓		✓	✓

Craig S. Faller	62	2023	Advisor and Consultant; Retired Admiral, United States Navy	✓	✓			✓

Victoria D. Harker	59	2012	Executive Vice President and Chief Financial Officer of Tegna, Inc.	✓		CH		✓

Frank R. Jimenez	59	2022	General Counsel and Corporate Secretary, GE HealthCare	✓		✓			✓

Christopher D. Kastner	60	2022	President and Chief Executive Officer of Huntington Ingalls Industries, Inc.

Anastasia D. Kelly	74	2011	Senior Advisor to the Chair and Executive Director of Client Relations of DLA Piper	✓		✓			✓

Tracy B. McKibben	54	2018	Founder and Chief Executive Officer of MAC Energy Advisors LLC	✓			✓		✓

Stephanie L. O’Sullivan	64	2021	Independent Business Consultant	✓			CH	✓

Thomas C. Schievelbein	70	2011	Retired Chairman, President and Chief Executive Officer of The Brink’s Company	✓	✓			CH

John K. Welch	74	2015	Retired President and Chief Executive Officer of Centrus Energy Corp.	✓	✓				CH

CH = Chairperson

A = Audit Committee

C = Compensation Committee

CS = Cybersecurity Committee

F = Finance Committee

GP = Governance and Policy Committee

2024 Notice and Proxy Statement	3

2024 Proxy Statement Summary

Board Composition

Our Board continues to reflect a diverse and highly engaged group of directors with a wide range of skills, experiences, attributes and perspectives, which continue to evolve. Five of our 12 director nominees have joined the Board in the last four years. The following charts and graphs highlight the current composition of our Board:

4	Huntington Ingalls Industries, Inc.

2024 Proxy Statement Summary

Director Experience and Skills

As part of the Board’s continuous director succession process, implemented through the Governance and Policy Committee, the committee regularly assesses the experience, skills, qualifications and attributes of Board members relative to the appropriate mix of these qualities the committee believes the Board needs to effectively oversee HII’s business and execution of its strategy. While each Board member possesses a broad range of experience and skills, the Board believes each director has particular strategic strengths that he or she brings to the Board. The following table shows the experience, skills and knowledge constituting the strategic strengths of each of our 12 director nominees.

Experience and Skills	Collins		Denault	Donald		Faller	Harker	Jimenez	Kastner	Kelly		McKibben		O’Sullivan		Schievelbein		Welch
Chief Executive Leadership and Strategy Experience as Chief Executive Officer of a public company or Chief Executive Officer of a private organization		•	•		•				•				•		•		•	•
Chief Financial Officer and Accounting Experience as Chief Financial Officer of public company or large private organization or private equity executive leadership experience			•		•		•		•									•

Investment Strategy, Corporate Development and M&A

Experience in executive leadership of private equity, other strategic investment firm or investment bank; experience in corporate development function; or oversight leadership experience in corporate development and transactional M&A

			•				•	•	•				•				•	•
Shipbuilding and Manufacturing Operations/Leadership Experience in executive leadership of shipyard operations or other manufacturing operations									•								•	•
Technical Services Executive Leadership Experience in executive leadership of technical services business organization or significant technical services leadership or customer experience					•	•			•						•

Military and Government Relations

Experience as Admiral or other significant Naval career experience; significant federal government experience and relationships (e.g., Pentagon, Congress, White House); or significant military leadership role or leadership role in military associations

	•			•		•		•		•		•		•		•		•

Corporate Governance

Current member of multiple public company boards; experience as public company board chair or public company committee chair; prior member of multiple public company boards; or corporate secretary experience

		•	•		•		•	•			•		•		•		•	•
Aerospace & Defense Industry Knowledge Significant direct Naval industry experience or significant direct general aerospace & defense experience		•			•	•		•	•						•		•	•
Compliance, Legal and Regulatory Experience as General Counsel, Chief Legal Officer or Chief Compliance Officer of large business organization or other significant legal or regulatory experience			•		•		•	•			•		•
Nuclear Experience in Navy nuclear executive leadership; executive leadership of Naval nuclear shipyard operations; or oversight of nuclear operations			•		•	•			•								•	•

Advanced Technology (Future Warfare) and Innovation

Experience as Chief Technology Officer or equivalent of large aerospace & defense company; Chief Technology Officer or equivalent of other large organization; or engineering/technology/innovation functional lead

					•										•		•	•

Cyber and IT Risk Management

Experience as Chief Information Officer, Chief Information Security Officer or equivalent operational experience; management experience in cyber operations; or experience on a corporate cyber risk committee

					•										•		•	•
Human Resources and Labor Relations Experience as Chief Human Resources Officer or equivalent of a large business organization or significant human resources or labor relations experience	•					•					•

2024 Notice and Proxy Statement	5

2024 Proxy Statement Summary

APPROVE EXECUTIVE COMPENSATION ON AN ADVISORY BASIS

The Board is asking you to approve, on an advisory basis, the compensation of our named executive officers for 2023. Detailed information about this proposal can be found beginning on page 95.

Our stockholders have voted on our executive compensation, on an advisory basis, since 2012, and we have consistently received exceptionally strong stockholder support. The following table sets forth the voting results for our “say-on-pay” proposal for the last five years:

Annual Meeting	2023	2022	2021	2020	2019
Votes Cast “FOR” Say-On-Pay Proposal*	97%	97%	97%	98%	98%

* Excludes broker non-votes

Executive Compensation

We have designed our executive compensation program to attract, motivate and retain highly qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. The fundamental philosophy of our executive compensation program, set by the Compensation Committee of the Board, is pay-for-performance. We have included below our financial performance and stockholder returns in 2023.

2023 Financial Performance

HII delivered a strong financial performance in 2023 as the company continued to address labor, inflation and supply chain challenges. We have included in the following table our 2023 financial highlights:

2023 Financial Highlights	($ in millions, except per share data)

Contract Awards	12,453
Revenues	11,454
Operating Income	781
Operating Margin	6.8%
Segment Operating Income*	842
Segment Operating Margin*	7.4%
Net Earnings	681
Diluted Earnings Per Share	17.07
Net Cash Provided by Operating Activities	970
Free Cash Flow*	692

Record 2023 revenues of $11.5 billion increased 7.3% over 2022 revenues. 2023 operating income was $781 million, 38.2% higher than 2022, and segment operating income* was $842 million, 18.3% higher than 2022. Diluted earnings per share of $17.07 increased 18.2% over 2022, and strong free cash flow* of $692 million was 40.1% higher than 2022.

*	Non-GAAP financial measures. See Annex A for definitions of these non-GAAP financial measures and reconciliations to comparable GAAP financial measures.

6	Huntington Ingalls Industries, Inc.

2024 Proxy Statement Summary

2023 Stockholder Returns

HII’s total stockholder return in 2023 was 15.2%. We increased dividends approximately 5%, from $4.78 per share in 2022 to $5.02 per share in 2023, and repurchased 337,007 shares during 2023, returning $275 million to our stockholders in 2023.

The following graph and chart show total stockholder return for HII in 2023 compared to benchmark total stockholder returns and total cash returned to stockholders in 2023, respectively.

1-YEAR TOTAL STOCKHOLDER RETURN	RETURNED $275 MILLION TO STOCKHOLDERS IN 2023

Elements of Our Executive Compensation Program

Our compensation program for our Chief Executive Officer (“CEO”), our Chief Financial Officer and our three other most highly compensated executive officers in 2023 (collectively, our “NEOs”) consisted primarily of the following direct compensation elements:

•	Base salary, to provide a minimum fixed level of compensation.

•

Annual incentive awards, generally paid in cash, under our Annual Incentive Plan (“AIP”), to motivate our executives to achieve pre-determined annual financial and operational targets that are aligned with our strategic goals.

•

Long-term equity-based incentive awards, paid under our 2022 Long-Term Incentive Stock Plan (“LTIP”), to promote achievement of pre-determined three-year performance goals that are aligned with long-term stockholder interests.

Our executive compensation program is rounded out with certain perquisites and other executive benefits.

A significant portion of the potential compensation of our executives is at risk, and that risk increases with corresponding increases in an executive’s level of responsibility. We have designed our compensation program to balance performance-based compensation over the short- and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk-taking behaviors.

2024 Notice and Proxy Statement	7

2024 Proxy Statement Summary

2023 Total Direct Compensation Mix

The pay-for-performance philosophy of our executive compensation program is demonstrated by the compensation mix of our NEOs. Of the three primary elements of total direct compensation, our executive compensation is heavily weighted toward the variable, performance-based elements and toward the long-term and equity-based elements, as reflected in the following charts, which set forth the percentage of total compensation corresponding to each compensation element received by our CEO and by our other NEOs collectively in 2023.

CEO Compensation Mix[1]	Other NEOs Compensation Mix[2]

(1)	Total direct compensation does not include perquisites and other benefits.
(2)	Chart reflects average allocation for the NEOs other than our CEO. Total direct compensation does not include perquisites and other benefits.

Compensation Best Practices

We believe our compensation practices are aligned with and reinforce our pay-for-performance philosophy and our related executive compensation principles.

We Do the Following

✓	Consideration of annual stockholder “say-on-pay” advisory vote on executive compensation.
✓	Pay for performance compensation program heavily weighted toward variable, performance-based elements and toward long-term and equity-based elements.
✓	Annual assessment of potential risk posed by our compensation programs.
✓	Executive compensation “clawback” policy.
✓	Targeted external compensation benchmarking.
✓	Independent compensation consultant engaged by Compensation Committee.
✓	Executive stock ownership guidelines based upon multiple of executive’s base salary.

We Don’t Do the Following

✗	No employment agreements for executives.
✗	No change-in-control agreements for executives or related executive tax gross-up benefits.
✗	Prohibitions against speculative transactions in our securities, pledging our securities as collateral and hedging transactions involving our securities.
✗	No dividends or dividend equivalents paid on restricted performance stock rights during performance period.

8	Huntington Ingalls Industries, Inc.

2024 Proxy Statement Summary

PROVIDE AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY APPROVALS OF EXECUTIVE COMPENSATION

The Board is asking you to select, on an advisory basis, the frequency of your future advisory votes on the company’s executive compensation. The Board is recommending a vote in favor of future advisory approvals of executive compensation every year. Detailed information about this proposal can be found beginning on page 96.

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board is asking you to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2024. Detailed information about this proposal can be found beginning on page 97.

The following table contains summary information with respect to fees billed to us in 2023 by Deloitte & Touche LLP for professional services.

($ in thousands)	2023
Fees Billed:
Audit Fees	9,252
Audit-Related Fees	480
Tax Fees	316
All Other Fees	2
Total	10,050

CONSIDER A STOCKHOLDER PROPOSAL REGARDING SCIENCE-BASED GREENHOUSE GAS REDUCTION TARGETS AND TRANSITION PLAN

You are being asked to consider a proposal regarding science-based greenhouse gas reduction targets and transition plan, if properly presented at the annual meeting. Detailed information about this proposal can be found beginning on page 98. The Board is recommending a vote against this proposal.

2024 Notice and Proxy Statement	9

General Information About the Annual Meeting and Voting

The Board is providing you with these proxy materials in connection with its solicitation of proxies to be voted at our 2024 annual meeting of stockholders and at any postponement or adjournment of the annual meeting. In this proxy statement, Huntington Ingalls Industries, Inc. may also be referred to as “we,” “our,” “us,” “HII” or “the company.”

You will be able to attend the annual meeting, as well as vote and submit questions during the meeting, by following the instructions set forth under the headings “Record Date and Voting,” on pages 11 and 12, and “Attending the Annual Meeting,” beginning on page 102, of this proxy statement.

The virtual annual meeting is supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is not a supported browser. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. The meeting will begin promptly at 11:00 a.m., Eastern Daylight Time. If you encounter difficulties accessing the virtual meeting, please call the technical support number 1-888-724-2416 or International 1-781-575-2748.

ITEMS OF BUSINESS TO BE CONSIDERED AT THE ANNUAL MEETING

The Board is asking you to vote on the following items at the annual meeting:

•	elect 12 directors;

•	approve the company’s executive compensation on an advisory basis;

•	provide an advisory vote on the frequency of future advisory approvals of executive compensation;

•	ratify the appointment of Deloitte & Touche LLP as our independent auditors; and

•	consider a stockholder proposal regarding science-based greenhouse gas reduction targets and transition plan, if properly presented at the annual meeting.

APPOINTMENT OF PROXY HOLDERS

The Board asks you to appoint Chad N. Boudreaux and Charles R. Monroe, Jr. as your proxy holders to vote your shares at the annual meeting. If you are a record holder, you make this appointment by submitting your proxy using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. If you received a proxy card and you complete and return the proxy card but do not provide voting directions, they will vote your shares as recommended by the Board on all of the matters described in this proxy statement that are presented at the annual meeting.

The Board is not aware of any business that may properly be presented at the annual meeting other than those matters described in this proxy statement. If any other matters are properly presented at the annual meeting, your proxy gives discretionary authority to the proxy holders to vote the shares in their best judgment.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are permitted to furnish our proxy materials to our stockholders over the Internet by delivering a Notice of Internet

10	Huntington Ingalls Industries, Inc.

General Information About the Annual Meeting and Voting

Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials instructs you on how to access and review the proxy statement and 2023 Annual Report over the Internet. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet. This e-proxy process expedites receipt of proxy materials by stockholders, while also lowering our costs and reducing the environmental impact of our annual meeting. We have used this e-proxy process to furnish proxy materials over the Internet to our stockholders who have so elected.

If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

RECORD DATE AND VOTING

Stockholders owning our common stock at the close of business on March 7, 2024, the record date, or their legal proxy holders, are entitled to vote at the annual meeting. The Board strongly encourages you to vote. Your vote is important. Voting early helps ensure we receive a quorum of shares necessary to hold the annual meeting. When stockholders do not vote, the stockholders who do vote influence the outcome of the matters on which they vote in greater proportion than their percentage ownership of HII shares.

We have two types of stockholders: stockholders of record and “street name” stockholders. Stockholders of record are stockholders who own their shares in their own names on the company’s books. Street name stockholders are stockholders who own their shares through a bank, broker or other holder of record.

Voting by Stockholders of Record. If you are a stockholder of record, you have four voting options. You may vote:

•	over the Internet at www.envisionreports.com/HII, the web address included in the Notice of Internet Availability of Proxy Materials and in the proxy card (if you received a proxy card);

•	by telephone through the number included in the proxy card (if you received a proxy card);

•	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope; or

•	by virtually attending the annual meeting and voting (there is no physical location for the annual meeting).

If you have Internet access, we encourage you to vote over the Internet. It is convenient and saves us significant postage and processing costs. In addition, when you vote by proxy over the Internet or by telephone prior to the meeting date, your proxy vote is recorded immediately, eliminating the risk that postal delays will cause your proxy vote to arrive late and therefore not be counted.

Internet and telephone voting facilities for stockholders of record are available 24 hours a day. The Internet and telephone voting procedures verify you are a stockholder of record by use of a control number and enable you to confirm your voting instructions have been properly recorded. If you vote by Internet or telephone, you do not need to return your proxy card (if you received a proxy card).

You will also be able to attend, participate and vote your shares electronically at the annual meeting online by visiting: https://meetnow.global/M46HNG9. If you are a stockholder of record (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to participate in

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General Information About the Annual Meeting and Voting

the annual meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

Whether or not you plan to attend the virtual annual meeting, we urge you to have your proxy vote recorded in advance of the meeting. If you attend the annual meeting and vote at the annual meeting, any prior proxy votes you submitted, whether by Internet, telephone or mail, will be superseded by the vote you cast at the annual meeting. In any event, the method by which you vote your proxy will not limit your right to vote at the annual meeting if you decide to virtually attend.

Revoking Your Proxy for Stockholders of Record. If you are a stockholder of record and you vote by proxy using any method, you may revoke your proxy later and change your vote at any time before the polls close at the annual meeting. You may do this by:

•

sending a written statement to that effect to Huntington Ingalls Industries, Inc., Attn: Corporate Secretary, 4101 Washington Avenue, Newport News, Virginia 23607, provided we receive your written statement before the annual meeting date; or

•	voting again over the Internet or by telephone, prior to the start of the annual meeting; or

•	signing and returning another proxy card with a later date, provided we receive the later proxy card before the annual meeting date; or

•	virtually attending the annual meeting and voting.

Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.

Voting by Street Name Stockholders. If your shares are held in “street name” through a broker, bank or other holder of record, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends upon the voting processes of the broker, bank or other holder of record.

If you are a street name stockholder, you must register with Computershare no later than 5:00 p.m., Eastern Daylight Time, on April 26, 2024, to participate in the annual meeting. To do so you must submit proof of your proxy power (legal proxy) reflecting your HII share holdings, along with your name and email address, to Computershare. Requests for registration must be labeled as “Legal Proxy.” You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us as follows:

By email: Forward the email from your broker, or attach an image of your legal proxy, to

legalproxy@computershare.com

By mail:

Computershare

Huntington Ingalls Industries, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Whether or not you plan to attend the virtual annual meeting, we urge you to have your proxy vote recorded in advance of the meeting. If you virtually attend the annual meeting and vote at the annual meeting, any prior proxy votes you submitted, whether by Internet, telephone or mail, will be superseded by the vote you cast at the annual meeting. In any event, the method by which you vote your proxy will not limit your right to vote at the annual meeting if you decide to virtually attend.

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General Information About the Annual Meeting and Voting

Confidential Voting. We treat your vote as confidential to protect the privacy of our stockholder votes. Proxies and voting instructions provided to banks, brokers and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator and the inspector of elections have access to the proxies and voting instructions.

QUORUM, VOTE REQUIRED AND METHOD OF COUNTING

At the close of business on the record date, 39,608,508 shares of our common stock were outstanding and entitled to vote at the annual meeting. Each outstanding share of common stock is entitled to one vote.

A quorum must be present to transact business at the annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote as of the record date are present, in person or by proxy. If you indicate abstention as your voting preference on all matters, your shares will be counted toward a quorum but will not be counted as votes cast on any matter. We expect that uninstructed shares held by banks, brokers or other holders of record will not be voted, or treated as votes cast, on any proposal other than the proposal to ratify the appointment of our independent auditors, for which we expect banks, brokers and other holders of record to have discretion to vote. Votes by banks, brokers or other holders of record will be considered present for purposes of determining whether a quorum is present, provided that the shares cast a vote on at least one matter presented for a vote. In the absence of a quorum, the chairperson of the meeting may adjourn the meeting, and, at any reconvened meeting following such an adjournment at which a quorum is present, any business that might have been transacted at the original meeting may be transacted.

If you are a street name stockholder and do not vote your shares, we expect that your bank, broker or other holder of record will only have discretion to vote your shares on Item 4 described in this proxy statement. If you do not give your bank, broker or other holder of record instructions on how to vote your shares on Items 1, 2, 3 and 5 described in this proxy statement, we expect that your shares will not be voted on those matters. Any such “broker non-votes” will have no impact on the results of the vote on Items 1, 2, 3 and 5.

If you hold shares through an HII employee benefit plan, you cannot vote your shares directly. Instead, you can provide voting instructions to the plan trustee, who will vote the shares on your behalf. HII employee benefit plans that hold HII shares provide for pass-through voting to plan participants and designate that plan participants are “named fiduciaries” under the Employee Retirement Income Security Act of 1974 (“ERISA”) for purposes of voting their shares and those shares for which plan participants do not provide voting directions. If you are a plan participant and do not vote your shares, your trustee will vote your shares in accordance with the terms of the relevant plan. As such, your trustee may vote your shares in the same proportion as shares held by the plan for which voting instructions have been received from other participants, which are “named fiduciaries,” unless contrary to ERISA.

For each director nominee and the proposals covered by Items 2, 4 and 5 submitted to the stockholders for a vote, approval requires a vote of the majority of the votes cast. A majority of votes cast means the number of votes cast “for” a nominee or proposal exceeds the number of votes cast “against” that nominee or proposal. For the proposal covered by Item 3, regarding frequency of future stockholder advisory approvals, the frequency option (i.e., every one year, two years or three years) that receives the most votes cast will be considered to be the frequency that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the results of the proposals covered by this proxy statement.

SOLICITING AND TABULATING VOTES

The Board has made these materials available to you in connection with its solicitation of proxies for use at our annual meeting. We will bear the costs of soliciting and tabulating your votes. In addition to

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General Information About the Annual Meeting and Voting

solicitation by mail, our directors, officers and employees may solicit proxies personally, by telephone, by email or otherwise. These directors, officers and employees will not receive additional compensation for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the 2024 annual meeting for a fee of $15,000, plus associated costs and expenses.

Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and other custodians that hold shares of our common stock of record for beneficial owners, for forwarding to such beneficial owners. We may also reimburse banks, brokers and other holders of record for reasonable, out-of-pocket expenses for forwarding these proxy materials to you, according to certain regulatory fee schedules. See “Electronic Access to Proxy Statement and Annual Report” below for information on how you can help reduce printing and mailing costs.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

You can elect in advance to receive future proxy materials by email. If you choose to receive future proxy materials by email, you will receive an email with instructions containing a link to the website where those materials are available, as well as a link to the proxy voting website.

If you are a stockholder of record, you may enroll in the electronic delivery service by going directly to www.envisionreports.com/HII. You may revoke your electronic delivery election at this website at any time and request a paper copy of the proxy statement and annual report.

If you are a street name stockholder, you may also be able to receive copies of the proxy statement and annual report electronically. Please check the information provided in the voting instruction form you received from your bank, broker or other holder of record concerning the availability of this service.

HOUSEHOLDING INFORMATION

We have adopted a procedure called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability of Proxy Materials or the printed proxy materials, unless we have received contrary instructions from one or all of such stockholders. This procedure reduces our printing costs and postage fees and is environmentally friendly.

If you and another stockholder of record with whom you share an address are receiving multiple copies of the Notice of Internet Availability of Proxy Materials or the printed proxy materials, you can request to receive a single copy of the printed proxy materials in the future by calling our transfer agent, Computershare, at 1-888-665-9610, or writing to Computershare at www-us.computershare.com/Investor/ or HII at Investor Relations, 4101 Washington Avenue, Newport News, VA 23607. If you and another stockholder of record with whom you share an address wish to receive a separate Notice of Internet Availability of Proxy Materials or separate printed proxy materials, we will promptly deliver them to you if you request them by contacting Computershare by phone or Investor Relations in writing in the same manner described above.

Stockholders who participate in householding and who receive printed proxy materials will continue to receive separate proxy cards. If you are a street name stockholder, you can request householding by contacting your bank, broker or other holder of record through which you hold your shares.

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OVERVIEW OF CORPORATE GOVERNANCE

Corporate governance addresses the relationships among the Board, company management and the company’s stockholders, with the objectives of promoting the company’s long-term success, improving corporate performance, strengthening Board and management accountability and promoting the long-term interests of our stockholders. The Board and senior management are committed to corporate governance best practices. We believe governance best practices are important not only to our stockholders, but to our customers, employees, suppliers and other stakeholders as well.

The following sections provide an overview of our corporate governance model and practices. Among other topics, we describe the responsibilities of the Board, how directors are selected and certain important aspects of Board operations.

RESPONSIBILITIES OF THE BOARD OF DIRECTORS

We believe the foundation of sound corporate governance is a board of directors whose independence, skills, experience and judgment enable the board to effectively oversee management of the company and to provide constructive advice and counsel to management. In addition to its general oversight of management, the Board and its committees perform a number of important functions for the company and its stockholders, including:

•	evaluating, approving and overseeing the company’s strategic plan developed by management;

•	reviewing and approving operating, financial and other corporate plans;

•	understanding and assessing the significant enterprise risks to which the company is subject and overseeing management of those enterprise risks;

•	selecting our CEO and evaluating the performance of the chief executive officer and other executive officers;

•	overseeing succession plans for our CEO and other senior executives;

•	monitoring and evaluating the performance of the company and management;

•	evaluating and approving significant corporate transactions and commitments not entered into in the ordinary course;

•

overseeing processes that protect the integrity of the company, including the integrity of the company’s financial statements, and compliance with legal requirements and the company’s ethics and business conduct standards;

•	providing advice and counsel to management; and

•	evaluating the effectiveness of the Board and its committees.

The Board’s oversight role is also effected through the Board’s five standing committees—the Audit Committee, the Compensation Committee, the Cybersecurity Committee, the Governance and Policy Committee and the Finance Committee. Each of these committees operates under a separate written charter to promote clarity in their responsibilities and to ensure the committees function in coordination with each other and with the full Board. Our committees are discussed in greater detail beginning on page 20 of this proxy statement.

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Governance of the Company

CRITERIA FOR BOARD MEMBERSHIP

The Board believes all director candidates must possess certain fundamental qualifications and that specialized skills and experience should be contributed to the Board by individual directors. The Board and the Governance and Policy Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s collective skills and experience measured against the current and future needs of the Board.

Qualifications for All Directors. The Board believes all its members must possess the following fundamental qualifications:

•	high personal and professional integrity and ethical standards;

•	significant educational, business, military or professional achievements in leading organizations;

•	ability to represent the best interests of all stockholders; and

•	demonstrated leadership ability and sound judgment.

Prospective directors must also be willing to submit to a background check necessary for a security clearance.

Selection of Individual Candidates. In addition to the qualifications applicable to all director candidates, the Board and the Governance and Policy Committee consider, among other matters, a candidate’s experience and skills in such areas as:

•	executive leadership and strategy;

•	investment strategy, corporate development and mergers and acquisitions;

•	corporate governance;

•	advanced technology and innovation;

•	executive finance and accounting;

•	human resources and labor relations;

•	compliance, legal and regulatory;

•	shipbuilding and manufacturing operations;

•	nuclear;

•	military and government relations;

•	cyber and IT risk management;

•	technical services executive leadership; and

•	aerospace and defense industries.

The Board also considers whether a candidate can commit sufficient time and attention to Board activities, as well as any potential conflicts with the company’s interests. Our objective is for the collective skills, experiences, attributes and perspectives of Board members to create an outstanding, dynamic and effective Board and strengthen the Board’s ability to oversee the company’s business,

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enhance its performance and represent the long-term interests of stockholders. All of our non-employee directors are expected to serve on Board committees, supporting the Board’s mission by providing expertise to those committees, and the oversight responsibilities of those committees are considered when evaluating director candidates. The Board and the Governance and Policy Committee also consider other attributes, including diversity factors, when selecting director nominees, seeking representation of a range of experiences, backgrounds and perspectives.

Service on Other Boards. In accordance with our Corporate Governance Guidelines, the Board considers the number of boards of other public companies and audit committees of other public companies on which a director candidate serves. Under our Corporate Governance Guidelines, directors should not serve on more than four boards of publicly traded companies, including our Board, and our directors who also serve as chief executive officers or in equivalent positions of other companies should not serve on more than one other board of a publicly traded company, in each case without the approval of the Chairman of the Board. A director who is a full-time employee of our company may not serve on the board of directors of more than two other publicly traded companies, unless approved by the Board. No member of our Audit Committee may serve on the audit committees of more than three publicly traded companies (including our company) without the approval of the Board, which must determine annually that such simultaneous service would not impair the ability of the member to effectively serve on our Audit Committee.

Retirement Policy. Under the retirement policy of our Corporate Governance Guidelines, a director will not be re-nominated at the annual meeting following the earlier of his or her 76th birthday or 15 years of service on the Board. Upon the recommendation of the Governance and Policy Committee, the Board may waive either of these requirements as to any director, if the Board deems a waiver to be in the best interests of the company.

In addition to our retirement policy, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, the Board expects the affected director to tender his or her resignation for consideration by the Governance and Policy Committee and the Board, as provided in our Corporate Governance Guidelines.

Conclusion. Satisfaction of the foregoing criteria for Board membership is implemented and monitored through a continuous director succession process administered by the Governance and Policy Committee and the Board, as well as through the Board’s self-evaluation process. The Board and the Governance and Policy Committee believe that, individually and collectively, the company’s current directors possess the necessary qualifications, skills, experience and attributes to provide effective oversight of HII’s business and contribute constructive advice and counsel to the company’s management.

DIRECTOR NOMINATION PROCESS

The Governance and Policy Committee is responsible under its charter for recommending director nominees to the full Board for election by our stockholders and for identifying and recommending candidates to fill any vacancies that occur on the Board. The Governance and Policy Committee may use a variety of sources to identify candidates, including recommendations from independent directors or members of management, search firms, communications with other persons who may know of suitable candidates to serve on the Board and stockholder recommendations.

Evaluations of director candidates who would be new to the Board (other than nominees recommended by our stockholders, as described below) include evaluations of the candidate’s background and qualifications by the Governance and Policy Committee, interviews with the Chairman of the Board, members of the Governance and Policy Committee and other members of the Board who express a desire to meet the candidate, and deliberations of the Governance and Policy Committee

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Governance of the Company

and the full Board. The Governance and Policy Committee then recommends the candidate(s) to the full Board, with the full Board selecting the candidate(s) to be nominated for election by our stockholders or to be elected by the Board to fill a vacancy.

In connection with its recommendations of director nominees to the Board for election at each annual meeting, the Governance and Policy Committee considers the size of the Board and the criteria set forth above to recommend nominees who, individually and collectively with other director nominees, the committee believes comprise the skills, experience and qualifications the Board needs to achieve its mission. Accordingly, in connection with the annual meeting director nomination process, the Governance and Policy Committee reviews the composition of the Board as a whole and makes recommendations to achieve the optimal mix of experience, expertise, skills, specialized knowledge, diversity and other factors.

Stockholders who wish to recommend director candidates for consideration by the Governance and Policy Committee must submit the name and relevant information about the candidate in writing to the Corporate Secretary. All director candidates recommended by stockholders are required to meet the criteria for directors described above, and candidates who meet such criteria will be evaluated by the Governance and Policy Committee. In accordance with our Corporate Governance Guidelines, the Governance and Policy Committee will evaluate director candidates recommended by stockholders in the same manner as candidates identified through other means.

Stockholders who wish to nominate a person for election as a director at an annual meeting must follow the procedures set forth in our bylaws, as described on page 29 of this proxy statement. Additionally, our bylaws include a proxy access right, which enables a stockholder or a group of up to 20 stockholders owning continuously for at least three years an amount of shares that constitutes 3% or more of our outstanding common stock as of the date of nomination to nominate and include in our proxy materials director candidates constituting up to the greater of 25% of the number of directors then in office or two directors, subject to the requirements specified in our bylaws. Stockholders who wish to nominate director candidates for inclusion in our proxy materials under our proxy access bylaw provisions must satisfy the requirements in our bylaws, as described under the heading “Communications and Company Documents—Future Stockholder Proposals and Nominations of Directors” of this proxy statement. The Board expects to evaluate any director candidates nominated through the proxy access process in the same manner as other director candidates are evaluated.

STOCKHOLDERS RIGHT TO NOMINATE PROXY ACCESS NOMINEES

Our bylaws provide our stockholders proxy access rights. Under Section 2.15 of our bylaws, we are required to include in our proxy materials for an annual meeting any stockholder nominee who is nominated by an “Eligible Stockholder.” An “Eligible Stockholder” is any stockholder or group of up to 20 stockholders that has beneficially owned continuously for at least three years an amount of shares that constitutes 3% or more of our outstanding common stock as of the date of nomination. Eligible Stockholders must provide proof of ownership of the requisite amount of stock for the three-year time period and represent that the shares were acquired in the ordinary course of business and not to change or influence control of the company. Eligible Stockholders must also provide certain other written representations, warranties and agreements to the company, including an agreement to assume liability from any legal or regulatory violation arising out of the Eligible Stockholder’s communication with our stockholders and to comply with all applicable laws and regulations, as described in more detail in Section 2.15 of the bylaws.

The maximum number of directors who can be nominated by Eligible Stockholders, referred to as “Stockholder Nominees,” at any annual meeting is the greater of 25% of the number of directors then in office or two directors. Section 2.15 of our bylaws includes procedures to prioritize nominations if the number of Stockholder Nominees exceeds the maximum number of Stockholder Nominees we are

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required to include in our proxy materials for any annual meeting. Stockholder Nominees must provide written notice to the company, which must include specific information, including information similar to the information required from stockholders to propose business and director nominations through the advance notice provisions included in Section 2.08 of our bylaws. As described in Section 2.15 of our bylaws, this notice must include an express consent to be named as a director nominee in our proxy materials and to serve as a director if elected, as well as required disclosures and information about, and representations, undertakings and consents by, the Stockholder Nominee to enable the Board to determine whether the Stockholder Nominee meets the independence and other general requirements for directors set forth in our bylaws and our Corporate Governance Guidelines.

Stockholders who would like to nominate candidates using proxy access should refer to Section 2.15 of our bylaws, which sets forth all the requirements for proxy access nominations. The Board may exclude any Stockholder Nominee from our proxy materials if the Stockholder Nominee or Eligible Stockholder(s) fail to meet the requirements or provide the undertakings set forth in our bylaws or Corporate Governance Guidelines and for other reasons set forth in our bylaws. See “Communications and Company Documents—Future Stockholder Proposals and Nominations of Directors.”

DIRECTOR INDEPENDENCE

The Board makes determinations regarding the independence of our directors on an annual basis, based upon the Governance and Policy Committee’s evaluation of director independence and related recommendations to the Board. Under our Corporate Governance Guidelines, to be considered independent: (i) a director must be independent as determined in accordance with the NYSE Listed Company Manual and (ii) in the Board’s judgment, the director must not have a material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

The Board has considered relevant relationships between the company and each non-employee director to determine compliance with the independence requirements included in our Corporate Governance Guidelines. Based upon its review, the Board has determined that General Collins, Mr. Denault, Admiral Donald, Admiral Faller, Ms. Harker, Mr. Jimenez, Ms. Kelly, Ms. McKibben, Ms. O’Sullivan, Mr. Schievelbein and Mr. Welch, who currently comprise the Board’s non-employee directors, are independent. The Board has also determined that each current member of the Audit Committee satisfies the additional SEC independence requirements applicable to audit committee members, and that each current member of the Compensation Committee satisfies the enhanced independence requirements of the NYSE listing standards.

BOARD LEADERSHIP STRUCTURE

The Board believes one of its primary responsibilities is to evaluate and determine from time to time the optimal Board leadership structure to provide effective oversight of the company. Our bylaws establish the position of Chairman of the Board and direct that the Board will designate the Chairman. Our Corporate Governance Guidelines provide further that the Board believes it is in the best interests of the company and its stockholders for the Board to have the flexibility to determine the best director to serve as Chairman. The independent directors address the Chairman role at least annually, comparing the advantages and disadvantages of a combined chairman and chief executive officer role and separate chairman and chief executive officer roles in the context of our operating and governance environment over time.

Non-Executive Chairman. The Board has considered Board leadership and determined an independent, non-executive chairman is the optimal model for HII at this time. A non-executive chairman provides the Board with independent leadership and facilitates the chief executive officer’s focus on the company’s business operations. The Board elected Admiral Donald as our non-executive Chairman of the Board in April 2020, and has continued to elect him on annual basis since that time.

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Governance of the Company

Our non-executive Chairman has the following responsibilities under our Corporate Governance Guidelines:

•	chair all Board and stockholder meetings, including executive sessions of the independent directors;

•	serve as a liaison between the chief executive officer and the independent directors;

•

ensure the quality, quantity and timeliness of the flow of information from management to the Board (although management is responsible for the preparation of materials for the Board, the non-executive Chairman may specifically request the inclusion of certain materials);

•

prepare the agendas of the Board meetings and assist the chairperson of each standing committee with preparation of agendas for the respective committee meetings, taking into account the requests of other Board and committee members;

•	set an appropriate schedule for Board meetings to assure there is sufficient time for discussion of all agenda items;

•	along with the chairman of the Governance and Policy Committee, interview all Board candidates and make recommendations to the Governance and Policy Committee and the Board;

•	have the authority to call meetings of the Board and meetings of the independent directors; and

•	if requested by the chief executive officer, be available for consultation and direct communication with stockholders.

Conclusion. All of our directors play an active role overseeing HII at both the Board and committee levels. The Board is currently comprised of 11 independent directors and one non-independent director, who serves as our Chief Executive Officer. Our independent directors are skilled and experienced leaders in business, industry, the military and government. Our independent directors effectively collaborate with management and thoroughly evaluate management proposals, and an independent Board leader facilitates this relationship. We therefore believe a non-executive Chairman of the Board, along with 10 other strong independent directors, is an appropriate and effective model at this time to oversee management of HII and to provide advice and counsel to the Chief Executive Officer and other executive management of the company.

BOARD COMMITTEE FUNCTIONS AND MEMBERSHIP

The Board has five standing committees: Audit, Compensation, Cybersecurity, Governance and Policy and Finance. Each of the Audit, Compensation and Governance and Policy Committees is constituted and operated in accordance with SEC requirements and the NYSE’s corporate governance listing standards. The Cybersecurity Committee and Finance Committee are not required by the SEC or the NYSE listing standards and are therefore not subject to any such requirements or standards. Each Board committee is governed by a written charter, which sets forth the responsibilities of the committee, including the responsibilities described in this section. Each charter can be viewed on our website at www.hii.com and is available in print to any stockholder requesting a copy. All members of each Board committee are independent, as determined under our Corporate Governance Guidelines and the additional SEC and NYSE independence standards.

Audit Committee. The Audit Committee’s responsibilities include:

•

Overseeing HII’s relationship with its independent auditor, including (i) reviewing and pre-approving each service and related fees considered to be auditing services and non-prohibited non-audit services and (ii) meeting with the independent auditor to review, among other things, all critical accounting policies, all material alternative accounting treatments discussed with management, and all material written communications with management;

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•	Overseeing our internal audit function;

•

Overseeing financial statement and disclosure matters, including meeting with management, the internal auditors and the independent auditor to review and discuss the content of our periodic reports, including financial information, and management’s assessment of internal control over financial reporting;

•	Reviewing and overseeing HII’s policies and practices relating to corporate sustainability matters relative to environmental stewardship; and

•	Overseeing other matters, including our major financial risk exposures and our compliance program.

The current members of the Audit Committee are Mr. Denault (chairman), General Collins, Admiral Faller, Mr. Schievelbein and Mr. Welch. Admiral Faller was appointed to the Audit Committee in October 2023 upon his election to the Board. The Board has determined, in accordance with NYSE requirements, that each member of the Audit Committee is financially literate and that Mr. Denault possesses accounting or related financial management expertise. The Board has also determined that Mr. Denault qualifies as an “audit committee financial expert,” as defined under applicable SEC rules.

Compensation Committee. The Compensation Committee’s responsibilities include:

•	Establishing annual and long-term performance goals and objectives for the Chief Executive Officer and all other elected officers, and evaluating those officers against their goals and objectives;

•	Reviewing, approving and submitting for ratification by the independent members of the Board the Chief Executive Officer’s compensation;

•	Reviewing and approving the direct and indirect compensation of all other elected officers;

•	Reviewing and recommending to the Board matters concerning compensation of Board members;

•	Reviewing the succession of qualified executive management;

•	Identifying, in consultation with management, the appropriate peer group for competitive comparisons and relative position of pay levels versus peers;

•	Overseeing our policy regarding the recovery of performance-based short- or long-term cash or equity incentive compensation payments in certain circumstances; and

•	Reviewing and overseeing HII’s policies and practices relating to its human capital management function.

Delegation: The Compensation Committee does not delegate its responsibilities with respect to compensation that is specific to the executive officers. For other employees and for broad-based compensation plans, the Compensation Committee may delegate authority to a subcommittee consisting of not less than two members of the Compensation Committee.

The current members of the Compensation Committee are Ms. Harker (chairwoman), Admiral Donald, Mr. Jimenez and Ms. Kelly. Admiral Donald was appointed to the Compensation Committee effective August 1, 2023. The Board has determined that each member of the Compensation Committee qualifies as a non-employee director under SEC Rule 16b-3.

Cybersecurity Committee. The Cybersecurity Committee’s responsibilities include:

•

Reviewing the company’s enterprise cybersecurity strategy and framework, including the company’s assessment of cybersecurity threats and risk, data security programs and the company’s management and mitigation of cybersecurity and information technology risks and potential breach incidents;

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•	Reviewing any significant cybersecurity incident that has occurred, reports to or from regulators with respect thereto and steps that have been taken to mitigate against reoccurrence;

•	Evaluating the effectiveness of the company’s cyber risk management and data security programs measured against the company’s cybersecurity threat landscape;

•	Assessing the effectiveness of the company’s data breach incident response plan;

•	Reviewing and assessing the company’s information technology disaster recovery capabilities; and

•	Reviewing the company’s assessment of cybersecurity threats and risk associated with the company’s supply chain and actions the company is taking to address such threats and risks.

The current members of the Cybersecurity Committee are Ms. O’Sullivan (chairwoman), General Collins, Admiral Donald and Ms. McKibben, who was appointed to the Cybersecurity Committee effective August 1, 2023.

Governance and Policy Committee. The Governance and Policy Committee’s responsibilities include:

•	Identifying candidates qualified to serve on the Board and recommending nominees for election to the Board;

•	Identifying and recommending committee member appointments to the Board;

•	Reviewing stockholder proposals and recommending any Board responses;

•	Reviewing and overseeing HII’s policies and practices with respect to significant public policy and corporate citizenship and responsibility matters;

•	Reviewing and overseeing HII’s policies and practices relating to significant corporate sustainability matters other than human capital matters and energy management matters;

•	Overseeing the company’s policies and procedures for related party transactions and reviewing and overseeing related party transactions for potential conflicts of interest;

•	Overseeing the evaluation of the Board; and

•	Generally monitoring the Board’s oversight of risk management.

The current members of the Governance and Policy Committee are Mr. Welch (chairman), Mr. Jimenez and Mses. Kelly and McKibben.

Finance Committee. The Finance Committee’s responsibilities include:

•	Overseeing and reviewing our financial affairs, strategies and policies;

•	Reviewing and making recommendations to the Board regarding:

•	our financial policies and strategies, capital structure and financial condition;

•	our issuances of debt and equity securities and significant borrowing transactions;

•	strategic transactions;

•	employee benefit plan assets;

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Governance of the Company

•	our dividend policy and stock repurchase programs; and

•	significant capital expenditures;

•	Providing oversight to ensure that our financial policies and strategies are consistent with our capital budget, annual operating plan and strategic plan; and

•	Overseeing discrete operational matters that could have a significant impact on the company.

The current members of the Finance Committee are Mr. Schievelbein (chairman), Mr. Denault, Admiral Faller and Mses. Harker and O’Sullivan. Admiral Faller was appointed to the Finance Committee in October 2023 upon his election to the Board.

BOARD STRUCTURE

HII directors serve one-year terms. Accordingly, if elected, the terms of the 12 directors nominated to stand for election at our 2024 annual meeting will expire at our 2025 annual meeting of stockholders.

EXECUTIVE SESSIONS OF NON-EMPLOYEE DIRECTORS

In accordance with our Corporate Governance Guidelines, our directors, with no members of management present (including directors who are also officers of the company), have the opportunity to meet in executive session at each regularly scheduled Board meeting. In addition, our Corporate Governance Guidelines provide that at least one executive session of independent directors will be held each year. In 2023, all of our directors, other than our Chief Executive Officer, were independent under NYSE corporate governance listing standards. The independent directors met in executive session at all five regular Board meetings during the year. Our non-executive Chairman, Admiral Donald, presided over the executive sessions.

The Audit Committee meets at each of its regular meetings in separate executive sessions with management, with our independent auditor, with our Vice President of Internal Audit and with only committee members present. The Compensation Committee, the Cybersecurity Committee, the Governance and Policy Committee and the Finance Committee also meet in executive session on a routine basis, with only members of the committee and other attending Board members present.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board’s responsibilities include oversight of risk management, which includes overseeing our system of financial and operational internal controls, our compliance with applicable laws and regulations, data and cybersecurity risks and our processes for identifying, assessing and mitigating other significant risks that may affect HII. To discharge these responsibilities, the Board must understand the significant risks to which the company is subject. While risks are an inherent element of business operations and our business strategy creates risk, the Board understands it is neither possible nor prudent to eliminate all risk. Indeed, purposeful, appropriate and managed risk-taking is essential for HII to be competitive and profitable and successfully execute its business strategy. The Board’s risk management oversight objective is to confirm management is identifying and appropriately managing and mitigating our significant risks.

Management has implemented a robust enterprise risk management (“ERM”) program, which includes annual risk assessments, risk analyses, the development of risk plans for each enterprise risk, which include risk mitigation activities, risk monitoring for both existing and emerging risks and periodic reports on individual enterprise risks and ERM program activities to executive management and the Board. Our ERM process is managed by an Enterprise Risk Committee, comprised of management from across business units and programmatic and functional disciplines within the company. The

2024 Notice and Proxy Statement	23

Governance of the Company

Enterprise Risk Committee is responsible for overseeing the enterprise risk assessment process, overseeing development of, and monitoring, enterprise risk mitigation plans, assessing risk correlations, monitoring emerging and evolving risks and generating data and reports to facilitate management decision-making and the Board’s risk oversight function. While the Board and its committees oversee risk management, management is responsible for identifying, assessing, managing and mitigating risks.

The Board and its committees are responsible for understanding and evaluating HII’s ERM processes to determine whether they are achieving their objectives. Management briefs the Board on an annual basis on the company’s ERM program, which includes a report on the company’s annual enterprise risk assessment process, a review of the company’s latest roster of enterprise risks and assessments of the probabilities of such risks occurring and their potential severity, as well as assessments of management’s capability of mitigating individual enterprise risks. Management also briefs the Board or a Board committee on a periodic basis on individual significant risks, which includes a report from management’s risk owner and the related risk mitigation plan. Management seeks to brief the Board on each Tier 1 enterprise risk on an annual basis, except those Tier 1 risks that are relatively static (like the risk of hurricane impact and recovery), which are briefed on a biennial basis. The Board is updated on an interim basis on any changes to HII’s enterprise risk roster and any other material developments affecting the company’s ERM program.

The Governance and Policy Committee is responsible under its charter for developing and recommending to the full Board a regimen for the Board’s oversight of risk management and for monitoring the Board’s oversight of risk management. In connection with this responsibility, the Governance and Policy Committee evaluates the enterprise risk roster generated from the company’s enterprise risk assessment, allocates oversight responsibilities among the full Board and individual standing Board committees and develops a risk briefing schedule based upon management’s relative prioritization of enterprise risks.

Risks are inherent in the company’s operations and pursuit of its strategy, and oversight of risk management is a continuous process. The Board and its committees facilitate open communication between management and directors and foster an appropriate culture of integrity and risk awareness. The Board and its committees engage in communications throughout the year with management regarding enterprise risks, and directors are encouraged to communicate directly with senior management, which they do on a routine basis.

While the full Board has ultimate responsibility for the oversight of risk management, Board committees oversee certain individual enterprise risks relating to matters within the scopes of their respective responsibilities and report to the full Board with respect to this oversight. All five standing Board committees also oversee specific enterprise risks for which they have been assigned oversight

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responsibility. Board oversight of certain significant risks arising from the business and activities of HII is allocated generally among the Board and its committees as follows:

## BOARD OF DIRECTORS

The full Board oversees HII's enterprise risk management processes, and the Board exercises direct oversight of specific enterprise risks not delegated to one of its committees. The committees report to the full Board with updates on their respective areas of designated risk oversight responsibilities.

### AUDIT

Oversees:

- System of internal controls
- Integrity of financial statements
- Financial reporting process
- Internal and external audit function
- Legal risk
- Compliance program, including Code of Ethics and Business Conduct
- Policies and practices relating to corporate sustainability matters relative to environmental stewardship

### COMPENSATION

Oversees:

- Compensation principles and practices
- Process for identifying and mitigating compensation risks
- Executive management compensation
- Executive management succession planning
- Performance of CEO and other executive officers
- Enterprise risk associated with leadership development and skilled and diverse workforce development
- Policies and practices relating to HII's human capital management function

### FINANCE

Oversees:

- Financial policies and strategies
- Capital structure and financial position
- Strategic transactions
- Dividend policy and stock repurchase programs
- Significant capital expenditures
- Enterprise risks associated with:
  - supply chain management
  - contracting strategy and pricing discipline
  - achievement of post-transaction M&A objectives

### GOVERNANCE AND POLICY

Oversees:

- Governance risk, including board composition and governance practices
- Director succession planning
- Policies and practices regarding significant public policy and corporate citizenship and responsibility matters
- Policies and procedures relating to significant corporate sustainability matters other than human capital matters and energy management matters

### CYBERSECURITY

Oversees:

- The company's enterprise cybersecurity strategy and framework
- Significant cybersecurity incidents that occur
- Effectiveness of the company's cyber risk management and data security programs
- Effectiveness of the company's data breach incident response plan
- The company's information technology disaster recovery capabilities
- The company's assessment of cybersecurity threats and risk associated with the company's supply chain
- Enterprise risks associated with data and cybersecurity and information technology platforms

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Governance of the Company

BOARD AND COMMITTEE OVERSIGHT OF CYBERSECURITY

In response to the increasing risk exposure presented by data and cybersecurity, the Board formed a standing Cybersecurity Committee of the Board in 2019. The Board believes that dedication of a standing committee to cybersecurity facilitates a deeper Board understanding of HII’s data and cybersecurity risk exposure; the opportunity for committee members to have a deeper data and cybersecurity knowledge base; and closer Board oversight of HII’s management and mitigation of data and cybersecurity risks. In addition to the oversight responsibilities set forth in the table above, the Cybersecurity Committee participates with management periodically in a “tabletop” exercise to test HII’s cybersecurity incident response plan. The committee also meets jointly twice a year with management’s Executive Cybersecurity and IT Steering Committee.

BOARD AND COMMITTEE OVERSIGHT OF SUSTAINABILITY

In connection with HII’s appointment of a Chief Sustainability Officer and formalization of its sustainability program in 2022, the Board refined its oversight of the company’s sustainability program. The Board allocated oversight responsibility among the Board and several committees for each of HII’s nine sustainability focus areas identified through a materiality assessment. The Governance and Policy Committee retains general oversight responsibility for the overall sustainability program, as well as four focus areas: ethical conduct, community relations, employee health and safety and environmental compliance. The Compensation Committee has general oversight responsibility for human capital resources, including the specific sustainability focus areas of diversity and inclusion, and employee engagement. The Audit Committee has oversight responsibility for energy management, including greenhouse gas emissions, and the Cybersecurity Committee is responsible for overseeing cybersecurity. The full Board retains oversight responsibility for product safety and quality and supply chain management, which the Board already oversees as enterprise risks.

BOARD AND COMMITTEE EVALUATIONS

In accordance with our Corporate Governance Guidelines, the Board (under the oversight of the Governance and Policy Committee) conducts an annual evaluation of the performance of the full Board and delegates to the chairpersons of the individual Board committees the responsibility to conduct evaluations of the performance of the respective committees. The Board and committees utilize a mix of self-evaluation processes from year to year, ranging from written narrative responses to written questions regarding Board and committee matters to individual interviews with directors conducted by the Chairman of the Board and the respective committee chairpersons to director assessments of their fellow Board members. In 2023, the Board’s evaluation process included individual interviews by our Chairman with each Board member, each of whom was provided in advance with potential topics for discussion, and a subsequent Board-only meeting to review and discuss transcribed observations and thoughts from the individual interviews.

DIRECTOR EDUCATION

Our Corporate Governance Guidelines encourage all directors to periodically attend director continuing education programs, and the Board has adopted an informal policy encouraging each director to attend at least one external director education program on a biennial basis. We make available to the Board a roster of continuing director education programs offered by leading director education organizations, facilitate registrations for directors to attend such programs and reimburse directors for expenses incurred to attend such programs.

In addition to encouraging director attendance at external programs, the Board incorporates a “Board Development” topic into Board meeting agendas on a routine basis. The Board Development topics are generally presented by internal counsel, external counsel or other experts from outside the company.

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We track the education programs, both external and internal, that individual directors attend, and the Governance and Policy Committee reviews those reports on at least an annual basis.

POLICY AGAINST HEDGING AND PLEDGING COMPANY SECURITIES

Our insider trading policy prohibits Board members, all vice presidents, officers, director-level employees and certain other designated employees from engaging in any of the following transactions:

•	speculative transactions in company securities (including trades in puts, calls or other derivative securities or short sales of company securities),

•	holding company securities in a margin account or pledging company securities as collateral for a loan or other transaction, or

•	hedging transactions involving company securities (including zero cost collar transactions and forward sale contracts).

CODE OF ETHICS AND BUSINESS CONDUCT

Our Board of Directors has adopted a Code of Ethics and Business Conduct, which applies to our directors, officers and employees. This code identifies core values, standards and behaviors that guide our officers, directors and employees in the discharge of their duties and responsibilities on behalf of HII. The code also includes the commitments the company has made to its employees, customers, stockholders, communities and suppliers. The code addresses, among other matters, conflicts of interest, corporate opportunities, trading in company securities, political contributions and confidential information. Employees are required to report any conduct they believe in good faith is an actual or apparent violation of the code. The Code of Ethics and Business Conduct includes provisions applicable to our senior financial officers, as required by SEC rules.

Our Code of Ethics and Business Conduct is available on our website at www.hii.com and available in print to any stockholder requesting a copy. We post any amendments to our Code of Ethics and Business Conduct on our website and/or disclose the amendments in a filing with the SEC. If we waive a provision of the Code of Ethics and Business Conduct with respect to our chief executive officer, chief financial officer or principal accounting officer, we will post information about the waiver at the same location on our website.

MEETINGS AND ATTENDANCE

The Board held five meetings in 2023. All of the Board meetings included an executive session of independent directors. In addition, the Board held 27 committee meetings, comprised of six Audit Committee, five Compensation Committee, six Cybersecurity Committee, five Governance and Policy Committee and five Finance Committee meetings. Each director attended 75% or more of the meetings of the Board and the committees on which he or she served during 2023.

Our Corporate Governance Guidelines include an expectation that all directors will attend our annual meetings of stockholders. All of our directors who were directors or nominees at the time of the 2023 annual meeting of stockholders attended the annual meeting, except for Mr. Welch, who had a medical conflict.

INDEMNIFICATION

We indemnify our directors and our elected officers to the fullest extent permitted by law, so they can be free from undue concern about personal liability in connection with their service to HII. Our bylaws require this indemnification, and we have also entered into agreements with each director and elected officer contractually obligating us to provide this indemnification to him or her.

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Communications and Company Documents

We welcome communications from our stockholders and other stakeholders, and we make information important to our stockholders and other stakeholders available on our website. The following sections describe: how stockholders and other stakeholders can communicate with the Board; the information we make available to our stockholders and other stakeholders and where you can find that information; and the procedures that stockholders must follow to propose matters for consideration at our annual meetings or to nominate persons for election as directors at our annual meetings.

COMMUNICATIONS AND COMPANY DOCUMENTS

Stockholders and other stakeholders can communicate with the Board, our non-executive Chairman, our independent directors as a group, individual directors or any of the standing Board committees in care of the Corporate Secretary, Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. At the direction of the Board, all mail received may be opened and screened for security purposes.

Communications from stockholders and other stakeholders are distributed to the Board, the applicable Board committee or an individual director or directors, as appropriate, depending on the facts and circumstances of the communication. The Board has requested that certain items unrelated to the duties and responsibilities of the Board be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; and surveys. In addition, communications that are unduly hostile, threatening or similarly unsuitable will be excluded. Notwithstanding the foregoing, any communication will be made available to any director upon his or her request.

Our website contains our Restated Certificate of Incorporation, Certificates of Amendment of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, standing Board committee charters and Code of Ethics and Business Conduct. To view these documents, go to www.hii.com, click on “Investors,” the “Company” drop-down box and then “Corporate Governance.” We post any amendments to our Code of Ethics and Business Conduct on our website and/or disclose the amendments in a filing with the SEC. If we waive a provision of the Code of Ethics and Business Conduct with respect to our chief executive officer, chief financial officer or principal accounting officer, we will post information about the waiver at the same location on our website. To view our SEC filings and Forms 3, 4 and 5 filed by our directors and executive officers, go to www.hii.com, click on “Investors,” the “Financials” drop-down box and then “SEC Filings.”

We will promptly deliver free of charge to any requesting stockholder a copy of our Annual Report on Form 10-K for the year ended December 31, 2023 (without exhibits), Corporate Governance Guidelines, standing Board committee charters and Code of Ethics and Business Conduct. Requests should be directed to: Corporate Secretary, Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607.

You can also print copies of these documents from our website at www.hii.com. We include our website address in this proxy statement only as an inactive textual reference and do not intend it to be an active link to our website. The information on our website and the information contained or linked therein or otherwise connected thereto is not a part of or incorporated by reference into this proxy statement, regardless of any reference to such website in this proxy statement.

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Communications and Company Documents

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

Stockholders may present proposals for consideration at a future meeting of stockholders only if they comply with the requirements of the proxy rules established by the SEC and the requirements of our bylaws.

Under SEC Rule 14a-8, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2025 annual meeting of stockholders, the proposal must be received by us by November 19, 2024, at our principal executive offices located at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. The proposal should be sent to the attention of the Corporate Secretary.

Article II, Section 2.08 of our bylaws contains the procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders outside of SEC Rule 14a-8. Assuming that our 2025 annual meeting is held within 30 days before or after the anniversary of the 2024 annual meeting (May 1, 2024), we must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2025 annual meeting not less than 90 days nor more than 120 days in advance of the anniversary of the date on which we first mailed the proxy materials for our 2024 annual meeting (March 19, 2024), or between November 19, 2024 and December 19, 2024.

The notice must be submitted in writing to our principal executive offices located at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. The notice should be sent to the attention of the Corporate Secretary. Our bylaws specify the information that must be contained in the notice. Our bylaws are posted on our website, www.hii.com, and can be accessed by clicking “Investors,” the “Company” drop-down box and then “Corporate Governance.”

Article II, Section 2.15 of our bylaws contains the procedures eligible stockholders must follow to nominate persons for election as directors and to have those candidates included in our proxy materials (proxy access). Assuming that our 2025 annual meeting of stockholders is held within 30 days before or after the anniversary of the 2024 annual meeting (May 1, 2024), we must receive the notice of your intention to make a proxy access nomination not less than 120 days nor more than 150 days in advance of the anniversary of the date on which we first mailed the proxy materials for our 2024 annual meeting (March 19, 2024), or between October 20, 2024 and November 19, 2024.

2024 Notice and Proxy Statement	29

Sustainability

Our “MVP” Approach

At HII, our sustainability strategy is aligned with our mission and integrated into our business. Our mission is to deliver the world’s most powerful ships and all domain solutions in service of the nation, creating the advantage for our customers to protect peace and freedom around the world. Our mission requires relentless teamwork and an unwavering commitment to quality and performance with integrity.

What this means in a practical sense is that our decisions around sustainability must be grounded in our core, guiding principles. We call this set of guiding principles the corporate “MVP”: mission, values and purpose.

Our sustainability efforts at HII revolve around a firm conviction that our MVP-centric approach will provide the essential framework to support the long-term health of the planet, strengthen relationships with our employees and communities and generate policies that reflect good corporate citizenship. Perhaps most importantly, we believe the decisions that result from following the MVP approach will help us attract new talent to the company and spur business innovation and growth.

Formal Sustainability Governance Structure

Since we formally launched our sustainability program in March 2022, the governance of our sustainability program and initiatives has evolved into a tiered structure that starts at the top with oversight from the Board and its committees. The Board has allocated oversight responsibility among the Board and several committees for each of HII’s individual sustainability focus areas. See “Governance of the Company—Board and Committee Oversight of Sustainability.” Internal sustainability governance includes (i) leadership and direction from our Corporate Sustainability Committee and senior leadership, (ii) day-to-day management of specific sustainability initiatives and actions by a team of director-level subject matter experts, and (iii) execution and performance tracking by cross-divisional tiger teams. Our sustainability governance structure provides a comprehensive approach to HII’s evaluation of environmental, social and governance issues that intersect with our business. This structure also facilitates productive discussions that lead to goals and actions to address identified risks and opportunities.

Importantly, our sustainability strategy is optimized to yield long-term competitive advantages, create stockholder value and generate positive impacts for our people, communities, environment and facilities. To earn the trust of our stakeholders, we apply these principles in our formal frameworks, processes, company culture and daily actions.

Key Stakeholders

Our key stakeholders are our employees, customers, stockholders, communities and suppliers, and our commitment to key stakeholders is articulated in our sustainability strategy.

Employees – Today, HII is a global, all-domain defense provider with a contract backlog of more than $48 billion and approximately 44,000 employees. HII is committed to a values-driven culture of ethics that puts employees’ safety and well-being first. HII is committed to building a diverse and inclusive environment, offering opportunities for training and career growth, where the least empowered person in the room feels free to speak up. HII is committed to a safe and respectful culture for all employees, united in the company’s mission of service.

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Sustainability

Customers – HII supports its highly-valued and ever-growing customer base by seeking to ensure the company meets or exceeds customer interests, delivering quality products and services on time, and always fostering continuous improvement.

Stockholders – HII sustains long-term value and growth in the company through improved performance and intense focus on delivering excellent results.

Communities – HII strives to be an active, visible and positive corporate citizen in every community in which it does business, because its employees make up those communities.

Suppliers – HII engages with its suppliers in a transparent and respectful manner, recognizing that suppliers are an integral part the HII team—essential to the company’s ability to achieve its business objectives.

Sustainability Focus Areas

In 2022, we identified our initial sustainability focus areas through interviews, surveys and intensive document and resource reviews. We refer to this process as our “priority assessment.” From this process, the following sustainability focus areas emerged:

➣	Diversity and inclusion, including board of directors and workforce diversity, supplier diversity and company culture.

➣	Energy management, including the management of greenhouse gas (“GHG”) emissions, efficiencies focused on current energy use, renewable energy deployment and the types and ways that fuel is consumed.

➣

Supply chain management, including how HII engages with its suppliers through a Supplier Code of Conduct and supplier standards, supply chain transparency, risk assessments and audits, as well as how we maintain supply chain continuity and resiliency.

➣

Ethical conduct, including ethics guidelines and Code of Ethics and Business Conduct training, compliance with regulations and laws, grievance and whistleblower mechanisms, and anti-corruption, anti-bribery and anti-money laundering policies and risk analysis.

➣

Product quality and safety, including product lifecycle management, improper product usage, environmental impact considerations of products, efforts to ensure product safety, compliance with product safety laws and regulations and product end-of-life management.

➣

Cybersecurity, including cybersecurity investments, compliance, risk assessments and awareness (such as phishing, social engineering and advanced cyber tactics), as well as the company’s responses to cyber-attacks and degradation.

➣

Community relations, including how we engage with and support the communities in which we operate through employee volunteering, relationship-building with local communities, local economic impact, philanthropy, future workforce development and community education programming.

➣	Employee engagement, including company culture, employee turnover, recruitment and retention, compensation and benefits and employee satisfaction.

➣	Health and safety, including occupational health and safety initiatives, policies and training, as well as adherence to safety laws and regulations, health and wellness programs and workplace culture.

➣	Environmental compliance, including how HII supports and engages with its regulators, efforts to ensure compliance, and adherence to environmental laws and regulations.

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Sustainability

Sustainability Commitments

Based on our sustainability focus areas, in 2023 we made ten sustainability commitments to guide our future sustainability strategy. These commitments were developed by four teams of director-level subject matter experts from across our three divisions. The teams were charged with developing specific sustainability objectives that were consistent with HII’s business and sustainability strategy. In doing so, the teams considered the impact on stakeholders, impact on our business strategy, impact on HII’s operations, impact on HII’s customers and regulatory requirements. We look forward to sharing our progress on the following goals in our annual Sustainability Reports:

Supply Chain Management. By the end of 2025, (a) we will develop sustainability criteria and incorporate them into our Supplier Engagement Plan, and (b) in parallel, update our Supplier Code of Conduct to include a cross-reference to our Supplier Engagement Plan for sustainability.

We will conduct a current state analysis of supply chain risks, capabilities and processes in 2024. We will develop a roadmap by the end of 2025 that will enable us to significantly improve our ability to trace supply chain risks (e.g., countries of concern, conflict minerals, counterfeit parts, potential environmental/climate-risk disruptions, human capital and cybersecurity) by 2030 through enhanced supplier engagement and data tracking.

Employee Engagement. We will continue to drive increased employee engagement as measured by annual surveys to create value for HII.

Diversity and Inclusion. We are committed to good faith efforts to increase total representation of women and people of color across all levels of leadership in accordance with our annual affirmative action plan.

We are committed to increasing the hiring of veterans with a goal of veterans comprising 20% of HII’s overall workforce by 2030.

We are committed to a goal of increasing the percentage of interns and graduates recruited from Historically Black Colleges and Universities by 10% annually through 2030.

Community Relations. We will target 40% of our total giving to education by 2030 while also prioritizing the core areas of community and veterans and military.

We will make good faith efforts to increase the number of HII employee volunteers by 10% annually through 2030. Focusing on the crisis of health and hunger, HII and our employees will provide 100,000 meals annually to those in our communities facing food and nutrition insecurity.

Energy and GHG Management. By the end of 2024, we will develop a roadmap to exceed a 30% aggregate reduction in Scope 1 and 2 GHG emissions from our 2022 baseline GHG emissions. We have estimated our 2022 baseline of Scope 1 and 2 GHG emissions to be 323,113 metric tons of CO2eq.

How Sustainability Supports HII’s Commitment to Ethics and Integrity

HII’s sustainability strategy further enhances the company’s longstanding commitment to performing with integrity. HII’s award-winning ethics and compliance program seeks to ensure adequate controls are in place to reduce the opportunity for misconduct. Furthermore, HII is committed to working with suppliers who share the company’s values and conduct their business in a legal and ethical manner. HII expects its suppliers to comply with the company’s guidelines and Code of Ethics and Business Conduct, and suppliers are expected to comply with applicable laws and regulations, including those relating to labor and employment practices, health and safety, and environmental protection.

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Sustainability

HII uses the concept of “responsible sourcing” in supply chain management. This approach reflects HII’s voluntary commitment to account for social and environmental risks when managing relationships with its suppliers. When contracting with a supplier, HII is explicit in expressing its expectation that the supplier will comply with all applicable laws and regulations, specifically including labor and environmental laws. HII has implemented and maintains policies to address specific areas of supply chain risk, including: conflict minerals (HII’s policy mandates that supplier terms and conditions require suppliers to disclose information about any conflict minerals contained in components or items purchased by HII for inclusion in HII’s products sold to third parties, and ensures the collection and maintenance of product information from suppliers and vendors); human trafficking (HII recognizes slavery in the supply chain can take many forms, including human trafficking, child labor and debt bondage. It is HII policy to support unequivocally the elimination of human trafficking and slavery. HII is also committed to complying with the U.K. Modern Slavery Act of 2015 and the Australian Commonwealth Modern Slavery Act of 2018); and diversity of suppliers (HII uses best efforts to enhance subcontracting opportunities for specially defined classes of small business as subcontractors, in compliance with all laws and regulations, as stated in the Small Business Act, Federal Acquisition Regulations (FAR), Public Laws 95-507, 105-35, 106-50, and 15 U.S.C § 631, et. seq.).

Consistent with HII’s commitment to provide stakeholders with transparency into its sustainability objectives, performance and progress, HII’s 2023 Sustainability Update references to Global Reporting Initiative (“GRI”) Standards, including a GRI Standards Index, as well as the Sustainability Accounting Standards Board (SASB) Standard framework. Our 2024 Sustainability Report will expand our reporting of climate-related risks and opportunities by providing disclosures aligned with the globally-recognized Task Force on Climate-Related Financial Disclosures (TCFD) framework.

For more detailed information on HII’s sustainability program and HII’s Sustainability Reports and other sustainability-related resources, go to hii.com, click on “Investors”, then the “Company” drop-down box and then “Sustainability.”

2024 Notice and Proxy Statement	33

The Board of Directors

We believe the qualifications, skills, experience and attributes of our directors are consistent with our criteria for the selection of directors and that, collectively, our directors have functioned effectively overseeing management of HII over the last year.

Admiral Faller was elected by the Board on October 2, 2023. He was recommended as a candidate for director by a non-employee director. The remaining 11 directors nominated to stand for election at our 2024 annual meeting have served on the Board since our last annual meeting. All 12 director nominees, if elected, will serve one-year terms expiring at our 2025 annual meeting.

2024 DIRECTOR NOMINEES

AUGUSTUS L. COLLINS Chief Executive Officer of MINACT, Inc. Director since November 2016

Business Experience: General Collins has served as Chief Executive Officer of MINACT, Inc., a business management consulting firm, since September 2016. From January 2012 to August 2016, he was a Major General in the Mississippi National Guard, serving as Adjutant General of both the Mississippi Army National Guard and the Mississippi Air National Guard. From July 2010 to January 2012, General Collins served as Executive Vice President for Strategic Planning of MINACT. From August 2007 to July 2010, he served on Mississippi’s Workers’ Compensation Commission as the commission’s representative of labor. General Collins served more than 35 years in the U.S. Army and Mississippi National Guard, which included command of the 155th Brigade Combat Team of the Mississippi National Guard, deploying to Iraq, where he was responsible for security operations in the southern and western provinces.

Current Public Company Directorships: General Collins serves on the board of directors of Trustmark Corporation, a bank holding company, and is a member of its Audit Committee, Enterprise Risk Committee and Human Resources Committee.

Other Directorships and Memberships and Education: General Collins serves on the board of directors of MINACT, Inc., Trustmark National Bank, Mississippi Power Company, a subsidiary of Southern Company, an electric power distribution company, and Armed Forces Benefits Association 5Star Life Insurance. He also serves on the Friends of Mississippi Veterans, a nonprofit entity serving veterans in Mississippi. He is Past President of the University of Mississippi Alumni Association. General Collins received a B.S. in Business Administration from the University of Mississippi, an M.B.A. from Jackson State University and a Master’s Degree in strategic studies from the U.S. Army War College.

Experience, Qualifications, Attributes and Skills: We believe General Collins is qualified to serve as a director based upon his 35 years of senior military experience with the U.S. Army and Mississippi National Guard and his experience as a senior executive and now Chief Executive Officer of MINACT, Inc., a company that contracts with the U.S. government, as well as private sector customers.

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The Board of Directors

LEO P. DENAULT Retired Chairman and Chief Executive Officer of Entergy Corporation Director since December 2022

Business Experience: From February 2013 until November 2022, Mr. Denault served as Chairman of the Board and Chief Executive Officer of Entergy Corporation. From February 2004 until January 2013, he served as Executive Vice President and Chief Financial Officer of Entergy Corporation. Mr. Denault served as Vice President, Corporate Development for Entergy Corporation from March 1999 until February 2004. Prior to that, he was Vice President, Corporate Development for Cinergy Corporation (now Duke Energy), an energy company.

Other Directorships and Memberships and Education: Mr. Denault currently serves on the board of directors of Jobs for America’s Graduates. He received a B.S. from Ball State University and a M.B.A. from Indiana University.

Experience, Qualifications, Attributes and Skills: We believe Mr. Denault is qualified to serve as a director based upon his chief executive leadership of a Fortune 500 public company for nearly ten years, as well as his executive experience in the chief financial officer role and, before that, the corporate development role of the same company. We believe Mr. Denault’s multiple executive leadership roles in a public company will add valuable experience and skills to the Board. We also believe his public company chief financial officer experience is an asset in his service as the Audit Committee chairperson.

KIRKLAND H. DONALD Chairman of the Board of HII Director since January 2017

Business Experience: Admiral Donald has served as Chairman of the Board of HII since April 2020. Prior to serving as Chairman of the Board, he worked as a business consultant from October 2015. From June 2013 to October 2015, Admiral Donald served as Chief Operating Officer and then President and Chief Executive Officer of Systems Planning and Analysis, Inc., a technical professional services company. Prior to that, Admiral Donald served 37 years in the U.S. Navy, including in his last assignment, as Director, Naval Nuclear Propulsion Program from November 2004 to November 2012.

Current Public Company Directorships: Admiral Donald has served on the board of directors of Entergy Corporation since June 2013. He is Chairman of its Nuclear Committee and a member of its Finance Committee. He has also served on the board of directors of Centrus Energy Corporation, a nuclear energy company, since June 2021 and is a member of its Technology, Competition and Regulatory Committee, Audit and Finance Committee, and Compensation, Nominating and Governance Committee.

Other Directorships and Memberships and Education: Admiral Donald currently serves on the boards of directors of Battelle Memorial Institute, CyberCore Technologies, LLC, a secure supply chain solutions company, and the Naval Submarine League. He is also an outside director (on a “proxy” board) of Rolls-Royce North America and Sauer Compressors USA and a CFIUS security monitor for LANXESS Corporation, all of which are suppliers to HII. Admiral Donald is a graduate of the U.S. Naval Academy, holding a B.S. in Ocean Engineering. Admiral Donald also received an M.B.A. from the University of Phoenix and completed Harvard University’s John F. Kennedy School of Government Senior Executive Fellows Program. He holds the CERT certificate in cybersecurity oversight from Carnegie Mellon University.

Experience, Qualifications, Attributes and Skills: We believe Admiral Donald is qualified to serve as a director based upon his 37 years of senior military experience with the U.S. Navy, the last eight years of which he served as director of the naval nuclear propulsion program, his experience serving on the boards of directors of other public and private companies and his experience serving as a senior operating officer and chief executive officer of a private company that provides services primarily to the U.S. Department of Defense and U.S. Department of Homeland Security.

2024 Notice and Proxy Statement	35

The Board of Directors

CRAIG S. FALLER Advisor and Consultant; Retired Admiral, United States Navy

Business Experience: Admiral Faller retired from the United States Navy in October 2021. Since that time, he has served as a corporate director, advisor and consultant. From November 2018 until his retirement in October 2021, Admiral Faller commanded the United States Southern Command in Miami, Florida. From January 2017 until October 2018, he was the Senior Military Assistant to the Secretary of Defense. From June 2014 until January 2017, Admiral Faller served as Chief of Legislative Affairs, United States Navy. His prior experience includes command of two warships, an aircraft carrier strike group, command of the Navy’s 5,000 person recruiting organization, and Director of Operations for the United States Central Command. He is a nuclear trained surface warfare officer.

Other Directorships and Memberships and Education: Admiral Faller currently serves on the board of directors of Viken Detection and Sigma Defense Systems. He serves on the advisory boards of PayCargo and Excelerate Energy; as a trustee of the Center for Naval Analysis; on the Advisory Board of the Penn State Applied Research Laboratory; as a Distinguished Fellow at the Atlantic Council; as a Senior Fellow at the National Defense University; and as a Senior Fellow at Florida International University. Admiral Faller received a B.S. from the U.S. Naval Academy and a Masters in National Security Affairs from the Naval Postgraduate School.

Experience, Qualifications, Attributes and Skills: We believe Admiral Faller is qualified to serve as a director based upon his 38 years of senior military experience with our largest customer, the U.S. Navy, including his leadership experience serving as commander of one of the 11 Department of Defense unified combatant commands. We also believe his experience as Chief of Legislative Affairs for the U.S. Navy will provide the Board with valuable insights into the legislative process relative to federal funding HII’s defense programs.

VICTORIA D. HARKER Executive Vice President and Chief Financial Officer of Tegna, Inc. Director since August 2012

Business Experience: Ms. Harker has served as Executive Vice President and Chief Financial Officer of Tegna, Inc. (“Tegna”), a media company, since June 2015. She began serving in her current position when Tegna separated from Gannett Co., Inc. (“Gannett”). Prior to that and from July 2012, she served as Chief Financial Officer of Gannett. Ms. Harker served as Chief Financial Officer from 2006 to 2012 and as President of Global Business Services from 2011 to 2012 of The AES Corporation (“AES”), a multinational power company. Before joining AES, she was the acting Chief Financial Officer and Treasurer of MCI, Inc., a telecommunications company, from November 2002 through January 2006, and Chief Financial Officer of MCI Group, a unit of Worldcom, Inc., a communications company, from 1998 to 2002.

Current Public Company Directorships: Ms. Harker serves on the board of directors of Xylem, Inc. (formerly ITT Corporation), a global water infrastructure company, and as Chair of its Audit Committee and a member of its Nominating and Governance Committee.

Prior Public Company Directorships: Ms. Harker served on the board of directors and as a member of the Audit Committee of Stride, Inc., an education company, from 2020 to 2022. She served on the board of directors and as a member of the Finance and Audit Committees of the Board of Darden Restaurants, Inc. from 2009 to 2014.

Other Directorships and Memberships and Education: Ms. Harker is a member of the University of Virginia’s Board of Visitors, where she chairs the Finance Committee and serves as a member of the Executive Committee, the Special Committee on Governance and the Committee on the University of Virginia’s College at Wise. She is a trustee of the University of Virginia Alumni Association’s $250M Jefferson Trust and participates as an emeritus society member of the Board of Wolf Trap Foundation for the Performing Arts. Ms. Harker received a B.A. from the University of Virginia and an M.B.A. from American University.

Experience, Qualifications, Attributes and Skills: We believe Ms. Harker is qualified to serve as a director based upon the significant experience in business and finance she has accumulated serving as chief financial officer and in other senior management positions with large publicly traded companies, as well as her experience serving on boards and board committees of other publicly traded companies.

36	Huntington Ingalls Industries, Inc.

The Board of Directors

FRANK R. JIMENEZ General Counsel and Corporate Secretary of GE HealthCare Director since January 2022

Business Experience: Mr. Jimenez is General Counsel and Corporate Secretary of GE HealthCare, a medical device manufacturing and pharmaceuticals company. From April 2020 until he assumed his current position in February 2022, Mr. Jimenez served as Executive Vice President and General Counsel (April 2020 to December 2021) and Special Advisor to the Chairman and CEO (December 2021 to February 2022) of Raytheon Technologies Corporation. From January 2015 until its merger with United Technologies Corporation in April 2020, he served as Vice President, General Counsel and Corporate Secretary of Raytheon Company. From July 2012 until January 2015, Mr. Jimenez served as General Counsel, Secretary and Managing Director, Corporate Affairs of Bunge Limited. Previously, he served as Vice President and General Counsel of ITT Corporation and as Senior Vice President, General Counsel and Corporate Secretary of ITT’s spin-off, Xylem Inc.

In prior public service, Mr. Jimenez served as the 21st General Counsel of the Navy, Deputy General Counsel (Legal Counsel) for the U.S. Department of Defense, Principal Deputy General Counsel of the Navy, Chief of Staff at the U.S. Department of Housing and Urban Development for Secretary Mel Martinez, and Deputy Chief of Staff and Acting General Counsel for Florida Governor Jeb Bush. Before entering government service, Mr. Jimenez was a litigation partner at Steel Hector and Davis LLP (now Squire Patton Boggs LLP). He began his legal career with a clerkship in the chambers of Judge Pamela Ann Rymer of the U.S. Court of Appeals for the Ninth Circuit in Pasadena, California.

Other Directorships and Memberships and Education: Mr. Jimenez’s past and present civic service includes membership on the boards of the University of Miami, Equal Justice Works, the Pro Bono Partnership, the Atlantic Legal Foundation, the Columbia University Mailman School of Public Health, the Yale Law School Fund, the Yale Law School Association, the Yale Law School Center for the Study of Corporate Law, Pioneer Public Interest Law Center and the Miami Christian School.

Mr. Jimenez received a B.S. from the University of Miami and a J.D. from Yale Law School. He also received an M.B.A. in finance and strategic management from the University of Pennsylvania’s Wharton School and an M.A. in national security and strategic studies from the U.S. Naval War College, with an emphasis in the law of armed conflict. Mr. Jimenez is admitted to the bars of Florida, the District of Columbia, New York and the U.S. Supreme Court.

Experience, Qualifications, Attributes and Skills: We believe Mr. Jimenez is qualified to serve as a director based upon his experience as the most senior legal officer of one of the largest aerospace and defense companies in the United States, as well as the most senior legal officer of three other S&P 500 companies. We believe Mr. Jimenez will also add skills and experience to the Board as a result of his significant experience inside the federal government, including his service as General Counsel of the Navy, our largest customer, and Deputy General Counsel for the Department of Defense.

CHRISTOPHER D. KASTNER President and Chief Executive Officer of Huntington Ingalls Industries, Inc. Director since March 2022

Business Experience: Mr. Kastner was elected President and Chief Executive Officer of HII effective March 1, 2022. Prior to that, he was Executive Vice President and Chief Operating Officer from February 2021. In that role, he oversaw operations at HII’s three business segments and worked closely with segment management to drive execution on the company’s historic backlog. Mr. Kastner served as Executive Vice President and Chief Financial Officer from March 2016 to February 2021. In that role, he was responsible for directing the business strategy and processes in support of business growth and profitability goals. Mr. Kastner also had responsibility for corporate business management functions, including investor relations, treasury, internal audit, contracts, accounting, financial reporting, planning and analysis, rates and budgets and mergers and acquisitions. He also provided oversight for segment business management, contracts and estimating and pricing.

From August 2012 until he became Chief Financial Officer of HII, Mr. Kastner served as Corporate Vice President and General Manager, Corporate Development, responsible for strategy and development activities, including the development and integration of strategic planning efforts, as well as the analysis and entrance into new adjacent markets. Prior to that and from March 2011, he served as Vice President and Chief Financial Officer of our Ingalls Shipbuilding segment. Before that and from 2008, Mr. Kastner served as Vice President, Business Management and Chief Financial Officer of Northrop Grumman Shipbuilding, Gulf Coast, and served as Vice President, Contracts and Risk Management of Northrop Grumman Ship Systems from 2006 to 2008. Prior to that, he held several positions at other Northrop Grumman businesses, including Corporate Director of Strategic Transactions.

Other Directorships and Memberships and Education: Mr. Kastner holds a B.A. in Political Science from the University of California at Santa Barbara and an M.B.A. from Pepperdine University. He serves on the board of trustees of Eastern Virginia Medical School.

Experience, Qualifications, Attributes and Skills: We believe Mr. Kastner is qualified to serve as a director based upon his experience as HII’s Chief Operating Officer, Chief Financial Officer and head of corporate strategy and development, as well as his experience in operations at our Ingalls Shipbuilding segment and its predecessor company as Chief Financial Officer and, before that, Vice President, Contracts and Risk Management.

2024 Notice and Proxy Statement	37

The Board of Directors

ANASTASIA D. KELLY Senior Advisor to the Chair and Executive Director of Client Relations of DLA Piper Director since March 2011

Business Experience: Ms. Kelly has served as Senior Advisor to the Chair and Executive Director of Client Relations of DLA Piper, a law firm, since April 2020. Prior to that, Ms. Kelly served as Managing Partner of DLA Piper Americas from 2018, as Co-Managing Partner from 2013 to 2018 and as a partner since 2010. Prior to joining DLA Piper, Ms. Kelly was an executive officer of American International Group, Inc. from 2006 to 2010, serving as Executive Vice President and General Counsel from 2006 to January 2009 and as Vice Chairman until December 2009, positions for which she was responsible for addressing legal, regulatory, corporate governance and risk management issues. Prior to joining American International Group, Ms. Kelly was an executive and general counsel of several large, publicly traded companies, including MCI WorldCom, Inc., Sears, Roebuck and Co. and Fannie Mae.

Prior Public Company Directorships: Ms. Kelly served as a director and Chair of the Governance and Nominating Committee and a member of the Risk Committee of Owens- Illinois, Inc., the world’s largest manufacturer of glass containers, from 1992 until 2022.

Other Directorships and Memberships and Education: Ms. Kelly serves on the boards of numerous philanthropic organizations and serves as a director of George Washington University Medical Faculty Associates. She is also past Chair of Equal Justice Works and a former director of Lawyers for Children America. She was a director of Saxon Capital from 2005 to 2007. Ms. Kelly received a B.A., cum laude, from Trinity University DC and a J.D., magna cum laude, from The George Washington University Law School. She is a member of the Texas Bar and the District of Columbia Bar and a Fellow of the American Bar Foundation.

Experience, Qualifications, Attributes and Skills: We believe Ms. Kelly is qualified to serve as a director based upon her many years of experience as a senior executive and general counsel of several large, publicly traded companies, her experience as a director of another public company, and her varied business and legal experience.

TRACY B. MCKIBBEN Founder & Chief Executive Officer of MAC Energy Advisors LLC Director since December 2018

Business Experience: Ms. McKibben is the founder and has been the Chief Executive Officer since 2010 of MAC Energy Advisors LLC, an investment and consulting company that provides integrated energy solutions for investments and strategic opportunities across a global platform. She is an international energy and environmental technology expert with more than 20 years of experience in the energy sector, including alternative energy, renewable energy, green technology, water, energy efficiency and sustainability management. Prior to her current position, Ms. McKibben served as Managing Director and Head of Environmental Banking Strategy at Citicorp Global Markets from September 2007 to August 2009. Ms. McKibben served on the National Security Council at the White House from July 2003 to August 2007 as Director of European Economic Affairs and European Union Relations and as Acting Senior Director for European Affairs. Before joining the National Security Council, Ms. McKibben served in various senior advisory roles in the U.S. Department of Commerce from March 2001 to July 2003. Prior to her work in the public sector, she practiced law at Akin, Gump, Strauss & Feld LLP.

Current Public Company Directorships: Ms. McKibben serves on the board of directors of Ecolab Inc., a chemicals company, and serves as a member of its Audit Committee and Finance Committee.

Other Directorships and Memberships and Education: Ms. McKibben serves on the Board of Directors of United Services Automobile Association (USAA), a financial services company, where she serves on the Finance Committee, as the chair of the Audit Committee and on the Member and Technology Committee. She was also appointed to the Board of Governors of West Virginia State University. Ms. McKibben is a member of the Council on Foreign Relations. Ms. McKibben graduated from West Virginia State University and received a J.D. from Harvard Law School.

Experience, Qualifications, Attributes and Skills: We believe Ms. McKibben is qualified to serve as a director based upon her experience as the founder and Chief Executive Officer of an investment and consulting company operating in the energy market and her senior leadership experience at a leading investment banking firm, as well as her experience in senior leadership positions in a presidential administration. We also believe Ms. McKibben’s experience serving on the boards of directors of other public companies and serving as a member of the audit committee and finance committee of other public company boards complements her qualifications to serve on our Board.

38	Huntington Ingalls Industries, Inc.

The Board of Directors

STEPHANIE L. O’SULLIVAN Independent Business Consultant Director since January 2021

Business Experience: Ms. O’Sullivan has served as an independent business consultant since January 2017. Prior to serving as an independent business consultant, Ms. O’Sullivan served as Principal Deputy Director of the Office of National Intelligence from February 2011 until January 2017. In that position, she assisted the Director of National Intelligence in the management of day-to-day operations of the intelligence community. From December 2009 until February 2011, Ms. O’Sullivan served as the Associate Deputy Director of the Central Intelligence Agency. Prior to that appointment, she held several management positions in the agency’s Directorate of Science and Technology, working to develop and deploy innovative technology in support of intelligence collection and analysis.

Other Directorships and Memberships and Education: Ms. O’Sullivan currently serves on the boards of directors of Battelle Memorial Institute, HRL Laboratories (formerly Hughes Research Laboratories) and Accenture Federal Services (proxy board) and on the board of trustees of IQT (In-Q-Tel). She has also served on the boards of The Aerospace Corporation and the CIA Officers Memorial Fund and on advisory boards at Google, Adobe, Oak Ridge National Laboratory, Noblis, Peraton and Booz Allen Hamilton. Ms. O’Sullivan has been an adjunct faculty member at Georgetown University’s Center for Security and Emerging Technology and continues to support study activities for the Department of Defense, Office of the Director of National Intelligence and the CIA. She was elected a member of the National Academy of Engineering in 2019. Ms. Sullivan received a B.S. in Civil Engineering from Missouri Science and Technology University.

Experience, Qualifications, Attributes and Skills: We believe Ms. O’Sullivan is qualified to serve as a director based upon her extensive experience with our primary customer as a long-served senior civilian in the U.S. government and her highly successful career culminating in assignments in the most senior levels of government. We believe she also adds to the Board broad experience in the fields of command, control and intelligence for the U.S. government, which are areas of importance to our Defense and Federal Solutions business unit in our growing Technical Solutions business segment. In addition, Ms. O’Sullivan is a demonstrated governance professional based upon her experience in the board environment of private organizations.

THOMAS C. SCHIEVELBEIN Retired Chairman, President and Chief Executive Officer of The Brink’s Company Director since March 2011

Business Experience: Mr. Schievelbein served as Chairman, President and Chief Executive Officer of The Brink’s Company, a security company, from June 2012 until his retirement in May 2016. He served as President of Northrop Grumman Newport News and was a member of the Northrop Grumman Corporate Policy Council from November 2001 until November 2004. Mr. Schievelbein served as Chief Operating Officer of Newport News Shipbuilding Inc. from 1995 until 2001 and was responsible for the design, construction and maintenance of nuclear-powered aircraft carriers and submarines. His experience includes the Virginia-class submarine program, CVN-76, CVN-77 and CVN-21 aircraft carrier programs, aircraft carrier overhaul and refueling, submarine fleet maintenance, commercial and naval ship repair and business development.

Current Public Company Directorships: Mr. Schievelbein has served on the board of directors of New York Life Insurance Co. since 2006 and currently serves as the Lead Director, as well as a member of the Compensation Committee, the Investment Committee and the Governance and Policy Committee.

Prior Public Company Directorships: Mr. Schievelbein previously served on the board of directors of The Brink’s Company from March 2009 until his retirement in May 2016, serving as Chairman of that board from June 2012. Before serving as Chairman, he served as a member of its Audit and Compensation Committees. Mr. Schievelbein served on the board of directors of McDermott International Inc., an engineering company, from 2004 to 2012.

Other Directorships and Memberships and Education: Mr. Schievelbein is a past member of the Secretary of the Navy’s Advisory Panel and was a director of the U.S. Naval Academy Foundation from 2004 through 2012. He received a B.S. in Marine Engineering from the U.S. Naval Academy and a Master’s Degree in Nuclear Engineering from the University of Virginia.

Experience, Qualifications, Attributes and Skills: We believe Mr. Schievelbein is qualified to serve as a director based upon his experience as the President and Chief Operating Officer of Northrop Grumman Newport News and Chief Operating Officer of Newport News Shipbuilding Inc., his prior experience as Chairman, President and Chief Executive Officer of a public company and his experience serving as a director of other public companies.

2024 Notice and Proxy Statement	39

The Board of Directors

JOHN K. WELCH Retired President and Chief Executive Officer of Centrus Energy Corp. (formerly USEC Inc.) Director since February 2015

Business Experience: Mr. Welch served as President and Chief Executive Officer of Centrus Energy Corp. (formerly USEC Inc.) from October 2005 until his retirement in October 2014. He was previously a senior executive with General Dynamics Corporation, retiring from the company in 2003 as Executive Vice President for the Marine Systems Group, which included Bath Iron Works, Electric Boat and National Steel and Shipbuilding Company (NASSCO). During his career with General Dynamics, which began in 1989, Mr. Welch also served as President of Electric Boat, Vice President of Programs for Electric Boat, with responsibility for new construction, overhaul and repair programs, material acquisition and information technology, and Vice President for Program Development at Electric Boat, with responsibility for strategic planning, program and product marketing and high-technology program acquisition and management. Mr. Welch served over seven years on active duty with the U.S. Navy as a nuclear submarine officer and retired from the Naval Reserve.

Prior Public Company Directorships: Mr. Welch served on the board of directors of Centrus Energy Corp. and its predecessor, USEC Inc., from 2005 until 2013.

Other Directorships and Memberships and Education: Mr. Welch is retired Chairman of the Board of Battelle Memorial Institute and serves on the boards of Novawall Systems Incorporated and Mount St. Joseph High School. He is the Chairman of the Board for Ocean Reef Community Association. Mr. Welch received a B.S. in Aerospace Engineering from the U.S. Naval Academy, a Master’s Degree in Aeronautical Engineering from the Naval Postgraduate School and an M.B.A. from Loyola College.

Experience, Qualifications, Attributes and Skills: We believe Mr. Welch is qualified to serve as a director based upon his senior executive experience at other public companies in the shipbuilding and energy markets, including his experience as executive vice president of the primary competitor to our core shipbuilding business. Mr. Welch also brings experience as a director of other public and private companies and not-for-profit entities.

40	Huntington Ingalls Industries, Inc.

Director Compensation

Compensation elements for the non-employee members of our Board of Directors are designed to:

•	promote alignment with long-term stockholder interests;

•	enable us to attract and retain outstanding directors who meet the criteria described under “Governance of the Company” above;

•	recognize the substantial time commitments necessary to oversee HII’s business; and

•	support the independence of thought and action expected of directors.

Non-employee director compensation is evaluated annually by the Compensation Committee, which makes recommendations to the full Board for consideration and approval. In 2023, the Compensation Committee’s independent compensation consultant, Exequity LLP (“Exequity”), conducted an assessment of the competitive market with respect to outside director compensation. Exequity’s assessment considered the following director compensation elements: board-related pay, committee-related pay, equity pay, total director compensation and chairman of the board compensation. Based upon an analysis of the 15 companies that comprise the peer group for our 2023 NEO compensation analysis, as well as summary data from the S&P 500 Index, Exequity concluded that the annual cash component and the equity component of HII’s outside director total compensation trailed the median of our peer group and the S&P 500 Index. To address its determination, Exequity proposed increasing the annual cash retainer for non-employee Board members from $100,000 to $120,000 and the annual equity award for non-employee Board members from $160,000 to $165,000. The Compensation Committee accepted Exequity’s recommendation and recommended that the Board approve an amended and restated directors’ compensation policy reflecting the cash compensation and equity award increases, which the Board approved. The changes to non-employee director compensation became effective January 1, 2024, and the following section sets forth director compensation under the amended and restated policy.

DIRECTOR COMPENSATION PROGRAM

Our director compensation program for non-employee directors is comprised of both cash retainers and equity awards in the form of either restricted stock units or shares of our common stock, in each case granted under our 2022 Long-Term Incentive Stock Plan.

2024 Notice and Proxy Statement	41

Director Compensation

The following table sets forth the annual cash retainers for the non-employee members of our Board:

Annual Cash Retainer*
Non-employee Directors	$120,000
Non-Executive Chairman of the Board	$350,000
Chairpersons of our Standing Board Committees
Audit	$25,000
Compensation	$20,000
Cybersecurity	$20,000
Governance and Policy	$20,000
Finance	$20,000
Other Members of our Standing Board Committees
Audit	$17,500
Compensation	$7,500
Cybersecurity	$7,500
Governance and Policy	$7,500
Finance	$7,500

*	Cash retainers are paid on a quarterly basis at the end of each quarter in arrears.

Non-employee directors may elect to receive their annual cash retainers in the form of stock units payable upon termination of the director’s board service. Non-employee directors who elect to receive their annual cash retainers in the form of stock units and own shares of our common stock having a value of at least five times the director’s annual cash retainer may elect to receive for the following calendar year either shares of our common stock, or stock units that are payable in the fifth calendar year after the year in which the stock units are earned (or, if earlier, upon termination of the director’s board service). The common stock or stock units are fully vested on the date of grant.

Non-employee directors also receive an annual equity award of restricted stock units or shares of our common stock, valued at $165,000. On the first trading day of each quarter, each non-employee director is granted a number of restricted stock units or shares determined by dividing $41,250 by the per share closing price of our common stock on the NYSE on the date of grant, rounded down to the nearest whole unit or share.

Restricted stock unit awards are fully vested at date of grant but do not generally become payable until 30 days following the date a non-employee director ceases to serve on the Board. Non-employee directors receive dividend equivalents on their outstanding and unpaid restricted stock units. Dividend equivalents are paid in the form of a credit of additional restricted stock units and are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

If a non-employee director owns shares of our common stock having a value of at least five times the director’s annual cash retainer, the director may elect to receive his or her annual equity award in the form of either shares of our common stock, or stock units that are payable in the fifth calendar year after the year in which the annual equity award is earned (or, if earlier, upon termination of the director’s board service). The common stock or stock units are fully vested on the date of grant.

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Director Compensation

2023 DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation for the year ended December 31, 2023, of our non-employee directors who served during any part of 2023. The only employee member of the Board (our CEO) received no additional compensation for his service on the Board.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)(2)	Total ($)

Augustus L. Collins	—	(3)	284,167	(4)	1,741	285,908

Leo P. Denault	—	(3)	288,963	(5)	—	288,963

Kirkland H. Donald	350,000		159,680		—	509,680

Craig S. Faller	31,250		39,837		—	71,087

Victoria D. Harker	127,500		159,680		—	287,180

Frank R. Jimenez	115,000		159,680		—	274,680

Anastasia D. Kelly	115,000		159,680		—	274,680

Tracy B. McKibben	115,000		159,680		—	274,680

Stephanie L. O’Sullivan	127,500		159,680		—	287,180

Thomas C. Schievelbein	137,500		159,680		—	297,180

John K. Welch	137,500		159,680		—	297,180

Stephen R. Wilson	44,773		79,880		—	124,653

(1)

The values for stock awards represent the grant date fair values of restricted stock units or shares of common stock granted in 2023, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 18 of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. As of December 31, 2023, our non-employee directors held the following number of restricted stock units: Collins—8,173, Denault—1,333, Donald—4,921, Faller—198, Harker—7,419, Jimenez—1,542, Kelly—16,990, McKibben—3,747, O’Sullivan—2,254, Schievelbein—20,427 and Welch—5,843; and the following number of shares of common stock: Harker—3,166, Kelly—914, Schievelbein—5,847 and Welch—1,545.

(2)	Represents value of spousal travel to board- or company-related events.

(3)	Gen. Collins and Mr. Denault elected to receive their 2023 cash retainers in the form of stock units.

(4)	$124,487 of this amount represents stock units issued in lieu of 2023 cash retainers.

(5)	$129,283 of this amount represents stock units issued in lieu of 2023 cash retainers.

2024 Notice and Proxy Statement	43

Executive Compensation

INTRODUCTION

This section provides information about our executive compensation program with respect to the 2023 compensation of our Principal Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers in 2023 (our “NEOs”). This section includes biographies of our NEOs, the Compensation Discussion and Analysis, which explains how and why the Compensation Committee made its compensation decisions for the NEOs, the Report of our Compensation Committee, and the detailed executive compensation tables required by the SEC, with related narrative disclosure.

NAMED EXECUTIVE OFFICER BIOGRAPHIES

The following biographies provide information regarding the experience and education of our NEOs.

Christopher D. Kastner, President and Chief Executive Officer

Mr. Kastner, age 60, was elected President and Chief Executive Officer, effective March 1, 2022, after serving as Executive Vice President and Chief Operating Officer beginning February 2021. As Chief Operating Officer, Mr. Kastner oversaw HII’s three operating segments and worked closely with the segment presidents to drive execution on HII’s historic backlog. Prior to serving as Chief Operating Officer, he served as Executive Vice President and Chief Financial Officer from March 2016. In that role, Mr. Kastner was responsible for directing the business strategy and processes in support of business growth and profitability goals. He also had responsibility for corporate business management functions, including investor relations, treasury, internal audit, contracts, accounting, financial reporting, planning and analysis, rates and budgets and mergers and acquisitions. Mr. Kastner also provided oversight for segment business management, contracts and estimating and pricing.

From August 2012 until he became Chief Financial Officer of HII, Mr. Kastner served as Corporate Vice President and General Manager, Corporate Development, responsible for strategy and development activities, including the development and integration of strategic planning efforts, as well as the analysis and entrance into new adjacent markets. Prior to that and from March 2011, he served as Vice President and Chief Financial Officer of our Ingalls Shipbuilding segment. Before that and from 2008, Mr. Kastner served as Vice President, Business Management and Chief Financial Officer of Northrop Grumman Shipbuilding, Gulf Coast, and served as Vice President, Contracts and Risk Management of Northrop Grumman Ship Systems from 2006 to 2008. Prior to that, he held several positions at other Northrop Grumman businesses, including Corporate Director of Strategic Transactions.

Mr. Kastner holds a B.A. in Political Science from the University of California at Santa Barbara and an M.B.A. from Pepperdine University. He serves on the board of directors of WHRO, the only public broadcasting station in the United States owned by a collaboration of 19 local public school districts, and on the board of trustees for Eastern Virginia Medical School.

Thomas E. Stiehle, Executive Vice President and Chief Financial Officer

Mr. Stiehle, age 58, was elected Executive Vice President and Chief Financial Officer effective February 2021. In this role, he is responsible for directing HII’s processes in support of business growth and profitability goals. Mr. Stiehle also has responsibility for corporate business management functions, including investor relations, treasury, internal audit, contracts, accounting, financial reporting, planning and analysis, rates and budgets and mergers and acquisitions.

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Executive Compensation

From October 2012 until Mr. Stiehle assumed his current position, he served as Vice President and Chief Financial Officer of our Ingalls Shipbuilding segment. Prior to that, he served as Vice President, Contracts and Pricing, for Ingalls Shipbuilding. Prior to joining HII in 2011, Mr. Stiehle worked for Northrop Grumman, Aerospace Sector, for 24 years. He holds a B.S. in Mechanical Engineering from Hofstra University, an M.B.A. from Adelphi University and a Master’s Degree in Acquisition and Contract Management from Florida Institute of Technology.

Chad N. Boudreaux, Executive Vice President and Chief Legal Officer

Mr. Boudreaux, age 50, was appointed Executive Vice President and Chief Legal Officer effective April 2020. In this position, he has overall leadership responsibility for our law department and outside counsel, which provide a broad range of legal advice and support for our business activities, including corporate governance matters, compliance, litigation management, and mergers and acquisitions. Prior to his current position, Mr. Boudreaux managed our litigation docket and oversaw our nationally recognized compliance program as our first chief compliance officer. He joined HII in 2011 as Corporate Vice President for Litigation, Investigations and Compliance.

Before joining HII, Mr. Boudreaux practiced law at Baker Botts LLP, where he established the law firm’s Global Security and Corporate Risk Counseling practice group. Prior to that, he held various high-ranking positions in the U.S. government, including deputy chief of staff of the U.S. Department of Homeland Security and leadership positions at the U.S. Department of Justice. Mr. Boudreaux earned a B.A. from Baylor University and a J.D. from the University of Memphis School of Law. He is a recipient of the U.S. Justice Department’s Special Commendation for Outstanding Service for his work on high-stakes litigation for the United States.

Edgar A. Green III, Executive Vice President and President, Mission Technologies

Mr. Green, age 58, has served as Executive Vice President and President, Mission Technologies since December 2016.

Prior to his current position and from January 2015, Mr. Green served as Corporate Vice President, Corporate Development. From January 2013 to January 2015, he served as Vice President, Component Manufacturing, for Newport News Shipbuilding, and, from March 2011 to January 2013, he served as Corporate Vice President, Investor Relations, of HII. Prior to joining HII in 2011, Mr. Green served as Vice President of Investor Relations at Celanese Corp. Before that he was a Managing Director and research analyst at Wells Fargo Securities, where he covered the defense and aerospace industry, and a manufacturing plant engineer and maintenance manager at Eaton Corp.’s Truck Components Division. Mr. Green served as a U.S. Navy nuclear submarine officer on board USS Tecumseh (SSBN-628). He holds a B.S. in Systems Engineering from the U.S. Naval Academy and an M.B.A. from Duke University.

Kara R. Wilkinson, Executive Vice President and President, Ingalls Shipbuilding

Ms. Wilkinson, age 49, has served as Executive Vice President and President, Ingalls Shipbuilding, since April 1, 2021.

From May 2016 until she assumed her current position, Ms. Wilkinson served as Vice President of Program Management at Ingalls Shipbuilding. Prior to that, she held positions on the waterfront in Program Management within the LPD Program Office. Before this role, Ms. Wilkinson held positions within both Operations and Engineering, as well as a supporting role to Business Development at Ingalls Shipbuilding, after beginning her career with the company in 1996 as an associate naval architect.

Ms. Wilkinson holds a B.S. in Naval Architecture and Marine Engineering from the University of Michigan and an M.B.A. from Temple University.

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Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relevant to understanding the 2023 compensation of our Named Executive Officers.

HII is a global, all-domain defense partner, building and delivering the world’s most powerful, survivable naval ships and technologies that safeguard America’s seas, sky, land, space and cyber. For more than a century, HII’s Newport News Shipbuilding segment in Virginia and Ingalls Shipbuilding segment in Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder, making HII America’s largest shipbuilder. Our Mission Technologies segment develops integrated technology solutions and products that enable today’s connected, all domain force. Headquartered in Newport News, Virginia, HII employs approximately 44,000 people domestically and internationally. The goal of our executive compensation program is to support a pay-for-performance culture by implementing compensation programs that are market competitive, customer-focused and fair to our stockholders.

Our 2023 NEOs are:

• Christopher D. Kastner	President and Chief Executive Officer
• Thomas E. Stiehle	Executive Vice President and Chief Financial Officer
• Chad N. Boudreaux	Executive Vice President and Chief Legal Officer
• Edgar A. Green III	Executive Vice President and President, Mission Technologies
• Kara R. Wilkinson	Executive Vice President and President, Ingalls Shipbuilding

Executive Summary

Our executive compensation program and practices are described in detail over the following pages. We have designed our executive compensation program to attract, motivate and retain highly qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. The fundamental philosophy of our executive compensation program, set by the Compensation Committee of the Board, is pay for performance. We have also designed our compensation program to balance performance-based compensation over the short-term and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk-taking behaviors.

The pay-for-performance philosophy of our executive compensation program is demonstrated by the compensation mix of our NEOs. Of the three primary elements of total direct compensation, our executive compensation is heavily weighted toward the variable, performance-based elements, and toward the long-term and equity-based elements, as reflected in the following charts, which set forth

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the percentage of total compensation corresponding to each compensation element received by our CEO and by our other NEOs collectively in 2023.

CEO[1]	Other NEOs[2]

(1)	Total direct compensation does not include perquisites and other benefits.
(2)	Chart reflects average allocation for the NEOs other than our CEO. Total direct compensation does not include perquisites and other benefits.

87% of Mr. Kastner’s total direct compensation in 2023 was directly linked to our performance through his annual and long-term incentive awards. An average of 84% of the total direct compensation of our other NEOs was comprised of performance-based incentive awards.

Our underlying philosophy of pay for performance incentivizes our constant focus on achieving our financial, operational and strategic goals. Above all, these goals are customer-focused, rewarding safety, quality, cost and schedule performance, and stockholder-friendly, rewarding consistent achievement of strong financial results and creation of long-term sustainable stockholder value.

2023 Business Highlights

2023 was a strong year for HII. Ingalls Shipbuilding delivered the first Flight III guided missile destroyer USS Jack H. Lucas (DDG 125) to the U.S. Navy, as well as national security cutter Calhoun (NSC 10) to the U.S. Coast Guard. Newport News Shipbuilding re-delivered USS George Washington (CVN 73), after completing its refueling and complex overhaul, and the team is continuing to progress in the test program for the next-in-class carrier John F. Kennedy (CVN 79). Mission Technologies generated record revenue growth in 2023 and booked new and recompete contract awards with nearly $6 billion in total contract value. HII achieved significant milestones on our programs and continued making meaningful contributions to United States national security, while continuing to manage through labor market challenges, inflation and continuing supply chain pressures.

Our financial achievements in 2023 included:

•	$12.5 billion in new contract awards, bringing total backlog at year-end to $48.1 billion

•	Record revenues of $11.5 billion, a 7.3% increase over the prior year, including a 13% increase at Mission Technologies

•	Operating income of $781 million, 38.2% higher than 2022

•	$17.07 diluted earnings per share, compared to $14.44 diluted earnings per share the prior year

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Executive Compensation

•	Strong free cash flow* of $692 million, 40.1% higher than 2022

•	$75 million of common stock repurchases and quarterly cash dividend increase of 4.8% to $1.30 per share in the fourth quarter

•	Repaying $400 million aggregate principal amount of senior notes in August 2023

•	Aggressively prepaying debt and achieving leverage goals

Our operational achievements in 2023 included:

Ingalls Shipbuilding

•	Receiving a $1.3 billion detail design and construction contract for LPD 32 (unnamed)

•	Receiving a $10.5 million modernization planning contract for guided missile destroyers USS Zumwalt (DDG 1000) and USS Michael Monsoor (DDG 1001)

•	Completing sea trials and delivering guided missile destroyer Jack H. Lucas (DDG 125)

•	Completing acceptance and sea trials and delivering National Security Cutter Calhoun (NSC 10)

•	Authenticating the keel of Pittsburgh (LPD 31)

•	Launching and christening amphibious assault ship Bougainville (LHA 8)

•	Authenticating the keel of amphibious assault ship Fallujah (LHA 9)

•	Launching and christening guided missile destroyer Ted Stevens (DDG 128)

•	Receiving a $155 million contract for the modernization of USS Zumwalt (DDG 1000)

•	Receiving a funded award for the construction of Arleigh Burke class (DDG 51) destroyers

Newport News Shipbuilding

•	Breaking ground on a new multi-class submarine production facility to support the construction and delivery of Columbia-class and Virginia-class submarines

•	Re-delivering USS George Washington (CVN 73)

•	Christening Virginia-class submarine Massachusetts (SSN 798)

•	Receiving a $393 million contract modification for John F. Kennedy (CVN 79)

•	Receiving a $568 million subcontract modification to provide long-lead-time material and advance construction activities for Columbia-class submarines

•	Receiving a $305 million contract modification for long-lead-time material for two additional Block V Virginia-class submarines

•	Authenticating the keel of Virginia-class submarine Oklahoma (SSN 802)

•	Reaching pressure hull complete on Virginia-class submarine Arkansas (SSN 800)

*	Non-GAAP financial measure. See Annex A for definition and reconciliation to comparable GAAP financial measures.

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•	Receiving a $528 million contract to support maintenance of nuclear-powered aircraft carriers ported in San Diego

Mission Technologies

•	Receiving a $1.3 billion task order for U.S. Africa Command (USAFRICOM) Personnel Recovery Enterprise Services and Solutions (PRESS)

•	Receiving a $242 million contract to provide shore-based training, engineering and development support for the U.S. Navy

•	Receiving a $41 million task order to provide integrated training systems installation and sustainment for the U.S. Navy

•	Receiving a $1.4 billion joint network engineering and emerging operations task order

•	Receiving a $347 million contract for Lionfish Small Unmanned Undersea Vehicle

•	Receiving a $244 million task order to integrate Minotaur software products into maritime platforms

Commitment to Compensation Best Practices

We highlight below certain executive compensation practices we have implemented to drive performance, as well as certain practices we have avoided as not supportive of the long-term interests of our customers or stockholders.

WHAT WE DO

Consideration of Annual “Say-on-Pay” Advisory Vote	The Compensation Committee considers the results of the annual stockholder “Say-on-Pay” advisory vote on executive compensation.

Pay for Performance

Our executive compensation program is heavily weighted toward variable, performance-based elements, and toward long-term and equity-based elements. Variable compensation is tied to the achievement of performance goals and includes annual cash incentive awards and long-term restricted performance stock rights, which are described in detail in this CD&A.

Compensation Risk Assessment

We assess the risk of our compensation programs on an annual basis both internally and with the engagement of the Compensation Committee’s independent compensation consultant. The Compensation Committee agreed with the consultant’s report that there was no undue risk associated with the design or delivery of the programs in 2023.

Dodd-Frank Compensation Recovery Policy

Our Dodd-Frank Compensation Recovery Policy requires us to recover erroneously awarded “incentive compensation” received by certain current or former executive officers or vice presidents of the company.

Targeted Compensation Benchmarking	HII is a unique business with few direct competitors. The Compensation Committee therefore strikes a balance between internal equity and external benchmarking when setting executive pay levels.

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Executive Compensation

WHAT WE DO

Independent Compensation Consultant

The Compensation Committee engages an independent compensation consultant to assess the market for the determination of our executive compensation elements and performance targets on an annual and ongoing basis.

Executive Stock Ownership Guidelines

Our stock ownership guidelines provide that each NEO must own a multiple of his or her annual base salary in our common stock, and we have instituted holding requirements prohibiting our NEOs from selling HII common stock received as compensation until their stock ownership requirements have been met.

Incorporation of Director Stock Ownership in Director Compensation Plan

Although our directors do not have specific stock ownership requirements, the restricted stock units our non-employee directors receive do not become payable until a director ceases to serve on the Board. Non-employee directors who own shares of our common stock having a value of at least five times the amount of their annual cash retainer may elect, on an annual basis, to receive their annual equity award directly in shares of our common stock or stock units that are payable in the fifth calendar year after the year in which the annual equity award is earned (or, if earlier, upon termination of the director’s board service). In addition, non-employee directors may elect to receive their annual cash retainers in the form of stock units or, in the case of directors who own shares of common stock having a value of at least five times the amount of their annual cash retainer, common stock or stock units that are payable in the fifth calendar year after the year in which the annual cash retainer is earned (or, if earlier, upon termination of the director’s board service).

WHAT WE DON’T DO

No Employment Agreements for Executives

None of our NEOs have employment agreements, so each NEO is employed by the company “at will.” We maintain a severance plan that provides for the payment of severance benefits in limited termination circumstances.

No Change-in-Control Agreements for Executives

We have no change-in-control agreements or related executive tax gross-up benefits. The only change-in-control provision in our compensation plans, which applies to all employees who hold equity awards, is the possible acceleration of equity vesting in certain limited circumstances within the parameters of a change-in-control transaction, as defined in the related plans.

No Hedging or Pledging by Officers or Directors

Officers, directors and certain other employees are prohibited from engaging in speculative transactions in our securities, pledging our securities as collateral for a loan or other transaction or engaging in any hedging transactions involving our securities.

No Dividends or Dividend Equivalents on Unearned Restricted Performance Stock Rights (RPSRs) or Restricted Stock Rights (RSRs)

No dividends or dividend equivalents are paid out on restricted performance stock rights or restricted stock rights during the performance period. Dividend equivalent units are paid only at the time and to the extent that the underlying shares vest and are paid.

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Executive Compensation Principles

The Compensation Committee of the Board (which we refer to as the “Committee” in this CD&A) is comprised exclusively of independent directors, as determined under NYSE corporate governance listing standards, including the enhanced independence standards applicable to members of the Committee. The Committee oversees all of our compensation and benefit programs that affect our NEOs, as well as other officers elected by the Board. The Committee also provides strategic direction for our overall compensation and benefits structure and oversees CEO and executive officer succession plans. In conducting oversight of our compensation and benefit programs, the Committee is guided by the following compensation principles approved by the Committee:

•

Our compensation programs will be primarily customer-focused, rewarding safety, quality, cost and schedule performance, and stockholder friendly, rewarding consistent achievement of strong financial results and increasing stockholder value.

•	Compensation programs will be designed to influence outcomes and will provide a balance between short- and long-term performances.

•

Compensation programs will be based on achievement of clear and measurable financial results and accountabilities, with an emphasis on performance-based compensation, and will be formula-based with appropriate levels of discretion for adjustments.

•

Compensation and benefits will be competitive within the market. Alignment with peer companies will be considered when developing programs and goals, but measures oriented to promoting strong improvements in our own business results will be the predominant factor.

•

Compensation will be disclosed and explained in a transparent and understandable manner. Clear and concise goals will be established to enable the assessment of performance by the Committee and by stockholders through the CD&A.

•

Achievement of business goals through both annual operating performance and increased stockholder value will produce significant individual rewards; failure to achieve business goals will negatively affect the pay of our executives.

•

To promote alignment of management and stockholder interests, elected officers will meet stock ownership guidelines in the following multiples of base salary: CEO and President, seven times; all other elected officers reporting to the CEO, three times. The Committee will monitor attainment of the ownership guidelines on an annual basis. The restricted stock units our non-employee directors receive do not become payable until a director ceases to serve on the Board. Non-employee directors who own shares of our common stock having a value of at least five times the amount of their annual cash retainer may elect, on an annual basis, to receive their annual equity award directly in shares of our common stock or stock units that are payable in the fifth calendar year after the year in which the annual equity award is earned (or, if earlier, upon termination of the director’s board service). In addition, non-employee directors may elect to receive their annual cash retainers in the form of stock units or, in the case of directors who own shares of common stock having a value of at least five times the amount of their annual cash retainer, common stock or stock units that are payable in the fifth calendar year after the year in which the annual cash retainer is earned (or, if earlier, upon termination of the director’s board service).

•

The mix of long-term awards, selection of performance criteria and oversight of compensation programs, together with other features, such as our stock ownership guidelines, will be designed to discourage excessive risk taking by emphasizing a long-term focus on compensation and financial performance.

•	Our NEO compensation strategy will be consistently applied for all incentive plan participants to promote proper alignment, accountability and line-of-sight regarding commitments and priorities.

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Executive Compensation

Pay for Performance

The fundamental philosophy of our executive compensation program is pay for performance. Our pay-for-performance philosophy and compensation principles are designed to attract, motivate and retain highly-qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. As such, we provide significant reward opportunities to our NEOs linked to achievement of our financial and operational goals. Above all, these goals are customer-focused, rewarding achievement of safety, quality, cost and schedule goals, and stockholder-friendly, rewarding consistent achievement of strong financial results and building or increasing stockholder value. Performance-based compensation is balanced over the short-term and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk taking behaviors.

This focus on performance is demonstrated in the compensation mix of our NEOs. Our executive compensation is heavily weighted toward the variable, performance-based elements, and toward the long-term and equity-based elements, as reflected in the following charts, which set forth the percentage of total target compensation corresponding to each compensation element for our CEO and for our other NEOs collectively for 2023.

CEO Target Compensation Mix[1]	Other NEOs Target Compensation Mix[2]

(1)	Total target compensation does not include perquisites and other benefits.
(2)	Chart reflects average allocation for the NEOs other than our CEO. Total target compensation does not include perquisites and other benefits.

The design of our annual and long-term incentive compensation plans also supports our pay-for-performance philosophy. A significant portion of the potential compensation of our executives is at risk, and that risk corresponds with each executive’s level of responsibility. Exceeding our financial, operational and strategic leadership goals can result in a payout of up to 200% of the original target awards under our annual incentive compensation and long-term incentive stock plans, while failure to meet our goals can result in no incentive compensation payouts.

2023 “Say-on-Pay” Advisory Vote on Executive Compensation

Consistent with our goal of supporting a pay-for-performance philosophy by implementing compensation programs that reward performance, are market competitive and align the interests of our executives with the interests of our stockholders and customers, we seek the views of our stockholders annually on the design, effectiveness and results of our executive compensation program.

At our 2023 Annual Meeting of Stockholders, our stockholders approved our executive compensation on an advisory basis with 97% of the votes cast (excluding non-broker votes). This strong support,

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among other factors, resulted in the Committee continuing our executive compensation program without significant changes.

Retention of Independent Compensation Consultant

The Committee continued in 2023 to engage an independent compensation consultant, Exequity, to assist the Committee in carrying out its responsibilities under its charter. Under the terms of its charter and the agreement between the Committee and the consultant, the Committee has the exclusive right to select, retain and terminate Exequity, as well as to approve any fees, terms or other conditions of Exequity’s service. Exequity reports directly to the Committee. When directed to do so by the Committee, the consultant also works collaboratively with company management to develop analyses and proposals for presentations to the Committee. The Committee reviews the performance of the independent consultant on an annual basis and determines whether to continue the engagement.

Exequity attended several Committee meetings during 2023 and presented analyses and key recommendations for Committee consideration, discussed emerging trends and technical issues and reviewed and commented on management’s proposals, as appropriate. In addition, the consultant responded to miscellaneous Committee requests.

Compensation Consultant Independence Assessment

In accordance with SEC rules and NYSE listing standards, the Committee requested and received information from Exequity relating to the consultant’s independence and potential conflicts of interest, including information regarding the following: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.

Based upon an assessment of these factors, including information gathered from our directors and executive officers relating to business and personal relationships with the consulting firm and the individual consultants, the Committee concluded that the consultant is independent and that the work of the consultant did not raise any conflict of interest.

Peer Group Development

The Committee believes our total compensation program (base salary, target annual cash incentive awards, target long-term incentive awards and benefits) should provide aggregate compensation at approximately the 50th percentile of the relevant market. Based upon an analysis conducted by Exequity and reviewed with the Committee, the Committee determined that our NEO base pay generally approximates the median of the peer companies and long-term incentive compensation is generally in the third or fourth quartile among the peer companies. This compensation mix is consistent with both management’s and the Committee’s philosophy that a significant portion of an executive’s overall compensation package should be based on the performance of the company and therefore be at risk.

HII is a unique business with few directly comparable peer companies. As such, our current peer group is comprised of heavy manufacturing, engineering and defense companies that have annual revenues generally between $2 billion and $20 billion and that most closely match our company in terms of market cap, strategic interest, workforce similarities and/or business type. The median annual revenues for peer group companies was $6.6 billion, compared to our 2023 revenues of $11.5 billion.

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Executive Compensation

The targeted peer group for our 2023 NEO compensation analysis consisted of the following 15 companies:

BWX Enterprises, Inc.	Moog Inc.
Curtiss-Wright Corporation	Oshkosh Corporation
Dover Corporation	Parker Hannifin Corporation
Howmet Aerospace Inc.	Spirit AeroSystems Holdings, Inc.
Jacobs Engineering Group, Inc.	Teledyne Technologies Incorporated
KBR Inc.	Textron Inc.
L-3 Harris Technologies, Inc.	TransDigm Group
Leidos Holdings, Inc.

The Committee analyzed the business landscape in the markets in which HII operates and has decided to modify this peer group for 2024 by adding Booz Allen Hamilton Holding Corporation.

Compensation Risk Assessment

The Board actively oversees our overall risk profile, including the potential risk posed by our compensation programs. During the third quarter of 2023, a risk assessment and analysis of our executive compensation programs was conducted by Exequity. Their findings confirmed that our executive compensation programs are designed to drive a pay-for-performance philosophy and do not create risks that are likely to have a material adverse impact on the company. The Committee evaluated and discussed the risk analysis with Exequity and agreed with the consultant’s conclusions.

The following factors are key components of our executive compensation risk mitigation efforts:

•	Our stock ownership guidelines provide a strong risk mitigation tool;

•

Our compensation recovery policy applies to our president, principal financial officer, principal accounting officer, any vice president, any other officer who performs a significant policy-making function or any other person who performs similar policy-making functions for the company, and allows us to recover erroneously awarded incentive compensation;

•	Our lack of employment agreements discourages management entrenchment and increases our flexibility to make management changes as necessary;

•	Our long-term incentive compensation plan includes a relative performance component, mitigating risk and inherent forecasting uncertainty of relying solely on budget-based goals;

•	Long-term incentive compensation payouts are capped at 200%, preventing possible windfall awards resulting from unforeseen circumstances; and

•

Long-term performance-based incentive compensation awards are earned over a three-year performance period and reduce any incentive to engage in business tactics that improve short-term performance at the expense of long-term success.

2023 Compensation Elements

The direct compensation elements for executives under our compensation program consist primarily of base salaries, annual incentive awards and long-term incentive awards. Annual base salary provides a fixed minimum level of compensation that is competitive within the relevant market and helps us attract and retain highly qualified executives. Annual incentive awards are generally paid in cash and intended to motivate executives to achieve pre-determined annual financial and operational goals that are aligned with our strategic goals. Long-term incentive awards are generally equity-based and intended

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to promote achievement of pre-determined three-year financial performance goals aligned with long-term stockholder and customer interests.

2023 Key Compensation Decisions

Key compensation decisions for our NEOs for 2023 included the following:

•	No NEOs received performance-based merit increases in their base compensation for 2023. The base salary for Ms. Wilkinson was increased in 2023 as a result of a market adjustment.

•

Targets as a percentage of base salary for annual incentive awards for 2023 under our AIP were unchanged from 2022, with the exception of Mr. Kastner, whose target as a percentage of base salary increased from 125% to 135%. Based on our performance for 2023, as well as the individual performances of our NEOs, payout awards to NEOs under our AIP were approved at levels that ranged from 158% to 192% of targets.

•

Targets for long-term incentive awards for 2023 were unchanged from 2022. All long-term incentive awards were in the form of restricted performance stock rights, which vest only upon achievement of performance metrics measured over a three-year period.

Base Salaries

Base salaries for our NEOs for 2023 were as follows:

Name	Title	2023 Annual Salary ($)
Christopher D. Kastner	President and Chief Executive Officer	1,200,000
Thomas E. Stiehle	Executive Vice President and Chief Financial Officer	575,000
Chad N. Boudreaux	Executive Vice President and Chief Legal Officer	570,000
Edgar A. Green III	Executive Vice President and President, Mission Technologies	530,458
Kara R. Wilkinson	Executive Vice President and President, Ingalls Shipbuilding	545,000

Creation of Annual Incentive Plan (“AIP”) and Long-Term Incentive Stock Plan (“LTIP”) Goals

The Committee approved financial metric goals and strategic leadership goals under our AIP for the corporate office, as well as a combination of financial metric, operational metric and strategic leadership goals for each of our three operating divisions. The guiding principle behind all of our performance goals is that they drive the desired outcomes to promote customer satisfaction and increase stockholder value.

Division operational goals based on clear and measurable results were developed collaboratively between division management and corporate management. Shipbuilding division operational goals fall into the categories of safety, quality, cost, schedule, diversity and inclusion, division-specific challenges and opportunities and cross-shipbuilding collaboration. Mission Technologies division operational goals fall into the categories of growth and hiring, diversity and inclusion, cross business synergy and compliance.

Corporate and division strategic leadership goals based on clear and measurable results were developed collaboratively between division management and corporate management and include the categories of leadership, sustainability, cybersecurity and compliance.

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Executive Compensation

The Committee approved financial goals for the LTIP to reward performance in three-year increments. The performance metrics for all participants under the LTIP for 2023 were pension adjusted return on invested capital (“ROIC”), earnings before interest, taxes, depreciation, amortization and pension (“EBITDAP”) and relative EBITDAP growth over the performance period from January 1, 2023 through December 31, 2025.

ROIC is a measure of our ability to use cash flows to generate returns. ROIC is calculated as Adjusted Free Cash Flow divided by average Invested Capital. Adjusted Free Cash Flow represents cash flow available to HII’s equity and debt stakeholders, calculated as Free Cash Flow (cash from operations less capital expenditures net of related grant proceeds) plus after-tax interest. Average Invested Capital is equal to total debt, plus equity, less goodwill and the impact of any Accumulated Other Comprehensive Income/Loss.

EBITDAP is a key indicator of our financial performance and calculated as Net Earnings, plus interest, taxes, depreciation and amortization, less Net Pension/Post Retirement Benefit/Expense.

Relative EBITDAP growth is defined as our EBITDAP ending balance less our EBITDAP beginning balance, divided by the EBITDAP beginning balance, measured against EBITDAP growth of the S&P Aerospace and Defense Select Index (SPSIAD), which consists of more than 30 companies.

Annual Incentive Compensation Awards

The Committee approves annual incentive compensation targets as a percentage of base salary for each NEO position. Targets vary with relevant market benchmarks, individual job level, job scope and overall influence on our business results. The Committee considers both the recommendations of its compensation consultant and those of management in determining appropriate annual incentive targets for our NEOs. The target incentive award (“Target Bonus”) is based on a percentage of each NEO’s base salary and provides a basis upon which a final award amount is determined by the Committee based upon its assessment of performance against pre-determined performance criteria after the year has ended. The annual incentive compensation targets for our NEOs expressed as a percentage of base salary tend to fall into the third quartile of the relevant market data.

2023 Annual Incentive Plan

Annual incentive awards for Messrs. Kastner, Stiehle and Boudreaux for 2023 were evaluated based upon Operating Margin (“OM”) and Operating Cash Flow (“OCF”) for the entire enterprise and strategic leadership goals to arrive at a company performance factor (“CPF”), as well as an individual performance factor (“IPF”) for each executive. OM is equal to segment operating income as a percentage of total revenues. Segment operating income is equal to operating income before the Operating FAS/CAS Adjustment and non-current state income taxes. OCF represents cash from operating activities before discretionary pension contributions, capital expenditures and excess cash flow. Strategic leadership goals are based on four strategic metrics: leadership, sustainability, cybersecurity and compliance.

Achievement of the maximum performance criteria results in a CPF of 2.0. If the CPF for the corporate office is less than 0.5, no annual incentive award is paid. Individual IPFs can range from 0 to 1.5. No annual incentive award can exceed 200% of an individual’s Target Bonus. The annual incentive award formula for the corporate office for the 2023 performance period was:

Base Salary x Target % = Target Bonus

Target Bonus x CPF x IPF = Final Bonus Award

The 2023 annual incentive award for Mr. Green was evaluated based on his division performance factor (“DPF”), which includes division financial metric goals, consisting of revenue, EBITDA and OCF,

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and division non-financial goals, which include growth and hiring, diversity and inclusion, cross business synergy and compliance, and strategic leadership goals, as well as an individual IPF.

The 2023 annual incentive award for Ms. Wilkinson was evaluated based on her DPF, which includes division financial metric goals, consisting of OM and OCF, and division non-financial goals, which include safety, quality, cost, schedule, diversity and inclusion, division management and cross-shipbuilding collaboration, and strategic leadership goals, as well as an individual IPF.

Achievement of the maximum division performance criteria results in a DPF of 2.0, and no annual incentive award is paid to division AIP participants if the CPF with reference to the corporate goals is less than 0.5. Individual IPFs can range from 0 to 1.5. No annual incentive award can exceed 200% of an individual’s Target Bonus. The annual incentive award formula for the operating divisions for the 2023 performance period was:

Base Salary x Target % = Target Bonus

Target Bonus x DPF x IPF = Final Bonus Award

At the conclusion of each calendar year, our CEO conducts an annual performance evaluation for each NEO as a basis for recommending an IPF score for each NEO. These evaluations are reviewed with the Committee. Each NEO’s individual performance is evaluated based upon the following factors:

•	Financial performance of our company as a whole and the division(s) (where applicable);

•	Performance on non-financial goals, including enterprise-wide goals and division-specific operating goals;

•	Strategic leadership and vision;

•	Program execution and performance;

•	Customer relationships; and

•	Peer and employee relationships/engagement.

The Committee reviews and considers the recommendations from the CEO and all performance information, including a comparison to the 2023 peer group data. The Committee then approves annual incentive compensation payouts for all NEOs, subject to ratification by the independent members of the Board with respect to the CEO’s compensation.

Target Bonus Amounts

Based on analyses of relevant market benchmarks and peer group data, no adjustments were made to the annual incentive compensation targets as a percentage of base salary except for Mr. Kastner. The 2023 Target Bonus amounts were as follows:

Name	Incentive Target as % of Base Salary (%)	2023 Target Bonus ($)
Christopher D. Kastner (1)	135	1,620,000
Thomas E. Stiehle	80	460,000
Chad N. Boudreaux	80	456,000
Edgar A. Green III	80	424,367
Kara R. Wilkinson	80	436,000

1	Mr. Kastner’s incentive target as a percentage of base salary was increased in 2023 from 125% to 135%.

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2023 Annual Incentive Plan Goals and Results

For Messrs. Kastner, Stiehle and Boudreaux, 2023 annual incentive compensation awards were based upon overall enterprise performance and corporate strategic leadership performance. For Mr. Green and Ms. Wilkinson, 2023 annual incentive compensation awards were based upon the performance of the Mission Technologies division and Ingalls Shipbuilding division, respectively.

The corporate AIP score was based 90% on our overall financial score and 10% on the corporate strategic leadership score, as described below.

The Mission Technologies division performance score was based 30% on the division operational score, 60% on the division financial score and 10% on the division strategic leadership score. For purposes of determining the division performance factor under the AIP for Mission Technologies, performance criteria for Mission Technologies were weighted as follows:

	Metric	Description	Individual Weight	Overall Weight

OPERATIONAL*	Growth and Hiring	Focused on operational or financial goals or goals relating to winning contracts or any other area in which our CEO desires to drive performance. Goals are recommended by our CEO and approved by the Committee at the beginning of the performance year and are specific to the division’s opportunities and challenges	50%	30%
	Diversity and Inclusion	Measured using program-specific objectives related to the creation of development plans and placements for diverse candidates	20%
	Cross Business Synergy	Measured using program-specific objectives related to winning new synergy business pursuits	15%
	Compliance	Measured based on execution of the 2023 compliance program, centralized compliance employee resource site and the implementation of effective SOX controls	15%
FINANCIAL	Revenue	Measured as division total sales	33%	60%
	EBITDA	Measured as division operating income before interest, taxes, depreciation and amortization	33%
	Operating Cash Flow	Measured as division OCF before capital expenditures	34%
STRATEGIC	Strategic Leadership	Measured based on four metrics (leadership, compliance, cybersecurity and social)	100%	10%

*	The operational criteria were recommended by our CEO and approved by the Committee at the beginning of the performance year.

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The Ingalls Shipbuilding division performance score was based 40% on the division operational score, 40% on the division financial score, 10% on the combined operating margins (“SOM”) of the two shipbuilding divisions and 10% on the division strategic leadership score. For purposes of determining the division performance factor under the AIP for Ingalls, the performance criteria for Ingalls were weighted as follows:

	Metric	Description	Individual Weight	Overall Weight

OPERATIONAL*	Safety	Measured by a combination of elements, including total case rate, lost total case rate and lost work days rate	16%	40%
	Quality	Measured by integrating elements such as defect rates, process quality, planning quality and other appropriate criteria for program type and phase	14%
	Cost	Measured using program-specific objectives related to achievement of cost factors that include Cost Performance Index and overhead rates	14%
	Schedule	Measured using program-specific objectives related to achievement of quarterly schedule targets	14%
	Cross-Shipbuilding Collaboration	Measured based on five areas (program management, supply chain management, planning, engineering and operations)	14%
	Diversity and Inclusion	Measured using a combination of the following elements: hiring, promotional and developmental opportunities and placements for diverse candidates	14%
	Division Management	Focused on operational or financial goals or goals relating to environmental, human capital or any other area in which our CEO desires to drive performance. Goals recommended by our CEO and approved by the Committee at the beginning of the performance year are specific to each division’s opportunities and challenges	14%
FINANCIAL	Return on Sales	Measured as division OM before other post-employment retirement benefits and FAS/CAS net pension expense	50%	40%
	Operating Cash Flow	Measured as division OCF before discretionary pension contributions, capital expenditures and excess cash flow	50%
OPERATING MARGIN	Combined Shipbuilding Operating Margin	Measured as the combined OM of the shipbuilding divisions	100%	10%
STRATEGIC	Strategic Leadership	Measured based on four metrics (leadership, sustainability, cybersecurity and compliance)	100%	10%

*	The operational criteria were recommended by our CEO and approved by the Committee at the beginning of the performance year.

All of the AIP goals for the corporate office and our three divisions, which cover the NEOs, are recommended by our CEO and then approved by the Committee.

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AIP goals are plan-based, with minimum and maximum limits based on clear targets connected to our annual operating plan. The AIP goals are based upon metrics that are customer focused and stockholder friendly with clear line-of-sight financial and operational metrics. Final AIP performance metrics for 2023, as determined by the Committee, were as follows:

Corporate 2023 Metrics for Messrs. Kastner, Stiehle and Boudreaux

Corporate 2023 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Performance Results	Points Earned	Weighting	Final AIP Points
Financial Metrics

OM—Performance (%)	5.51	6.66	7.56	7.31	172	45%	78
OCF—Performance ($M)	879	1,079	1,166	1,288	200	45%	90
Financial Performance							168
Strategic Leadership Metrics	0	100	200	174	174	10%	17
Total Performance (CPF)					Total AIP Score		185

Mission Technologies 2023 Metrics for Mr. Green

MT 2023 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Performance Results	Points Earned	Weighting	Final AIP Points
Operational Metrics
Operational Performance (Growth and Hiring, Diversity and Inclusion, Cross-Business Synergy and Compliance)	0	100	200	175	175	30%	52

Financial Metrics

Revenue ($M)	2,402	2,552	2,610	2,699	66
EBITDA ($M)	178	208	215	237	66

Operating Cash Flow ($M)	157	197	204	279	68

Financial Performance					200	60%	120

Strategic Leadership Metrics	0	100	200	200	200	10%	20

Total Performance (DPF)					Total AIP Score		192

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Ingalls Shipbuilding 2023 Metrics for Ms. Wilkinson

Ingalls 2023 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Performance Results	Points Earned	Weighting	Final AIP Points
Operational Metrics
Operational Performance (Safety, Quality, Cost, Schedule, Cross- Shipbuilding Collaboration, Diversity and Inclusion, President Specific)	0	100	200	117	117	40%	47

Financial Metrics

OM—Performance (%)	9.40	10.50	11.30	13.15	100
OCF—Performance ($M)	255	315	345	434	100

Financial Performance					200	40%	80

Shipbuilding Operating Margin Metric
Combined Shipbuilding OM (%)	7.00	8.00	9.00	8.34	134	10%	13

Strategic Leadership Metrics	0	100	200	181.00	181	10%	18

Total Performance (DPF)					Total AIP Score		158

2023 AIP payouts for the NEOs were made at the performance scores reflected in the tables above, and the performance scores represent the percentage of target incentive compensation at which payouts were made.

Long-Term Incentive Compensation Awards

Our long-term incentive compensation goals are intended to reward three-year performance increments based primarily upon the achievement of financial metrics. Long-term incentive compensation for our NEOs is provided in the form of Restricted Performance Stock Rights (“RPSRs”). Each RPSR represents the right to receive one share of our common stock, or cash of equivalent value, subject to vesting as provided in the award. Vesting occurs when the Committee determines the extent to which the applicable performance criteria for the performance period have been achieved. Earned RPSRs may be paid out in shares of our common stock or, at the discretion of the Committee, cash. RPSRs include dividend equivalent units (“DEUs”) that are credited to the RPSRs following payment by the company of a cash dividend on our common stock. These DEUs remain subject to the terms and conditions of the underlying RPSR grants and are paid only to the extent the underlying RPSRs vest upon satisfaction of the applicable performance criteria.

The Committee determines long-term incentive compensation target values for our NEOs based upon a peer group analysis, applying value-based guidelines that focus on the award value, rather than the number of shares granted (share-based guidelines). The Committee believes value-based guidelines more effectively deliver long-term incentive compensation awards that are consistent with awards received by individuals holding comparable positions at peer companies.

2023 Long-Term Incentive Compensation Awards

Long-term incentive compensation awards in 2023 were granted under our stockholder-approved Huntington Ingalls Industries, Inc. 2022 Long Term Incentive Stock Plan (the “2022 Plan”). All long-term incentive compensation awards granted to our NEOs in 2023 were in the form of RPSRs and

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cover the performance period from 2023 through 2025. The Committee and management review and evaluate RPSR performance goals to ensure they are aligned with our long-term objectives. For the 2023 grants, the Committee and management determined that performance for long-term incentive compensation awards to our NEOs would be measured using ROIC, EBITDAP and relative EBITDAP. The number of shares that ultimately vest and are issued to an NEO under an RPSR award can vary from 0% to 200% of the original number of shares granted plus accrued dividends.

For 2023, the long-term incentive compensation target values for our NEOs were approved by the Committee as follows:

Name	2023 Long-Term Incentive Compensation Target ($)	Actual Award ($)
Christopher D. Kastner	5,800,000	5,799,855
Thomas E. Stiehle	1,500,000	1,499,944
Chad N. Boudreaux	1,150,000	1,149,814
Edgar A. Green III	1,150,000	1,149,814
Kara R. Wilkinson	1,150,000	1,149,814

The target dollar amounts are grant date theoretical values and not based upon any actual calculation or estimate of payout. An NEO is not guaranteed to receive any payout as a result of the 2023 grants.

2021-2023 Long-Term Incentive Plan Goals and Results

During the first quarter of each year, the Committee reviews our financial performance over the prior three years against approved long-term incentive compensation goals to determine payout multiples for RPSRs with a performance period that ended December 31 of the prior year.

At the February 2024 meeting, the Committee reviewed performance for the January 1, 2021 through December 31, 2023 performance period. The performance score for the 2021 LTIP equity grants, as approved by the Committee, was calculated as follows:

	HII 2021-2023 Goals			Actual Performance (Adj.)

	Goals @ 0%	Goals @ 100%	Goals @ 200%	Performance Results	Score	Weighting	CPF
EBITDAP ($M) (1)	2,851	3,001	3,151	3,010	106	40%	42
ROIC (%) (2)	39.77	42.86	45.95	44.45	152	40%	61
Relative EBITDAP (%) (3)	25.00	55.00	75.00	67.00	160	20%	32
Total				Total LTIP Score			135

(1)	Net Earnings before interest, taxes, depreciation, amortization and Net Pension/Post Retirement Expense.

(2)	Cumulative FCF divided by average invested capital.

(3)	HII EBITDAP ending balance less HII EBITDAP beginning balance, divided by the EBITDAP beginning balance, measured against EBITDAP growth of the S&P Aerospace and Defense Select Index.

The 2021 LTIP awards paid out at 135% of target, and earned RPSRs were issued on February 26, 2024.

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2024 Changes to Long-Term Incentive Plan Awards

Beginning in 2024, long-term incentive compensation for our NEOs will be provided in the form of both RPSRs and ratable vesting Restricted Stock Rights (“RSRs”). The Committee added RSRs to our long-term incentive compensation to provide a time-based compensation element to align HII’s incentive compensation more closely to the market and peer companies and to respond to the changing needs of our company. Each RSR represents a right to receive one share of our common stock, or cash of equivalent value, subject to vesting as provided in the award. Vesting occurs over three years, with 33 1/3% vesting upon each of the first, second and third anniversaries of the grant date. RSRs may be paid out in shares of our common stock or, at the discretion of the Committee, cash. RSRs include DEUs that are credited to the RSRs following payment by the company of a cash dividend on our common stock. These DEUs remain subject to the terms and conditions of the underlying RSR grants and are paid only to the extent the underlying RSRs vest upon satisfaction of the applicable vesting criteria.

Additional Benefits

We provide additional benefits to our NEOs through various plans that are also available to some or all of our other employees. Although these plans are not directly overseen by the Committee, the Committee considers benefits under these plans when considering an executive’s total annual compensation and determining the annual and long-term compensation components. These benefits are not performance-related and are designed to provide a market competitive compensation package to attract, motivate and retain the executive talent we need to achieve our business objectives. The plans include broad-based retirement plans, as well as additional supplemental executive benefits, including supplemental pension plans and enhanced health and welfare benefits (dental, life, AD&D and disability).

Defined Benefit Retirement Plans. We maintain tax-qualified defined benefit pension plans that cover all but two of our NEOs and the majority of our workforce. These plans are structured to retain and reward employees for long service and to recognize higher performance levels through annual pay increases. Compensation, age and service factor into the amount of the benefits provided under the plans.

We also maintain non-tax-qualified supplemental defined benefit pension plans that cover all but two of our NEOs. These plans provide benefits that would have been provided under the tax-qualified plans if no limits applied to such plans under the Internal Revenue Code (“IRC”). These types of benefits are common in our industry.

Defined Contribution Savings Plans. We maintain tax-qualified defined contribution savings plans that cover our NEOs and the majority of our workforce. Participating employees contribute portions of their pay to the plans, and the company generally provides a matching contribution.

We also maintain two non-tax-qualified supplemental savings plans that cover all eligible employees, including our NEOs. The Savings Excess Plan (“SEP”) allows eligible employees to defer compensation beyond the IRC limits of the tax-qualified plans and receive a matching company contribution. Eligibility begins when annual income, including base pay and bonuses, equals or exceeds $330,000, the plan compensation limit under the IRC for 2023. Eligible employees under the IRC may participate in the plan in the calendar year after their total eligible cash income meets or exceeds this limit.

The Officers Retirement Account Contribution Plan (“ORAC”) covers the majority of the company’s elected and appointed officers hired on or after July 1, 2008, who are not eligible for defined benefit pension plans. Enrollment is automatic, and the company contributes an amount equal to 4% of the officer’s eligible compensation.

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Because Messrs. Boudreaux and Green were hired after June 30, 2008, they are not eligible to participate in the company’s qualified and nonqualified defined benefit pension plans, but they receive the SEP and ORAC benefits described above. Our other NEOs do not receive ORAC benefits. Additional information about the SEP and the ORAC is provided in the Nonqualified Deferred Compensation table.

Perquisites. Our NEOs are eligible for certain executive perquisites, which include financial planning, dental insurance, physical exams, personal liability insurance and relocation benefits. These perquisites are common within our industry and comprise an important component of our total compensation package. Management and the Committee review perquisites and benefits on an annual basis to ensure they are appropriate.

Severance Benefits. Management and the Committee believe severance benefits are appropriate for a reasonable amount of time following certain terminations of employment, including a termination without cause. In addition to providing a severance plan for all employees, we maintain The Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries. Benefits under this plan for our NEOs include the following:

•	Lump Sum Cash Severance Payment—A lump sum equal to one and one half (1.5) times the sum of annual base salary and Target Bonus;

•	Extension of Medical and Dental Benefits—The employer portion of medical and dental insurance premiums for a period of 18 months following the date of termination (concurrent with COBRA);

•

Financial Planning Reimbursement—Eligible expenses incurred prior to the date of termination and eligible expenses incurred in the year in which the date of termination occurs up to a maximum of $15,000 ($30,000 for the CEO), and any fees incurred in the year following the year in which the date of termination occurs up to a maximum of $15,000 ($30,000 for the CEO);

•	Executive Physical Reimbursement—Eligible expenses up to $2,000[1] incurred through the end of the year of termination; and

•	Outplacement Services Reimbursement—Fees incurred within one year after the date of termination (limited to 15% of base salary as of the date of termination).

[1]	For 2024, the Committee approved an increase to the executive physical reimbursement from $2,000 to $4,000.

Additional Compensation Policies

Total Compensation—Tally Sheet

Management provides the Committee with a total compensation and benefits perspective for each NEO, which includes a tally sheet that captures each element of total compensation and benefits. In conjunction with the Committee’s consideration of NEO compensation compared to the company’s peer group, this tally sheet ensures that compensation decisions are made within a total compensation framework. The tally sheet provides a broad perspective that covers basic annual compensation components, as well as an annualized value of the benefits and perquisites each NEO receives. Accordingly, the values of nonqualified deferred compensation, outstanding equity awards, health and welfare benefits, pension benefits and perquisites are included.

Tax Deductibility of Pay-Section 162(m)

Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code generally limited the deductibility of non-performance based compensation to $1 million each for a public company’s CEO

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and next three highest-paid executive officers (other than the CFO). Among the provisions included in the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) were changes to Section 162(m). Effective January 1, 2018, the performance based compensation exception to the $1 million deduction limitation was repealed and the employees subject to the $1 million deduction limitation were revised to include the CEO, CFO and next three highest-paid executive officers. The $1 million annual deduction limit applies to the following 2023 awards and payouts to executives subject to Section 162(m): AIP awards and long-term incentive compensation awards granted in 2023, payouts on 2023 AIP awards and payouts on long-term incentive compensation awards granted in 2021.

Grant Date for Equity Compensation Awards

Our annual grant cycle for long-term incentive compensation equity awards occurs simultaneously with annual salary increases and annual incentive compensation awards. We expect this to occur in the first two and one-half months of each year. This timing allows management and the Committee to make decisions on all three compensation elements at the same time to promote a total compensation approach.

Stock Ownership Guidelines

To promote ownership of our common stock by our executives and alignment of management and stockholder interests, we have adopted stock ownership guidelines that prescribe pre-determined stock ownership levels for certain executives, expressed as a multiple of the executive’s base salary. The stock ownership guidelines prescribe the following ownership levels:

•	President and CEO—7 times base salary;

•	Elected officers reporting directly to the President and CEO—3 times base salary; and

•	Other elected, appointed and other officers—1.5 times base salary.

The ownership guidelines may be satisfied in one or more of the following ways:

•	Direct ownership of our common stock;

•	Restricted Stock Rights (“RSRs”) (vested or unvested) granted in the form of restricted stock units and issued as part of a long-term incentive compensation award;

•	Equivalent shares held in our savings plan (401(k) plan); or

•	Equivalent shares held in our Savings Excess Plan.

As of February 29, 2024, the percentage of stock ownership target attained by each NEO was as follows:

Name	Target	% of Target Attained
Christopher D. Kastner	7 x salary	256%
Thomas E. Stiehle	3 x salary	321%
Chad N. Boudreaux	3 x salary	367%
Edgar A. Green III	3 x salary	278%
Kara R. Wilkinson	3 x salary	122%

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Stock Holding Requirement

To supplement our stock ownership guidelines, we adopted stock holding requirements for our NEOs and other officers. Under the holding requirements, our NEOs and other officers must hold at least 50% of the total number of shares of our common stock received as compensation until the earlier of (a) the third anniversary of the date such shares are issued or (b) the date that employment terminates due to death or disability. The holding requirement continues upon termination or retirement for a one-year period after separation from the company and applies to any equity compensation award vesting in that one-year period. Any equity compensation award vesting or stock options exercised after the one-year anniversary of retirement or termination are not subject to the holding requirement. The stock holding requirement has been eliminated for equity awards granted on or after January 1, 2024.

Recovery of Erroneously Awarded Compensation

In October 2023, the Committee approved the HII Dodd-Frank Compensation Recovery Policy (the “Policy”) relating to recovery of erroneously awarded compensation, as required by NYSE listing standards and SEC rules. The Policy covers our president, principal financial officer, principal accounting officer, any vice president, any other officer who performs a significant policy-making function or any other person who performs similar policy-making functions for the company (each, a “Covered Person”). The Policy requires recovery by the company of erroneously awarded “incentive-based compensation” (“IBC”) within the three completed fiscal years preceding the date that either:

•	The company concludes, or reasonably should have concluded, that the company is required to prepare an accounting restatement; or

•	A court, regulator or other legally authorized body directs the company to prepare an accounting restatement.

IBC includes compensation granted, earned or vested in whole or in part upon attainment of a financial reporting measure. IBC is deemed received in the fiscal year during which the reporting measure is attained, not when the award is granted, vested or paid.

The Policy does not limit the company’s right to terminate employment of any Covered Person, to seek recovery of other compensation paid to a Covered Person or to pursue other rights or remedies available to the company under applicable law.

Our prior Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments, which requires reimbursement of all or a portion of any erroneously awarded performance-based short-term or long-term cash or equity incentive compensation payments to an employee at the vice president or more senior position level, continues to apply to erroneous compensation received prior to October 2, 2023.

Trading Restrictions and Policy Against Hedging and Pledging

Our insider trading policy prohibits directors, officers and employees from buying or selling securities of any company while aware of material non-public information about that company, subject to certain limited exceptions involving pre-arranged trading plans, and from providing such material non-public information to any person who may trade on the basis of such information. This policy also prohibits directors, officers and certain other employees from engaging in speculative transactions in company securities, holding company securities in a margin account or pledging company securities as collateral for a loan or other transaction or engaging in any hedging transactions involving company securities, including zero cost collar transactions and forward sale contracts. Directors, officers and certain other employees may engage in permitted transactions in our securities only during certain specified periods and after receiving authorization from our Office of the Corporate Secretary.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2023.

Submitted by members of the Compensation Committee:

Victoria D. Harker, Chairwoman

Kirkland H. Donald

Frank R. Jimenez

Anastasia D. Kelly

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EXECUTIVE COMPENSATION TABLES

2023 Summary Compensation

The following table summarizes the compensation for our 2023 NEOs over the last three years.

Summary Compensation Table

Name & Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation ($) (5)	Total ($)

Christopher D. Kastner,	2023	1,180,384	5,799,855	2,997,000	3,962,861	160,519	14,100,619
President and Chief	2022	1,023,077	4,399,840	1,832,443	363,888	123,018	7,742,266
Executive Officer	2021	683,424	1,999,976	1,260,000	—	54,552	3,997,952

Thomas E. Stiehle,	2023	575,000	1,499,944	851,000	1,823,692	65,757	4,815,393
Executive Vice President and	2022	571,154	1,499,890	676,200	664,774	108,586	3,520,604
Chief Financial Officer	2021	502,281	999,988	825,000	546,756	43,621	2,917,646

Chad N. Boudreaux,	2023	570,001	1,149,814	843,600	—	160,846	2,724,261
Executive Vice President and	2022	563,077	1,149,977	670,320	—	174,005	2,557,379
Chief Legal Officer	2021	520,385	949,855	787,500	—	108,903	2,366,643

Edgar A. Green III,	2023	530,458	1,149,814	814,784	—	115,846	2,610,902
Executive Vice President and	2022	523,029	1,149,977	394,661	—	460,779	2,528,447
President, Mission Technologies (6)	2021	515,008	1,149,852	409,431	—	144,508	2,218,800

Kara R. Wilkinson,	2023	535,022	1,149,814	688,880	1,494,869	56,909	3,925,494
Executive Vice President and	2022	512,314	1,149,977	638,600	—	48,735	2,349,626
President, Ingalls Shipbuilding (7)

(1)	The amounts in this column represent salary earned during the year and include amounts deferred under the savings and nonqualified deferred compensation plans.

(2)

The dollar values shown in this column are equal to the grant date fair values of equity awards made during the year, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 18 of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

The grant date values of 2023 RPSRs for each NEO, assuming maximum performance, were:

Christopher D. Kastner	$11,599,710
Thomas E. Stiehle	$2,999,888
Chad N. Boudreaux	$2,299,627
Edgar A. Green III	$2,299,627
Kara R. Wilkinson	$2,299,627

(3)

The amounts reported in this column are attributable to the AIP awards earned for 2021, 2022 and 2023, but paid in 2022, 2023 and 2024, respectively. See the Grants of Plan-Based Awards table for more information regarding the range of AIP awards that could have been earned for 2023.

(4)

The amounts reported in this column represent the changes in actuarial present values of the accumulated benefits under defined benefit pension plans, determined by comparing the prior completed year-end amount to the covered year-end amount. We do not have any deferred compensation plans that provide for above market or preferential earnings.

(5)	Detailed information on the amounts reported in this column is included in the All Other Compensation table below.

(6)

Mr. Green was a named executive officer for the years ended December 31, 2021 and December 31, 2022. Due to an error in calculating his perquisites for the year ended December 31, 2022, Mr. Green was inadvertently omitted from the disclosure in the proxy statement for our 2023 Annual Meeting of Stockholders. Mr. Green’s compensation for 2022 is

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included here, and his 2021 compensation was previously disclosed in the proxy statement for our 2022 Annual Meeting of Stockholders.

(7)	Ms. Wilkinson first became a NEO in 2022. Under SEC rules, we are only required to provide 2022 and 2023 information for Ms. Wilkinson.

2023 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K promulgated under the Securities Exchange Act of 1934, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Companies may apply a variety of different methodologies, assumptions, adjustments and estimates in compliance with Item 402(u) of Regulation S-K; as such, the information provided should not be used as a basis for comparisons between different companies.

For 2023, the annual total compensation of the median employee of our company was $84,115 and the annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $14,100,619. Based upon this information, the ratio of the annual total compensation of our CEO in 2023, Mr. Kastner, to the median of the annual total compensation of all employees was 168 to 1.

Summary Total Compensation and Pay Ratio	CEO	Median Employee	Pay Ratio
	$14,100,619	$84,115	168

Our process for identifying the median of the annual total compensation of all our employees, as well as determining the annual total compensation of our median employee and our CEO, was as follows:

We determined that, as of December 31, 2023, our employee population consisted of approximately 44,261 individuals. For purposes of determining our median employee, we excluded 9 employees located in the United Kingdom and Australia. The remaining workforce (excluding our CEO) was 44,251 employees. This population consisted of our full-time, part-time, temporary and seasonal employees.

Our practice is to perform the median employee analysis each year. December 31, 2023, was selected as the date upon which we would identify the “median employee,” because it allowed us to identify our median employee in a reasonably efficient and economical manner. To identify the median employee, we compared 2023 W-2 taxable Medicare wages (Box 5) as reported to the Internal Revenue Service. This compensation measure was consistently applied to all employees included in the calculation. As a result of our analysis, we identified a new median employee for 2023.

Once we identified the median employee, we calculated annual total compensation for such employee using the same methodology we use for reporting compensation of our NEOs on the 2023 Summary Compensation Table above. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the table.

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All Other Compensation

Name		Non- Qualified Plans Company Match ($)	Qualified Plans Company Match ($)	Health and Welfare Contributions ($)	Executive Physical ($)	Financial Planning ($)	Personal Liability ($)	Relocation ($)	Other ($) (1)	Total All Other Compensation ($)

Christopher D. Kastner (2)	2023	107,021	13,200	11,432	0	12,397	16,367	0	102	160,519

Thomas E. Stiehle (2)	2023	36,848	13,200	10,695	2,000	860	2,120	0	34	65,757

Chad N. Boudreaux	2023	131,542	16,500	10,655	0	0	2,120	0	30	160,846

Edgar A. Green III (2)	2023	72,712	29,700	10,335	0	0	2,120	970	9	115,846

Kara R. Wilkinson (2)	2023	33,745	11,000	9,533	0	505	2,127	0	0	56,909

(1)

Messrs. Kastner, Stiehle, Boudreaux and Green received a gross-up payment for an expense they incurred as a result of the company’s failure to credit earnings on their non-qualified deferred compensation in 2023.

(2)

A family member of Mr. Kastner accompanied him to a Board meeting and a military parade on a corporate aircraft at no aggregate incremental cost to the company. A family member of Mr. Stiehle accompanied him to a Board meeting on a corporate aircraft at no aggregate incremental cost to the company and accompanied him on a business related trip at no aggregate incremental cost to the company. A family member of Ms. Wilkinson accompanied her to two corporate functions on a corporate aircraft at no aggregate incremental cost to the company. A family member of Mr. Green accompanied him to an industry conference on a corporate aircraft at no aggregate incremental cost to the company.

2023 Grants of Plan Based Awards

The following table provides additional information about equity and non-equity incentive compensation awards we granted to our NEOs during the year ended December 31, 2023.

2023 Grants of Plan Based Awards

									Grant Date Fair Value of Stock Option Awards (3) ($)
			Estimated Potential Payouts Under Non Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Christopher D. Kastner	Annual Incentive Plan		0	1,620,000	3,240,000
	Long-term Incentive (RPSR)	2/28/2023				0	26,951	53,902	5,799,855

Thomas E. Stiehle	Annual Incentive Plan		0	460,000	920,000
	Long-term Incentive (RPSR)	2/28/2023				0	6,970	13,940	1,499,944

Chad N. Boudreaux	Annual Incentive Plan		0	456,000	912,000
	Long-term Incentive (RPSR)	2/28/2023				0	5,343	10,686	1,149,814

Edgar A. Green III	Annual Incentive Plan		0	424,367	848,734
	Long-term Incentive (RPSR)	2/28/2023				0	5,343	10,686	1,149,814

Kara R. Wilkinson	Annual Incentive Plan		0	436,000	872,000
	Long-term Incentive (RPSR)	2/28/2023				0	5,343	10,686	1,149,814

(1)

Amounts in these columns show the ranges of payouts that were possible under our Annual Incentive Plan based on performance during 2023, as described in the Compensation Discussion and Analysis. The amounts actually earned for 2023 are included in the Summary Compensation Table.

(2)

These amounts reflect RPSRs granted in 2023 under the 2022 Plan. Each RPSR represents the right to receive a share of our common stock upon vesting of the RPSR. These RPSRs and accrued DEUs are earned based upon ROIC, EBITDAP and relative EBITDAP performance over a three-year performance period commencing January 1, 2023 and ending December 31, 2025, with payout occurring in early 2026, ranging from 0% to 200% of the shares awarded. Accrued DEUs will be paid only to the extent the underlying shares vest based upon achievement of performance goals. Generally, an executive must remain employed through the performance period to earn an award, although vesting will be prorated if employment terminates earlier due to retirement, death or disability.

(3)	The amounts reported in this column represent the full grant date fair values of the equity awards computed in accordance with the FASB ASC Topic 718.

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Outstanding Equity Awards at 2023 Year-End

The following table summarizes the equity compensation awards made to our NEOs that were outstanding as of December 31, 2023.

Outstanding Equity Awards at 2023 Year-End

Name	Number of Securities of Underlying Unexercised Options Exercisable (#)	Grant Date	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (2)
Christopher D. Kastner		2/28/2023					27,409	7,116,525
		3/1/2022					22,401	5,816,307
		3/1/2021					11,922	3,095,406
Thomas E. Stiehle		2/28/2023					7,088	1,840,458
		3/1/2022					7,637	1,982,759
		3/1/2021					5,961	1,547,703
Chad N. Boudreaux		2/28/2023					5,434	1,410,841
		3/1/2022					5,855	1,520,195
		3/1/2021					5,662	1,470,111
Edgar A. Green III		2/28/2023					5,434	1,410,841
		3/1/2022					5,855	1,520,195
		3/1/2021					6,854	1,779,651
Kara R. Wilkinson		2/28/2023					5,434	1,410,841
		3/1/2022					5,855	1,520,195
		4/1/2021					3,327	863,731

(1)

The numbers in this column assume target performance levels for RPSRs. The RPSR award granted in February 2023, if earned, will vest based upon performance for the three-year period ending on December 31, 2025. The RPSR award granted in March 2022, if earned, will vest based upon performance for the three-year period ending on December 31, 2024. The RPSR award granted in March 2021 vested based upon performance for the three-year period that ended on December 31, 2023. See “2021-2023 Long-Term Incentive Plan Goals and Results” for actual vesting amounts. The number of shares reflected in the table for the 2023, 2022 and 2021 awards also includes DEUs accrued through December 31, 2023. DEUs vest only to the extent the underlying performance award vests.

(2)	The market values are based on the closing price of our common stock on December 29, 2023 of $259.64.

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Option Exercises and Stock Vested in 2023

The following table provides additional information about the value realized by our NEOs on vesting of stock awards during the year ended December 31, 2023. We did not have any stock options outstanding in 2023.

2023 Stock Vested

	Option Awards		Stock Awards

Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)

Christopher D. Kastner	0	0	8,255	1,776,141

Thomas E. Stiehle	0	0	1,484	319,377

Chad N. Boudreaux	0	0	6,110	1,314,700

Edgar A. Green III	0	0	6,328	1,361,621

Kara R. Wilkinson	0	0	1,205	259,265

(1)	The numbers in this column represent shares that were received in 2023 based upon the achievement of performance goals on RPSRs for the three-year period from 2020 through 2022.

(2)	The values in this column are calculated by multiplying the number of RPSRs vested by the closing price of our common stock on the NYSE on the date of vesting.

2023 Pension Benefits

The following table shows the present value of accumulated benefits payable to each of our NEOs under the qualified defined benefit pension plans and nonqualified defined benefit pension plans that we sponsor.

2023 Pension Benefits

Name & Principal Position	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Christopher D. Kastner (2)	OSERP	32.917	2,391,654	—
	HII Supplemental Plan 2—ERISA 2	32.917	9,367,722	—
	HII Retirement Plan “B”	32.917	1,878,161	—

Thomas E. Stiehle (2)	OSERP	37.000	2,718,185	—
	HII Supplemental Plan 2—ERISA 2	37.000	3,086,721	—
	HII Retirement Plan “B”	37.000	1,652,503	—

Chad N. Boudreaux (3)	—	—	—	—

Edgar A. Green III (4)	—	—	—	—

Kara R. Wilkinson (2)	OSERP	27.583	3,576,247	—
	HII Litton Restoration Plan	27.583	307,870	—
	HII Retirement Plan “B”	27.583	474,113	—

(1)	While benefits may be spread over different plans, it is our policy that an executive’s total benefit under these plans is essentially limited to 60% of such executive’s final average pay.

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(2)

As of December 31, 2014, the HII Litton Industries, Inc. Restoration Plan was consolidated with other nonqualified defined benefit pension plans to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan. As of December 31, 2019, the OSERP and Huntington Ingalls Industries Supplemental Plan 2—ERISA 2 were merged into the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan, which was subsequently renamed the Huntington Ingalls Industries Consolidated Supplemental Retirement Plan.

(3)

Mr. Boudreaux was hired in August 2011 and was, therefore, not eligible to participate in any historical defined benefit pension plans, which were closed to new participants in 2008. Mr. Boudreaux does, however, participate in company sponsored defined contribution plans.

(4)

Mr. Green was hired in March 2011 and was, therefore, not eligible to participate in any historical defined benefit pension plans, which were closed to new participants in 2008. Mr. Green does, however, participate in company sponsored defined contribution plans.

The pension values represent the present values of the benefits expected to be paid in the future. They do not represent actual lump sum values that may be paid from a plan. The amount of future payments is based on the current accrued pension benefit as of December 31, 2023. Pursuant to SEC disclosure rules, (i) the actuarial assumptions used to calculate amounts for this table are the same as those used for our financial statements, and (ii) all pension values are determined assuming the NEO works until the specified retirement age, which is the earliest unreduced retirement age (as defined in each plan).

General Explanation of the Pension Benefits Table

Individual employees may be covered by several different pension plans as a result of our history as a division of Northrop Grumman. However, an executive’s total benefit under the pension plans is essentially limited to 60% of his or her final average pay. The accrued tax qualified pension benefit cannot be reduced or taken away under applicable law, so all historical pension plans have been maintained.

Pension plans provide income during retirement, as well as benefits in special circumstances, including death and disability. In general, the plans are structured to reward and retain employees of long service and recognize higher achievement levels through increases in annual pay. The term “qualified plan” generally means a plan that qualifies for favorable tax treatment under IRC Section 401. Savings plans (also known as 401(k) plans) and traditional pension plans are examples of qualified plans. Qualified plans apply to a broad base of employees. The term “nonqualified plan” generally means a plan that is limited to a specified group of management personnel. Our nonqualified plans supplement our qualified plans and (1) provide benefits that would be provided under our qualified plans if there were no limitations imposed by the IRC and (2) provide a minimum level of pension benefits to our executives in recognition of their higher levels of responsibility.

The amounts in the table are based upon the specific provisions of each plan, which are described in more detail below. Two basic types of pension benefits are reflected in the Pension Benefits table: traditional benefits and cash balance benefits. For purposes of computing amounts in the table, traditional benefits are determined based on the annual pension earned as of December 31, 2023, and include any supplemental payments. Cash balance benefits are based upon the account balance as of December 31, 2023, plus a future interest credit, converted to an annuity using the applicable conversion factors.

Messrs. Stiehle and Kastner participate in the Huntington Ingalls Industries Retirement Plan “B” and the Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2 (“ERISA 2”). Ms. Wilkinson participates in the Huntington Ingalls Industries Retirement Plan “B” and the HII Litton Industries, Inc. Restoration Plan. Messrs. Boudreaux and Green participate in the Huntington Ingalls Industries Officers Retirement Account Contribution Plan (“ORAC”). Each NEO, except Messrs. Boudreaux and Green, also participates in the Officers Supplemental Executive Retirement Program (“OSERP”).

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Executive Compensation

Effective December 31, 2014, the HII Litton Industries, Inc. Restoration Plan was consolidated with other nonqualified defined benefit pension plans to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan. The consolidation does not affect the benefit amounts payable to the participants. Effective December 31, 2019, the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program (the “OSERP”) and Huntington Ingalls Industries Supplemental Plan 2—ERISA 2 were merged into the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan, which was subsequently renamed the Huntington Ingalls Industries Consolidated Supplemental Retirement Plan. This merger does not affect the benefit amounts payable to the participants.

The changes in pension values shown in the Summary Compensation Table include the effects of:

•	an additional year of service from December 31, 2022 to December 31, 2023;

•	changes in eligible pension pay;

•	changes in applicable pay cap limits; and

•	changes in actuarial assumptions.

Description of Qualified Plans

Huntington Ingalls Industries Retirement Plan “B”. The general benefit structure for each participant is similar except for the historical benefit formulas, the transition benefit formulas and the timing of the transition period, all of which are described below. The plans are qualified under IRC Section 401 and provide up to three component pieces of benefits depending on when a participant is hired and terminates. The following chart illustrates the component pieces (described in more detail after the chart):

Part B (5-Year Transition Benefit) Benefit based on a formula similar to the one under the historical plan formula during the transition period
Part A Benefit under the historical plan formula before the transition period	+	or (if greater)	+	Part D Benefit under the cash balance formula after the transition period	=	Pension Benefit
Part C (5-Year Transition Benefit) Benefit under the cash balance formula during the transition period

The components are the historical benefit (the Part A benefit), the transition benefit (the greater of the Part B benefit or the Part C benefit) and the cash balance benefit (the Part D benefit). Eligible employees who joined a plan after the transition date associated with their pension plan accrue only the cash balance benefit (Part D) from their first date of participation.

The qualified benefit for each NEO is the sum of these three benefits (Part A + Max (Part B or C) + Part D). The transition period for the Huntington Ingalls Industries Retirement Plan “B” was July 1, 2003 through June 30, 2008. During the transition period, each eligible participant earned the greater of (i) the benefit calculated under a formula similar to his or her historical plan (Part B) or (ii) the cash balance formula benefit (Part C).

The cash balance formula (Parts C and D benefits) uses a participant’s points (age plus years of service) to determine a pay-based credit amount (a percentage of eligible pay) on a monthly basis. Interest is credited monthly on the amount in the participant’s hypothetical individual account. At normal retirement age, a participant’s balance in the hypothetical account is converted into an annuity payable for life, using specified factors. There are various forms of annuities from which the participant can choose, including a single-life annuity or a joint-and-survivor annuity.

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Specific Elements of the Plans. The following paragraphs describe specific elements of the qualified plans in which our NEOs participate.

•	Formulas Under Historical Plans:

•

HII Northrop Grumman Retirement Plan—This plan is a legacy part of the Huntington Ingalls Industries Retirement Plan “B” and provides a benefit equal to 1.6667% of final average pay (as limited by IRC Section 401(a)(17)) multiplied by benefit service up to a maximum of 30 years. Final average pay is the average of the three highest-paid years during which the participant was an eligible employee of Northrop Grumman after 1996. Mr. Kastner has historical (Part A) benefits under this formula.

•

HII Grumman Pension Plan—This plan is a legacy part of the Huntington Ingalls Industries Retirement Plan “B” and provides a benefit equal to 1.6667% of final average pay (as limited by IRC Section 401(a)(17)) multiplied by benefit service after December 31, 1994, plus the frozen accrued benefit as of December 31, 1994. Final average pay is the average of the three highest-paid years during which the participant was an eligible employee of the company after 1996. Messrs. Stiehle and Kastner have historical (Part A) benefits under this formula.

•

HII Ingalls Shipbuilding, Inc. Retirement Plan—This plan is a legacy part of the Huntington Ingalls Industries Retirement Plan “B” and provides a benefit equal to the greater of (1) and (2), reduced by (3):

1)	60% of pre-tax deposits to the Huntington Ingalls Industries Financial Security and Savings Program (“FSSP”) retirement account and after-tax contributions to the plan.

2)

85% of pre-tax deposits to the FSSP retirement account and after-tax contributions to the plan minus 75% of the estimated primary social security benefit multiplied by the ratio of after-tax contributions to the plan and pre-tax FSSP retirement account deposits divided by after-tax contributions to the plan plus pre-tax FSSP retirement account deposits plus imputed deposits (4% of eligible pay).

3)	The annuity equivalent of the pre-tax FSSP retirement account deposits and after-tax contributions to the plan.

Ms. Wilkinson has historical (Part A) benefits under this formula. Part B is determined using the above formula with imputed deposits instead of pre-tax deposits to the FSSP retirement account and after-tax contributions.

•

Cash Balance Formula. Table 1 shows the percentage of pay credit specified at each point level for the Part C benefit for each NEO. Interest is credited monthly based upon the 30-year Treasury bond rate in effect four months prior to the crediting month.

•

For the Part D benefit, the cash balance formula for each NEO is based upon Table 2. Interest is credited monthly based on the 30-year Treasury bond rate in effect four months prior to the crediting month.

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Table 1 (Part C Formula)

	Credit Amount

Points (attained age and total service)	All Eligible Pay (%)	Eligible Pay in Excess of Social Security Wage Base (%)
Under 25	6.0	6.0
25 to 34	6.5	6.0
35 to 44	7.0	6.0
45 to 54	7.5	6.0
55 to 64	8.0	6.0
65 to 74	8.5	6.0
75 to 84	9.0	6.0
Over 84	9.5	6.0

Table 2 (Part D Formula)

	Credit Amount

Points (attained age and total service)	All Eligible Pay (%)	Eligible Pay in Excess of Social Security Wage Base (%)
Under 25	3.5	4.0
25 to 34	4.0	4.0
35 to 44	4.5	4.0
45 to 54	5.0	4.0
55 to 64	5.5	4.0
65 to 74	6.5	4.0
75 to 84	7.5	4.0
Over 84	9.0	4.0

•

Vesting. Participants vest in their program benefits upon completion of three years of service. As of December 31, 2023, each NEO participating in a qualified pension plan has a non-forfeitable right to receive retirement benefits, which are payable upon early (if eligible) or normal retirement, as elected by the NEO.

•

Form of Benefit. The standard form of benefit is an annuity payable for the life of the participant. At normal retirement, the annuity for the cash balance formula is equal to the accumulated account balance divided by 9. Other annuity options may be elected; however, each option is actuarially equivalent in value to the standard form.

•

Pay. Pay for purposes of the cash balance, the HII Ingalls Shipbuilding, Inc. Retirement Plan, the HII Grumman Pension Plan formula and the HII Northrop Grumman Retirement Plan formula is primarily salary plus the annual cash bonus.

•

Normal Retirement. Normal retirement means the benefit is not reduced for early commencement. It is generally specified in each formula as: age 65 for the HII Ingalls Shipbuilding, Inc. Retirement Plan, the HII Grumman Pension Plan and the HII Northrop Grumman Retirement Plan formulas and the later of age 65 and three years of vesting service for the cash balance formula.

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•

Early Retirement. Early retirement eligibility for the historical HII Grumman Pension Plan (post-1994 benefits), the HII Northrop Grumman Retirement Plan and the cash balance formulas occurs when the participant both attains age 55 and completes ten years of service. Early retirement eligibility for the historical HII Grumman Pension Plan (pre-1995 benefits) occurs when the participant attains age 60 with at least one year of service or age 50 with at least 20 years of service. Early retirement eligibility for the historical HII Ingalls Shipbuilding, Inc. Retirement Plan occurs when the participant both attains age 55 and completes five years of service. Early retirement benefits under both the historical and cash balance formulas may be reduced for commencement prior to normal retirement to reflect the longer period of time over which the benefit will be paid.

Messrs. Stiehle and Kastner have reached the age of 55 and have completed ten or more years of service. Mr. Stiehle has reached the age of 50 and completed 20 years of service. Accordingly, each of Messrs. Stiehle and Kastner is eligible for early retirement under the Huntington Ingalls Industries Retirement Plan “B” (which includes historical benefits from the HII Grumman Pension Plan and the HII Northrop Grumman Retirement Plan). Early retirement benefits for each NEO cannot commence prior to termination of employment. Ms. Wilkinson has not yet reached retirement eligibility in the defined benefit plans. Messrs. Boudreaux and Green do not participate in any defined benefit pension plans.

Description of Nonqualified Plans

Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2. This plan is a nonqualified plan that provides benefits that would have been paid under the Huntington Ingalls Industries Retirement Plan “B” but for the IRC Section 401(a)(17) limit on the amount of compensation that must be taken into account under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under this plan are subject to a general limitation of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP) for all company pension benefits. Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option on a portion of the benefit. Reductions for early retirement apply in the same manner as under the associated qualified plan.

Messrs. Stiehle and Kastner began participating in the plan when they reached applicable pay grades for inclusion in the plan.

HII Litton Industries, Inc. Restoration Plan. This plan is a nonqualified plan that provides benefits that would have been paid under the Huntington Ingalls Industries Retirement Plan “B” but for the IRC Section 401(a)(17) limit on the amount of compensation that must be taken into account under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under this plan are subject to a general limitation for all company pension benefits of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP). Optional forms of payment are generally the same as those under the qualified plan, plus a 13-month delayed lump sum option on a portion of the benefit. Reductions for early retirement apply in the same manner as under the associated qualified plan.

Ms. Wilkinson began participating in the HII Litton Industries, Inc. Restoration Plan when she reached applicable pay grades for inclusion in the plan.

Officers Supplemental Executive Retirement Program. The OSERP is a nonqualified plan frozen to new entrants on July 1, 2008. Accordingly, officers hired on or after this date and any promoted officers who do not participate in a qualified defined benefit pension plan are not allowed to participate in the program. On December 31, 2018, this program was also closed to those officers whose hire date was prior to July 1, 2008, but promotion date occurred on or after January 1, 2019. Instead, officers who were hired on or after July 1, 2008, or promoted on or after January 1, 2019, participate in the

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Huntington Ingalls Industries Officers Retirement Account Contribution Plan, which is a defined contribution plan arrangement.

Messrs. Stiehle and Kastner and Ms. Wilkinson participate in the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program, which provides a total pension benefit equal to a percentage of final average pay (the average pay without the IRC Section 401(a)(17) limit and including deferred compensation in the three highest-paid plan years during the greater of (i) the last ten consecutive years of participation or (ii) all consecutive years of participation since January 1, 1997) where the percentage is determined by the following formula: 2% for each year of service up to ten years, 1.5% for each subsequent year up to 20 years and 1% for each additional year over 20 and less than 45, less any other HII pension benefits. Under the OSERP, all years of service with HII are used to determine the final percentage.

The OSERP benefit, when combined with all HII pension benefits, cannot exceed the general limit of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP). Optional forms of payment are generally the same as those under the qualified plan, plus a 13-month delayed lump sum option on a portion of the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program benefit.

•	Normal Retirement: Age 65.

•

Early Retirement: Age 55 and completion of ten years of service. Benefits are reduced by the lesser of 2.5% for each year between retirement age and age 65, or 2.5% for each point less than 85 at retirement. Points are equal to the sum of age and years of service.

•

Vesting: Participants vest in their OSERP benefits upon attaining age 55 and completion of ten years of service or attaining age 65 and completion of five years of service. These milestones must be attained prior to termination from HII.

Huntington Ingalls Industries Consolidated Supplemental Retirement Plan. Effective December 31, 2014, the HII Litton Industries, Inc. Restoration Plan was consolidated with other nonqualified defined benefit pension plans to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan. The consolidation does not affect the benefit amounts payable to the participants. Effective December 31, 2019, the OSERP and ERISA 2 were merged into the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan, which was subsequently renamed the Huntington Ingalls Industries Consolidated Supplemental Retirement Plan. This merger does not affect the benefit amounts payable to the participants.

Section 409A Restrictions on Timing and Optional Forms of Payment. Under IRC Section 409A, employees who participate in company-sponsored nonqualified plans, such as the Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2, the HII Litton Industries, Inc. Restoration Plan and the OSERP, are subject to special rules regarding the timing and forms of payment for benefits earned or vested after December 31, 2004 (“post-2004 benefits”). Payment of post-2004 benefits must begin on the first day of the month coincident with or following the later of attainment of age 55 and termination from the company. The optional forms of payment for post-2004 benefits are limited to a single life annuity or a selection of joint and survivor options.

Specific Assumptions Used to Estimate Present Values. The following assumptions were used to estimate the present values in the Pension Benefits table:

•

Assumed Retirement Age: For all plans, pension benefits are assumed to begin at the earliest retirement age that the participant can receive an unreduced benefit payable from the plan. OSERP benefits are first unreduced once an NEO reaches age 55 and accumulates 85 points or reaches

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age 65. For the HII Grumman Pension Plan (pre-1995 benefits), vested benefits are first unreduced at age 60. For the HII Grumman Pension Plan (post-1994 Part A and Part B benefits), the HII Northrop Grumman Retirement Plan (Part A and B benefits) and the associated Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2 (Part A and B benefits), vested benefits are first unreduced once an NEO reaches age 55 and accumulates 85 points or reaches age 65. For the HII Ingalls Shipbuilding, Inc. Retirement Plan (Part A and B benefits) and the associated HII Litton Industries, Inc. Restoration Plan (Part A and B benefits), benefits are first unreduced once an NEO reaches age 60 and accumulates 80 points or reaches age 65. Given each NEO’s period of service, except Ms. Wilkinson, cash balance benefits (Part C and D benefits) will be converted to an annuity on an unreduced basis starting at age 55. Ms. Wilkinson’s cash balance benefits (Part C and D benefits) will be converted to an annuity on an unreduced basis starting at age 65.

When portions of an NEO’s benefit under the “Part A + Max (Part B or Part C) + Part D” structure have different unreduced retirement ages, the later unreduced age is used for the entire benefit.

•	Discount Rate: The applicable discount rates are as follows:

Plan Name	12/31/2023 (%)	12/31/2022 (%)

Huntington Ingalls Industries Supplemental Plan 2	5.26	5.46

Huntington Ingalls Industries Retirement Plan “B”	5.27	5.49

HII Litton Industries, Inc. Restoration Plan	5.26	5.46

Officers Supplemental Executive Retirement Program	5.26	5.46

•	Mortality Table: A variation of the Pri-2012 and MP-2021 mortality tables, adjusted to reflect the company’s experience and expectations.

•

Present Values: Present values are calculated using the Assumed Retirement Age, Discount Rate and Mortality Table described above; they assume no pre-retirement mortality, disability or termination and that the NEO remains employed until his or her earliest unreduced retirement age.

•

Future Investment Crediting Rate Assumption: Cash balance amounts are projected to the Assumed Retirement Age based on the future investment crediting rate assumptions of 3.63% as of December 31, 2022, and 3.58% as of December 31, 2023. These rates are used in conjunction with the discount rate to estimate the present value amounts for cash balance benefits.

Information on Executives Eligible to Retire. Messrs. Stiehle and Kastner are eligible to retire early and begin pension benefits immediately under all plans in which they participate. Their total annual immediate benefit, assuming they had terminated on December 31, 2023, is $582,920 for Mr. Stiehle and $1,039,794 for Mr. Kastner.

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2023 Nonqualified Deferred Compensation

The following table summarizes the compensation of our NEOs under our nonqualified deferred compensation plans.

2023 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)

Christopher D. Kastner	Deferred Compensation	—	—	—	—	—
	Savings Excess	214,041	107,021	280,500	—	2,172,302

Thomas E. Stiehle	Deferred Compensation	—	—	—	—	—
	Savings Excess	92,120	36,848	207,017	—	1,051,854

Chad N. Boudreaux	Savings Excess	81,929	81,929	115,385	—	893,652
	ORAC	—	49,613	63,568	—	448,485

Edgar A. Green III	Savings Excess	5,951	35,707	277,692	—	1,618,933
	ORAC	—	37,005	56,350	—	456,037

Kara R. Wilkinson	Deferred Compensation	—	—	—	—	—
	Savings Excess	421,811	33,745	260,476	—	1,406,680

(1)	Executive contributions in this column also are included in the salary and non-equity incentive plan columns of the 2023 Summary Compensation Table.

(2)	Company contributions in this column are included under the All Other Compensation column in the 2023 Summary Compensation Table and under the 2023 All Other Compensation table.

(3)	Aggregate earnings in the last fiscal year are not included in the 2023 Summary Compensation Table because they are not above market or preferential.

(4)

The only amounts reflected in this column that previously were reported as compensation to the NEO in the Summary Compensation Table are executive and company contributions for the respective fiscal year-end and only if the NEO was reported as an NEO for each respective year. Aggregate earnings in this column were not reported previously in the Summary Compensation Table.

•	Mr. Kastner’s aggregate SEP account balance consists of $976,290 in employee contributions.

•	Mr. Stiehle’s aggregate SEP account balance consists of $507,995 in employee contributions.

•	Mr. Boudreaux’s aggregate SEP account balance consists of $360,883 in employee contributions.

•	Mr. Green’s aggregate SEP account balance consists of $719,406 in employee contributions.

•	Ms. Wilkinson’s aggregate SEP account balance consists of $1,106,890 in employee contributions.

The material terms of the deferred compensation plans in which our NEOs participate are summarized below:

•

The “Deferred Compensation Plan” was the Northrop Grumman Deferred Compensation Plan, which was closed to future contributions at the end of 2010. Prior to 2011, eligible executives were allowed to defer a portion of their salary and bonus. No company contributions were made to the plan.

•	The “Savings Excess Plan” is described below. No above market earnings are provided under the plan.

•

The Savings Excess Plan allows eligible participants to defer between 1% and 75% of salary and annual incentive payments above the limits mandated by the IRS. The company may provide a matching contribution of up to 4%, based upon a participant contribution rate of 8%. Participants are immediately 100% vested in their accounts and are allowed to make elections regarding how their account balances will be deemed invested for purposes of crediting earnings to the account by selecting investments from a limited list of investment options selected by the plan administrator.

80	Huntington Ingalls Industries, Inc.

Executive Compensation

•	Based upon an advance election, payment is made in a lump sum or installments over a period of up to 15 years. Neither in-service distributions nor hardship withdrawals are allowed under this plan.

•

The “ORAC” covers the majority of those elected and appointed officers hired on or after July 1, 2008, who are not eligible for defined benefit retirement plans. Enrollment is automatic, and the company contributes an amount equal to 4% of the officer’s eligible compensation.

All deferred compensation that was not earned and vested before January 1, 2005, is subject to the requirements of IRC Section 409A. Those requirements largely restrict an executive’s ability to control the form and timing of distributions from nonqualified plans such as those listed in this table.

Potential Payments Upon Termination or Change in Control

The tables below provide estimated payments and benefits that we would have provided each NEO if his or her employment had terminated on December 31, 2023, for specified reasons. This information is based upon the assumption that employment terminated on December 31, 2023, and uses the closing price of our common stock of $259.64 on the NYSE as of December 29, 2023. These payments and benefits are provided under the following plans:

•	The Severance Plan for Elected and Appointed Officers

•	The 2012 Long-Term Incentive Stock Plan and 2022 Long-Term Incentive Stock Plan and terms and conditions of equity awards

We summarize below these plans before providing the estimated payment and benefit amounts in the tables. Due to the many factors that affect the nature and amount of any benefits provided upon the termination events discussed below, any actual amounts paid or distributed to our NEOs may be different. Factors that may affect these amounts include timing during the year of the occurrence of the event, our stock price and the NEO’s age.

The amounts described in the tables below are in addition to each NEO’s benefits described in the Pension Benefits and Nonqualified Deferred Compensation tables, as well as benefits generally available to our employees such as distributions under our 401(k) plan, disability and life insurance benefits and accrued vacation.

Severance Plan

Upon a “qualifying termination” (defined below), we have discretion to provide severance benefits to our NEOs under The Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries (the “Severance Plan”). Provided the NEO signed a release, such executive would have received:

•	a lump sum severance benefit equal to 1.5 times base salary and target bonus;

•	continued medical and dental premium payments for 18 months following the date of termination;

•

financial planning expense reimbursement for fees incurred in the year in which the date of termination occurs ((limited to $15,000) ($30,000 for the CEO)) and any fees incurred in the year following the year in which the date of termination occurs ((limited to $15,000) ($30,000 for the CEO));

•

reimbursement for the cost of a qualified executive physical as part of the executive perquisites program within established limits (up to $2,000 ($4,000 beginning in 2024)) through the end of the year of termination; and

•	outplacement services reimbursement for fees incurred within one year after the date of termination (limited to 15% of base salary as of the date of termination).

2024 Notice and Proxy Statement	81

Executive Compensation

A “qualifying termination” means one of the following:

•	an involuntary termination of employment of the NEO, other than termination for cause or mandatory retirement; or

•	an NEO’s election to terminate employment with us in lieu of accepting a downgrade to a non-officer position or status.

Terms of Equity Awards Under the 2012 Plan and the 2022 Plan

The terms of equity awards to our NEOs under the 2012 Plan and the 2022 Plan provide for prorated or accelerated vesting if an NEO terminates for certain reasons. For stock options and RPSRs, accelerated vesting of a portion of each award occurs upon a termination due to death, disability or retirement (after age 55 with ten years of service or mandatory retirement at age 65). An extended exercise period is also provided for options under these circumstances. For RSRs, accelerated vesting occurs upon a termination due to death or disability.

For purposes of estimating the payments due under RPSRs below, our performance is assumed to be at target levels through the close of each three-year performance period, and we include accrued DEUs for awards granted in 2012 and later.

The terms of equity awards to our NEOs under the 2012 Plan and the 2022 Plan also provide for accelerated vesting of stock options, RPSRs and RSRs in the event that the NEO is terminated in a qualifying termination related to a change in control (see “Change-in-Control Followed by Termination Payments Summary” below).

Payouts of RPSRs for retirements and terminations is made during the normal process for payouts, which occurs during the first quarter following the end of the performance period.

Potential Payments upon Termination of Employment

The following tables show the values of payments and other benefits due to our NEOs under the Severance Plan, the 2012 Plan and the 2022 Plan, assuming a termination of employment as of December 31, 2023.

Change-in-Control Followed by Termination Payments Summary

	Kastner	Stiehle	Boudreaux	Green	Wilkinson

Severance	$4,230,000	$1,552,500	$1,539,000	$1,432,237	$1,471,500

Bonus (Actual Earned in 2023)[1]	$2,997,000	$851,000	$843,600	$814,784	$688,880

Unvested RS/RSU Value	$0	$0	$0	$0	$0

Unvested Stock Option Value	$0	$0	$0	$0	$0

Unvested Performance-Based RS/RSU Value[2]	$17,111,315	$5,912,262	$4,915,245	$5,333,265	$4,554,605

Health and Welfare Benefits	$26,465	$26,465	$25,892	$30,217	$20,617

Financial Planning and Outplacement	$240,000	$116,250	$115,500	$109,569	$111,750

Total Payments Before Excise Tax Response	$24,604,780	$8,458,478	$7,439,237	$7,720,071	$6,847,352

Forfeiture Due to Alternative Cap (If Applicable)	$0	$0	$664,521	$0	$0

Total Payments After Excise Tax Response	$24,604,780	$8,458,478	$6,774,716	$7,720,071	$6,847,352

1.	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2023 are shown in the table above.
2.	2021-2023 RPSR cycle paid based on actual performance through 12/31/2023. All unvested cycles fully accelerate at target.

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Involuntary Termination Not For Cause or Good Reason Termination by Executive

	Kastner	Stiehle	Boudreaux	Green	Wilkinson

Severance	$4,230,000	$1,552,500	$1,539,000	$1,432,237	$1,471,500

Bonus (Actual Earned in 2023)[1]	$2,997,000	$851,000	$843,600	$814,784	$688,880

Unvested RS/RSU Value	$0	$0	$0	$0	$0

Unvested Stock Option Value	$0	$0	$0	$0	$0

Unvested Performance-Based RS/RSU Value[2]	$10,428,268	$4,024,507	$1,984,429	$3,886,118	$1,623,789

Health and Welfare Benefits	$26,465	$26,465	$25,892	$30,217	$20,617

Financial Planning and Outplacement	$240,000	$116,250	$115,500	$109,569	$111,750

Total Payments	$17,921,733	$6,570,722	$4,508,421	$6,272,925	$3,916,535

1.	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2023 are shown in the table above.
2.

2021-2023 RPSR cycle paid based on actual performance through 12/31/2023. Messrs. Kastner, Stiehle and Green are retirement eligible, and unvested cycles are therefore pro-rated at target. Mr. Boudreaux and Ms. Wilkinson are not retirement eligible and, therefore, would forfeit the 2022-2024 and 2023-2025 cycles.

Termination Due to Death or Disability

	Kastner	Stiehle	Boudreaux	Green	Wilkinson

Bonus (Actual Earned in 2023)[1]	$2,997,000	$851,000	$843,600	$814,784	$688,880

Unvested RS/RSU Value	$0	$0	$0	$0	$0

Unvested Stock Option Value	$0	$0	$0	$0	$0

Unvested Performance-Based RS/RSU Value[2]	$10,428,268	$4,024,507	$3,468,098	$3,886,118	$3,107,458

Total Payments	$13,425,268	$4,875,507	$4,311,698	$4,700,902	$3,796,338

1.	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2023 are shown in the table above.
2.	2021-2023 RPSR cycle paid based on actual performance through 12/31/2023. All unvested cycles are prorated at target.

Retirement

	Kastner	Stiehle	Boudreaux	Green	Wilkinson

Bonus (Actual Earned in 2023)[1]	$2,997,000	$851,000	$843,600	$814,784	$688,880

Unvested RS/RSU Value[2]	$0	$0	$0	$0	$0

Unvested Stock Option Value	$0	$0	$0	$0	$0

Unvested Performance-Based RS/RSU Value[3]	$10,428,268	$4,024,507	$1,984,429	$3,886,118	$1,623,789

Total Payments	$13,425,268	$4,875,507	$2,828,029	$4,700,902	$2,312,669

1.	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2023 are shown in the table above.
2.	All unvested restricted stock/unit grants are forfeited upon retirement.
3.

2021-2023 RPSR cycle paid based on actual performance through 12/31/2023. Messrs. Kastner, Stiehle and Green are retirement eligible, and unvested cycles are therefore pro-rated at target. Mr. Boudreaux and Ms. Wilkinson are not retirement eligible and, therefore, would forfeit the 2022-2024 and 2023-2025 cycles.

2024 Notice and Proxy Statement	83

Executive Compensation

Pay Versus Performance
As required by Item 402(v) of Regulation
S-K
under the Securities Exchange Act of 1934, we are providing the following information about the relationship between compensation actually paid (“CAP”) as calculated pursuant to Item 402(v) and performance. This disclosure has been prepared in accordance with Item 402(v) of Regulation
S-K
and does not necessarily reflect value actually realized by the executives or how the Compensation Committee evaluates compensation decisions in light of company or individual performance. For further information concerning HII’s variable pay-for-performance
philosophy and how the company aligns executive compensation with the company’s performance, see “Compensation Discussion and Analysis”
above.

							Value of Initial Fixed $100 Investment Based On:

Year (a)	Summary Compensation Table Total for first PEO 1 (b)	Summary Compensation Table Total for second PEO 1 (b)	Compensation Actually Paid to first PEO 2 (c)	Compensation Actually Paid to second PEO 2 (c)	Average Summary Compensation Table Total for Non-PEO NEOs 3 (d)	Average Compensation Actually Paid to Non-PEO NEOs 4 (e)	Total Shareholder Return 5 (f)	Peer Group Total Shareholder Return 6 (g)	Net Income (millions) 7 (h)	EBITDAP (millions) 8 (i)

2023	$14,100,619	n/a	$14,030,077	n/a	$3,519,012	$3,969,418	$113	$129	$681	$1,211

2022	$7,742,266	$3,635,247	$9,452,779	$7,011,842	$2,739,014	$3,404,890	$98	$104	$579	$1,060

2021	$7,714,067	n/a	$10,473,486	n/a	$2,769,626	$3,287,420	$78	$109	$544	$972

2020	$6,440,417	n/a	$1,676,179	n/a	$3,077,970	$1,219,510	$70	$106	$696	$796

1.
The PEO for 2023 is Christopher D. Kastner. During 2022, two individuals served as HII’s Principal Executive Officer (“PEO”). The first PEO included in the table for 2022 is Mr. Kastner, and the second PEO is C. Michael Petters. The PEO for 2021 and 2020 is Mr. Petters.

2.
The dollar amounts reported in columns (c) represent the amount of CAP to the first PEO and the second PEO (for 2022), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO during the applicable year. The following adjustments were made to the PEO’s total compensation for each applicable year to determine the compensation actually paid in accordance with SEC rules:

  First PEO

Year	Reported Summary Compensation Table Total for First PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Reported Change in the Actuarial Present Value of Pension Benefits (c)	Pension Benefit Adjustments (d)	Compensation Actually Paid to First PEO
2023	$14,100,619	$(5,799,855)	$9,372,275	$(3,962,861)	$319,899	$14,030,077
2022	$7,742,266	$(4,399,840)	$6,253,480	$(363,888)	$220,761	$9,452,779
2021	$7,714,067	$(4,399,947)	$7,063,596	$(503,926)	$599,697	$10,473,486
2020	$6,440,417	$(4,399,962)	$(37,104)	$(915,344)	$588,172	$1,676,179
  Second PEO

Year	Reported Summary Compensation Table Total for Second PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Reported Change in the Actuarial Present Value of Pension Benefits (c)	Pension Benefit Adjustments (d)	Compensation Actually Paid to Second PEO
2022	$3,635,247	$(1,451,915)	$4,784,146	$0	$44,364	$7,011,842

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the covered fiscal year; (ii) the amount of change in fair value as of the end of the applicable

84	Huntington Ingalls Industries, Inc.

Executive Compensation

year from the end of the prior fiscal year of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date from the end of the prior fiscal year; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts
deducted or added in calculating the equity award adjustments are as follows:
  First PEO

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$7,116,525	$765,249	$0	$1,490,502	$0	$0	$9,372,275
2022	$5,051,057	$558,459	$0	$643,963	$0	$0	$6,253,480
2021	$4,685,308	$395,842	$0	$1,982,446	$0	$0	$7,063,596
2020	$3,274,130	$(1,612,397)	$0	$(1,698,837)	$0	$0	$(37,104)
  Second PEO

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$1,666,812	$1,228,610	$0	$1,888,724	$0	$0	$4,784,146

(c)	The amounts included in this column are the amounts reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.
(d)
The total pension benefit adjustments for each applicable year include the aggregate of two components: (i) the actuarially determined service cost for services rendered by Mr. Kastner and Mr. Petters during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments are as follows:

  First PEO

Year	Service Cost	Prior Service Cost	Total Pension Benefit Adjustments
2023	$319,899	$0	$319,899
2022	$220,761	$0	$220,761
2021	$599,697	$0	$599,697
2020	$588,172	$0	$588,172

2024 Notice and Proxy Statement	85

Executive Compensation

Second PEO

Year	Service Cost	Prior Service Cost	Total Pension Benefit Adjustments
2022	$44,364	$0	$44,364

3.
The dollar amounts reported in column (d) represent the average of the amounts reported for the company’s NEOs as a group (excluding Mr.
Kastner
(for 2023 and 2022) and Mr. Petters (for 2022, 2021, and 2020) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs for 2023 were Thomas E. Stiehle, Chad N. Boudreaux, Edgar A. Green III and Kara R. Wilkinson. The NEOs for 2022 were Messrs. Kastner, Stiehle and
Boudreaux
, Ms. Wilkinson and Mr. Green. The NEOs for 2020 were Mr. Kastner, Brian J. Cuccias, Mr. Green and Jennifer R. Boykin.

4.
The dollar amounts reported in column (e) represent the average amount of CAP to the NEOs as a group (excluding Mr. Kastner (for 2023 and 2022) and Mr. Petters (for 2022, 2021, and 2020). The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the of Item 402(v) of Regulation
S-K,
the following adjustments were made to the total compensation for the non-PEO
NEOs for each year to determine the compensation actually paid, using the same methodology described above in Note 2. The amounts presented are averages for the entire group of non-PEO
NEOs
:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments (a)	Average Reported Change in the Actuarial Present Value of Pension Benefits	Average Pension Benefit Adjustments (b)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$3,519,012	$(1,237,346)	$2,455,702	$(829,640)	$61,690	$3,969,418
2022	$2,739,014	$(1,237,455)	$1,986,110	$(166,194)	$83,415	$3,404,890
2021	$2,769,626	$(1,249,905)	$1,815,118	$(123,925)	$76,507	$3,287,420	*
2020	$3,077,970	$(1,237,314)	$13,173	$(770,548)	$136,228	$1,219,510	*

*	Does not total due to rounding.

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$1,518,245	$215,226	$0	$722,231	$0	$0	$2,455,702
2022	$1,420,610	$270,648	$0	$294,852	$0	$0	$1,986,110
2021	$1,330,968	$93,198	$0	$390,952	$0	$0	$1,815,118
2020	$920,718	$(453,429)	$0	$(454,116)	$0	$0	$13,173

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(b)	The amounts deducted or added in calculating the total pension benefit adjustments are as follows:

Year	Average Service Cost	Average Prior Service Cost	Total Average Pension Benefit Adjustments
2023	$61,690	$0	$61,690
2022	$83,415	$0	$83,415
2021	$76,507	$0	$76,507
2020	$92,487	$43,741	$136,228

5.
Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement
period, assuming dividend reinvestment, and the difference between the company’s share price at the end and the beginning of the measurement period by the company’s share price at the beginning of the measurement period.

6.
Represents the peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P Aerospace & Defense Select Industry Index.

7.	The dollar amounts reported represent the amount of net income reflected in the company’s audited financial statements for the applicable year.
8.
EBITDAP is calculated as net earnings, plus interest, taxes, depreciation and amortization, less net pension/post retirement benefit expense. While the company uses numerous financial and non-financial
performance measures for the purpose of evaluating performance for the company’s compensation programs, the company has determined that EBITDAP is the financial performance measure that, in the company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to company performance.

Financial Performance Measures
As described in greater detail under “Compensation Discussion and Analysis” above, HII’s executive compensation program reflects a variable pay-for-performance
philosophy. The metrics we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures we used to link executive compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance are as follows:

•	EBITDAP
•	Segment operating margin
•	Operating cash flow
•	Return on invested capital
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail under “Compensation Discussion and Analysis” above, HII’s executive compensation program reflects a variable pay-for-performance
philosophy. While we utilize several performance measures to align executive compensation with company performance, all of those company measures are not presented in the Pay versus Performance table. Moreover, HII generally seeks to incentivize long-term performance, and therefore does not specifically align the company’s performance measures with compensation actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

2024 Notice and Proxy Statement	87

Executive Compensation

Compensation Actually Paid and TSR/Peer TSR

Compensation Actually Paid and Net Income

88	Huntington Ingalls Industries, Inc.

Executive Compensation

Compensation Actually Paid and EBITDAP

2024 Notice and Proxy Statement	89

Audit Committee Matters

AUDIT COMMITTEE REPORT

As described more fully in its charter, among the purposes for which the Audit Committee was organized are to assist the Board in its general oversight of (a) the integrity of the company’s financial statements and the company’s accounting and financial reporting processes and financial statement audits and (b) the company’s system of internal control over financial reporting. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management, the internal audit department and our independent auditors on the basis of information the committee receives, communications with management, the Vice President of Internal Audit and the independent auditors and the experience of the Audit Committee members in business and financial and accounting matters.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2023, with management, including our Vice President of Internal Audit, and our independent auditors. Management is responsible for the financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States and on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee met privately with our independent auditors and discussed issues deemed significant by the independent auditors, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee discussed with our independent auditors their independence from HII and its management; received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence; and considered whether the provision of non-audit services to HII by the independent auditors was compatible with maintaining the independent auditors’ independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023.

Submitted by the members of the Audit Committee:

Leo P. Denault, Chairman

Augustus L. Collins

Craig S. Faller

Thomas C. Schievelbein

John K. Welch

90	Huntington Ingalls Industries, Inc.

Audit Committee Matters

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees for professional services billed to us in 2023 and 2022 by Deloitte & Touche LLP, our independent auditors:

($ in thousands)	2023	2022

Fees Billed:

Audit Fees	9,252	8,989

Audit-Related Fees	480	524

Tax Fees	316	395

All Other Fees	2	2

Total	10,050	9,910

Audit fees for 2023 and 2022 related to services provided in connection with audits of our annual consolidated financial statements, including audits of internal control over financial reporting, interim reviews of our quarterly unaudited condensed consolidated financial statements included in Forms 10-Q, statutory audits of our captive insurance subsidiary and verification of financial statements and other financial data included in securities registration statements and other documents we filed with the SEC.

Audit-related fees for 2023 and 2022 related to services provided in connection with audits of our employee benefit plans.

Tax fees were incurred in 2023 and 2022 for services related to nonrecurring and discrete tax projects.

All other fees for 2023 and 2022 included non-audit-related fees for technical accounting on-line research tools.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

All 2023 services provided by Deloitte & Touche LLP were approved by the Audit Committee. The Audit Committee also reviewed these services to ensure compatibility with maintenance of the auditor’s independence.

The Audit Committee has a pre-approval policy and procedures related to the provision of services by our independent auditor. Under the policy and procedures, the Audit Committee pre-approves both the type of services to be provided by our independent auditor and the estimated fees related to those services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

The Audit Committee must approve any fees for audit and non-audit services that exceed by certain amounts the estimates of fees for such services initially approved. The Audit Committee is advised quarterly in any event on the services performed by and fees paid to the independent auditor year-to-date for the fiscal year.

2024 Notice and Proxy Statement	91

Stock Ownership Information

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

The following table provides information with respect to the beneficial ownership of our common stock as of February 29, 2024, by:

•	each of our directors;

•	each officer named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

Except as otherwise provided in the footnotes below, each person identified in the following table has sole voting and investment power with respect to the securities owned by such person. None of our directors or executive officers have pledged any of our common stock.

As of February 29, 2024, 39,630,008 shares of our common stock were outstanding.

	Shares of Common Stock	Shares of Common Stock Underlying Share Equivalents(1)	Shares of Common Stock Underlying Restricted Stock Units(2)	Total Number of Shares of Common Stock Beneficially Owned	Percent of Class (%)

Non-Employee Directors

Augustus L. Collins	—	—	8,331	8,331	*

Leo P. Denault	—	—	1,491	1,491	*

Kirkland H. Donald	—	—	5,079	5,079	*

Craig S. Faller	—	—	356	356	*

Victoria D. Harker	3,324	—	7,419	10,743	*

Frank R. Jimenez	—	—	1,700	1,700	*

Anastasia D. Kelly	1,072	—	16,990	18,062	*

Tracy B. McKibben	—	—	3,905	3,905	*

Stephanie L. O’Sullivan	—	—	2,412	2,412	*

Thomas C. Schievelbein	5,847	—	20,585	26,432	*

John K. Welch	1,545	—	6,001	7,546	*

Named Executive Officers

Christopher D. Kastner	70,402	3,285	—	73,687	*

Thomas E. Stiehle	18,971	—	—	18,971	*

Chad N. Boudreaux	19,388	2,117	—	21,505	*

Edgar A. Green III	11,063	4,108	—	15,171	*

Kara R. Wilkinson	6,832	—	—	6,832	*

Directors and Executive Officers as a Group (26 persons)	198,496	14,041	74,269	286,806	*

*	Less than 1%.

(1)	Represents share equivalents with pass-through voting rights in the Huntington Ingalls Industries Savings Plan and/or the Huntington Ingalls Industries Savings Excess Plan.

92	Huntington Ingalls Industries, Inc.

Stock Ownership Information

(2)

Represents vested restricted stock units, which will generally become payable within 30 days following the date a non-employee director ceases to serve on the Board. A restricted stock unit is payable in either a share of common stock or, at the discretion of the Board, cash of equivalent value at the time of vesting (or a combination of cash and shares).

For a description of our stock ownership guidelines, see page 65 of this proxy statement.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To our knowledge, as of February 29, 2024, the following entities beneficially owned more than 5% of our common stock.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class (%)

The Vanguard Group	Common Stock	5,013,651	12.65(a)

100 Vanguard Blvd., Malvern, PA 19355

BlackRock, Inc.	Common Stock	3,777,873	9.53(b)

50 Hudson Yards, New York, NY 10001

State Street Corporation	Common Stock	2,855,786	7.21(c)

State Street Financial Center

One Congress Street, Suite 1, Boston, MA 02114-2016

FMR LLC	Common Stock	2,686,859	6.78(d)
245 Summer Street, Boston, Massachusetts 02210

Capital World Investors	Common Stock	2,318,083	5.85(e)
333 South Hope Street, 55th Floor, Los Angeles, CA 90071

(a)

This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 13, 2024. According to Vanguard, as of December 29, 2023, Vanguard had sole voting power over 0 shares of common stock, shared voting power over 45,782 shares of common stock, sole dispositive power over 4,855,096 shares of common stock and shared dispositive power over 158,555 shares of common stock.

(b)

This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 24, 2024. According to BlackRock, as of December 31, 2023, BlackRock had sole voting power over 3,517,881 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 3,777,873 shares of common stock and shared dispositive power over 0 shares of common stock.

(c)

This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by State Street Corporation (“State Street Corp”) on January 30, 2024. According to State Street Corp, as of December 31, 2023, State Street Corp had sole voting power over 0 shares of common stock, shared voting power over 2,170,637 shares of common stock, sole dispositive power over 0 shares of common stock and shared dispositive power over 2,853,990 shares of common stock.

(d)

This information is derived from information regarding our common stock in a Schedule 13G filed with the SEC by FMR LLC (“FMR”) on February 9, 2024. According to FMR, as of December 29, 2023, FMR had sole voting power over 2,207,783 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 2,686,859 shares of common stock and shared dispositive power over 0 shares of common stock. The filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Abigail P. Johnson may be deemed to beneficially own certain of the shares of common stock beneficially owned by FMR LLC.

(e)

This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by Capital World Investors (“CWI”) on February 9, 2024. According to CWI, as of December 29, 2023, CWI had sole voting power over 2,312,683 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 2,318,083 shares of common stock and shared dispositive power over 0 shares of common stock. CWI is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the “investment management entities”). CWI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.”

2024 Notice and Proxy Statement	93

Item 1—Proposal to Elect 12 Directors

The Board is nominating the 12 individuals named below for election as directors at the annual meeting for one-year terms ending at our annual meeting in 2025 and until their successors are elected. Craig S. Faller was elected to the Board on October 2, 2023. Each of the nominees for director is currently serving on the Board with a term that expires at the 2024 annual meeting. If any nominee is unable to serve as a director, which we do not anticipate, the Board by resolution may reduce the number of directors or choose a substitute nominee.

•	Augustus L. Collins

•	Leo P. Denault

•	Kirkland H. Donald

•	Craig S. Faller

•	Victoria D. Harker

•	Frank R. Jimenez

•	Christopher D. Kastner

•	Anastasia D. Kelly

•	Tracy B. McKibben

•	Stephanie L. O’Sullivan

•	Thomas C. Schievelbein

•	John K. Welch

For biographical information about the nominees for director, including information about their qualifications to serve as a director, see “The Board of Directors” beginning on page 34.

The Board recommends a vote FOR each of the 12 director nominees.

94	Huntington Ingalls Industries, Inc.

Item 2—Proposal to Approve Executive Compensation on an Advisory Basis

Each year stockholders have the opportunity to approve, on an advisory (non-binding) basis, the compensation of our NEOs as required under Section 14A of the Securities Exchange Act of 1934. This vote is often referred to as “say-on-pay.” You are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the NEOs as disclosed in the compensation discussion and analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.”

As described in detail in this proxy statement under “Compensation Discussion and Analysis” beginning on page 46, our compensation programs are:

•

primarily customer-focused, rewarding safety, quality, cost and schedule performance, and stockholder friendly, rewarding consistent achievement of strong financial results and increasing stockholder value;

•	designed to influence outcomes and provide a balance between short- and long-term performances;

•

based on achievement of clear and measurable financial results and accountabilities, with an emphasis on performance-based compensation, and formula-based with appropriate levels of discretion for adjustments;

•	competitive within the market, with measures oriented to promoting strong improvements in HII’s business results as the predominant factor;

•

intended to be disclosed and explained in a transparent and understandable manner, with clear and concise goals to enable the assessment of performance by our Compensation Committee and by our stockholders through the CD&A;

•

designed to produce significant individual rewards for achievement of business goals through both annual operating performance and increased stockholder value and to negatively impact executive compensation for failure to achieve business goals;

•	intended to promote alignment of management and stockholder interests through establishment of stock ownership requirements and monitoring of related executive compliance;

•

designed to mitigate excessive risk by emphasizing a long-term focus on compensation and financial performance through the mix of long-term compensation awards, selection of performance criteria and oversight of compensation programs; and

•	intended to be applied consistently for all incentive plan participants to ensure proper alignment, accountability and line-of-sight regarding commitments and priorities.

We believe our compensation program, with its balance of base salary, short-term incentives (annual cash incentive awards) and long-term incentives (performance and time-based equity awards), rewards sustained performance that is aligned with long-term customer and stockholder interests. We encourage stockholders to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosures contained in this proxy statement.

The Board appreciates the input from our stockholders on our executive compensation. Although this vote is non-binding, the Compensation Committee will consider the results of the vote when considering future executive compensation decisions. To the extent there is any significant negative vote, we will communicate directly with our stockholders to understand the concerns that influenced the vote.

The Board recommends a vote FOR the approval of executive compensation of our NEOs.

2024 Notice and Proxy Statement	95

Item 3—Proposal to Provide an Advisory Vote on the Frequency of Future Advisory Approvals of Executive Compensation

Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution to stockholders at least once every six years to determine whether advisory votes on the compensation of our NEOs should be held every one, two or three years. This vote is often referred to as “say-on-frequency.” In satisfaction of this requirement, stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the stockholders of the Company advise that an advisory resolution with respect to named executive compensation should be presented every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.”

In voting on this resolution, you should mark your proxy for one, two or three based on your preference as to the frequency with which an advisory vote on the compensation of our NEOs should be held. If you have no preference you should abstain.

After consideration, the Board recommends that future advisory approvals of the compensation of our NEOs occur every year. The Board believes this is the optimal frequency, providing you the ability to express your views every year on the compensation of our NEOs.

The Board values the opportunity to receive input from our stockholders. Although this vote is non-binding, the Board will consider the voting results when deciding the policy the Board will adopt on the frequency of future advisory approvals of the compensation of our NEOs. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory approvals on a less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board recommends a vote in favor of future advisory approvals of executive compensation EVERY YEAR.

96	Huntington Ingalls Industries, Inc.

Item 4—Proposal to Ratify the Appointment of Independent Auditors

Deloitte & Touche LLP audited our consolidated financial statements for the year ended December 31, 2023.

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit the consolidated financial statements of HII and its subsidiaries for the year ending December 31, 2024, and the effectiveness of our internal control over financial reporting as of December 31, 2024. The Board has ratified this appointment.

Although ratification of our selection of Deloitte & Touche LLP is not required by our bylaws, NYSE listing standards or otherwise, we are asking our stockholders to do so as a matter of sound corporate governance. The Board appreciates the input from our stockholders on the selection of our independent accounting firm. If the selection of Deloitte & Touche LLP is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of HII and its stockholders.

Representatives of Deloitte & Touche LLP will attend the annual meeting, will have an opportunity to make statements if they desire and will be available to respond to questions, as appropriate.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors.

2024 Notice and Proxy Statement	97

Item 5—Stockholder Proposal Regarding Science-based Greenhouse Gas Reduction Targets and Transition Plan

John R. Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, has informed us that he intends to present the following proposal at the annual meeting and that he owns more than $2,000 of our common stock.

We are presenting the proposal and the supporting statement as they were submitted to us. While we take issue with certain of the statements contained in the proposal and the supporting statement, we have limited our response to the most important points and have not attempted to address all of the statements with which we disagree and that we believe to be unsupported and/or inaccurate.

Stockholder Proposal and Supporting Statement

Proposal 5—Managing Climate Risk Through Science-Based Targets and Transition Planning

WHEREAS: The Intergovernmental Panel on Climate Change has advised that greenhouse gas

(GHG) emissions must be halved by 2030 and reach net zero by 2050 in order to limit global warming to 1.5°C and every incremental increase in temperature above l.5°C will entail increasingly severe physical, transition, and systemic risks for companies and investors alike.

In its 10-K, Huntington Ingalls Industries, Inc. acknowledges the “business is subject to disruption caused by natural disasters, environmental disasters, and other events that could have material adverse effect on [its] financial position, results of operations, or cashflow”. It also states that public and regulatory concern regarding climate change “may result in more federal, regional, and/or international requirements to reduce or mitigate global warming, and legislation, international protocols or treaties, or regulation could mandate stricter limits on greenhouse gas emissions.”

Huntington Ingalls currently does not report its GHG emissions, nor does it have any GHG reduction targets or a publicly available climate transition plan. Peers Oshkosh and Parker Hannifin have committed to setting targets through the Science Based Targets initiative, and Jacobs Solutions has not only published near-term, long-term, and net zero targets validated by SBTi but has also published a robust climate transition action plan which outlines its strategies to decarbonize its operations.

Additionally, proposed rules from the Securities and Exchange Commission and California’s passed

SB 253 and SB 261 ask companies for disclosure of emissions, climate risks, and actions being taken to reduce both. Proposed updates to the Federal Acquisition Regulation in the U.S. would add to these requirements that major government contractors set science-based emissions reduction targets.

Huntington Ingalls must take additional action to mitigate both physical risks to its operations and transition risks associated with already implemented and proposed regulations. Investors believe the Company should adopt 1.5QC-aligned emissions reduction targets for its full carbon footprint and publish a climate transition plan - detailing the forward-looking, near-term, and quantitative actions the Company will take to achieve its medium- and long-term sustainability goals.

RESOLVED: Shareholders request that Huntington Ingalls issue near and long-term science-based

98	Huntington Ingalls Industries, Inc.

Item 5—Stockholder Proposal Regarding Science-based Greenhouse Gas Reduction Targets and Transition Plan greenhouse gas reduction targets aligned with the Paris Agreement’s ambition of limiting global temperature rise to 1.5QC and summarize plans to achieve them.

SUPPORTING STATEMENT: In assessing targets, we recommend,

•	Taking into consideration approaches used by advisory groups like SBTi;

•

Developing a transition plan that shows how the Company plans to meet its goals, taking into consideration criteria used by advisory groups such as the Task Force for ClimateRelated Financial Disclosures, CDP, Transition Plan Taskforce, and the We Mean Business Coalition;

•	Consideration of supporting targets for renewable energy, energy efficiency, supply chain engagement, electrification and other measures deemed appropriate by management.

Please vote yes:

Managing Climate Risk Through Science-Based Targets and Transition Planning—Proposal 5

* * * * * * *

Board Recommendation

The Board recommends a vote AGAINST this proposal for the following reasons.

The Board has carefully considered this proposal and believes that the action requested by the proposal is unnecessary and not in the best interests of HII or its stockholders for the reasons set forth below.

We have already set GHG emissions reduction goals.

Sustainability is a priority at HII, and we are devoting significant resources to pursue a GHG emission reduction strategy that improves HII’s performance while upholding our responsibilities to our communities, customers, employees, stakeholders and investors. We believe this proposal is unnecessary given (i) the significant work we have undertaken to determine, disclose and track our baseline Scope 1 and 2 GHG emissions at our business segments to position the company to set meaningful GHG reduction goals, and (ii) our recently announced commitment to develop a roadmap by the end of 2024 to exceed a 30% aggregate reduction in Scope 1 and 2 GHG emissions from our 2022 baseline, which we have already publicly disclosed. Additionally, we already have an established practice of publicly updating our stakeholders on the progress we have made and will continue to make towards our goal of reducing our GHG emissions.

We continue to pursue improvements in the environmental performance of our operations and our supply chain through actionable sustainability strategies that align with corporate values of integrity, respect, responsibility, safety, performance and engagement.

HII has committed to taking steps to reduce its impact on the environment across its operations and supply chain without giving license to a global nonprofit organization (SBTi) to validate the types of quantitative targets requested in this proposal. Beyond complying with all applicable environmental laws and regulations, we are proactively using state-of-the art technologies and knowledge to protect and preserve our natural resources. For example, we have achieved cumulative energy use reduction of approximately 55,000,000 kWh since 2016 at our Newport News Shipbuilding segment. We have also undertaken efforts to improve the fuel economy of the vessels we manufacture. These efforts have already resulted in improvements like the diesel/gas hybrid propulsion system on our LHA 6 America-class ships, which consumes approximately 25,000 fewer gallons of fuel per day than the system used in our LHD 1 Wasp-class ships resulting in approximately 18 million fewer metric tons of GHG emissions over the service life of the ship.

2024 Notice and Proxy Statement	99

Item 5—Stockholder Proposal Regarding Science-based Greenhouse Gas Reduction Targets and Transition Plan

Our dedication to protecting our shared resources and the environment is also evidenced by our ten sustainability commitments (“Sustainability Commitments”), which include goals specifically targeted at supply chain management. One such goal is to conduct a thorough analysis of supply chain risks, capabilities and processes in 2024. We intend to develop a roadmap by the end of 2025 that will enable us to significantly improve our ability to trace supply chain risks by 2030 through enhanced supplier engagement and data tracking. We also intend to develop supply chain sustainability criteria by the end of 2025 and incorporate them into our Supplier Engagement Plan. In parallel, we expect to update our Supplier Code of Conduct to include a cross-reference to the sustainability section of our Supplier Engagement Plan.

We believe that our Board, executive leadership, Tiger Team, and other internal subject matter experts and leaders are best positioned to set, manage and, as appropriate, adjust our GHG emissions goals.

We believe the proposal fails to appreciate the significant long-term uncertainties and business challenges associated with navigating dynamic political, economic, regulatory, scientific and geopolitical conditions. Our current strategy for minimizing our environmental impact, including our GHG emissions, is the product of the cooperative efforts of our Board, our executive leadership, our Corporate Sustainability Committee, our Chief Sustainability Officer, our energy and GHG management Tiger Team (“Tiger Team”) and other internal subject matter experts and leaders. We believe that this collective group, with its unique knowledge and understanding of our operational realities, financial planning processes and real-time assessment of dynamic conditions, is best positioned to manage this process.

The Tiger Team was established to enable the development and tracking of our Sustainability Commitments relating to energy and GHG management and provides progress reports to the Chief Sustainability Officer. The Tiger Team is led by an Executive Sponsor with relevant expertise and responsibilities, a Project Coordinator to manage goal development progress and team members from each business segment and relevant business functions, including environmental, health and safety leaders from each business segment. The team is intentionally small (6-8 members) to enable frequent meetings and agility in developing goals. Current projects and activities of the Tiger Team include: developing ongoing strategic and collaborative relationships with HII’s top five utility providers for the purpose of supporting reduction of carbon dioxide and methane emissions from power generation and gas infrastructure operations by 2050; partnering with local, state or federal entities to secure grants targeted at reducing carbon emission; integrating GHG emissions considerations into capital project funding decisions; and incorporating into HII’s 25-year capital roadmap a comprehensive energy management plan focused on improving energy efficiency and reducing environmental impacts at facilities.

As detailed above, we have been, and continue to be, engaged in a range of efforts to reduce our GHG emissions and environmental impact. These efforts are informed by our specific operations and demonstrate our methodical approach to GHG emissions reduction and broader climate risk management. The proposal, however, requests that we divert time and effort from our existing initiatives to identify, address and manage climate-related risks and undertake a potentially costly and burdensome process to generate additional metrics and targets with the approval of a global nonprofit organization.

Implementing this proposal may hinder our ability to properly assess the impact of forthcoming regulatory developments.

Ongoing regulatory developments may potentially impact our climate-related sustainability efforts. These developments include a proposed amendment to the Federal Acquisition Regulation: Disclosure of Greenhouse Gas Emissions and Climate-Related Financial Risk (“FAR”), and the expansive rules proposed by the SEC in March 2022, which relate to the disclosure of public companies’ Scope 1, 2

100	Huntington Ingalls Industries, Inc.

Item 5—Stockholder Proposal Regarding Science-based Greenhouse Gas Reduction Targets and Transition Plan and 3 emissions and climate-related targets, goals and transition plans. We are committed to complying with any and all applicable climate disclosure requirements once they are finalized. In the meantime, we are focused on achieving our existing Sustainability Commitments. These commitments embody our ongoing environmental stewardship, waste minimization and pollution prevention activities, outside of current regulatory requirements.

We do not yet know how future regulatory developments will interact with our Sustainability Commitments. Additionally, this proposal would have us adopt 1.5QC-aligned emissions reduction targets and publish a climate transition plan in a rapidly evolving regulatory environment. In light of dynamic regulatory conditions, we believe that setting long-term GHG reduction targets is premature and would distract from our tangible progress toward achieving our Sustainability Commitments. As such, we do not believe it is responsible to undertake the requests set forth in this proposal without first reviewing and understanding the full implications of the SEC’s final climate disclosure rules and FAR’s final revisions once issued. We believe these actions will enable us to make more informed and responsible decisions about how to comply with regulations while also furthering our Sustainability Commitments.

For these reasons, the Board recommends a vote AGAINST this proposal.

2024 Notice and Proxy Statement	101

Other Information for Stockholders

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC reports of initial ownership and changes in ownership of our equity securities. Based solely upon a review of the reports furnished to us, we believe all of our directors, executive officers and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) during 2023, except, due to a communication delay, Anastasia D. Kelly, a member of the Board, should have reported the sale of 3,662 shares on a Form 4, and Nicolas G. Schuck, corporate vice president, chief accounting officer and controller, should have reported the sale of 7,435 stock units, or 1,735 equivalent shares, through the company’s non-qualified Savings Excess Plan on a Form 4. Both transactions were subsequently reported on Form 4 filings.

ATTENDING THE ANNUAL MEETING

The annual meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by live webcast. You are entitled to participate in the annual meeting only if you were a stockholder as of the close of business on the record date or you hold a valid proxy for the annual meeting. No physical meeting will be held.

You will be able to attend the annual meeting online and submit your questions prior to and during the meeting by visiting https://meetnow.global/M46HNG9. You also will be able to vote your shares online by attending the annual meeting by webcast.

To participate in the annual meeting, you will need to review the information included in your Notice, on your proxy card or in the instructions that accompanied your proxy materials.

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the annual meeting virtually on the Internet. Please follow the instructions in the Notice or proxy card that you received.

If you are a beneficial holder, meaning an intermediate broker or financial institution holds your shares, you must register with Computershare no later than 5:00 p.m., Eastern Daylight Time, on April 26, 2024, to participate in the annual meeting. To register to attend the annual meeting online by webcast, you must submit proof of your proxy power (legal proxy) reflecting your HII share holdings, along with your name and email address, to Computershare. Requests for registration must be labeled as “Legal Proxy.” You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare as follows:

By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:

Computershare

Huntington Ingalls Industries, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Beneficial holders who cannot obtain a legal proxy or others who wish to attend the annual meeting may do so as a guest by visiting the Internet address provided above, but will not be able to vote or ask questions.

102	Huntington Ingalls Industries, Inc.

Other Information for Stockholders

Questions may be submitted before or during the annual meeting. To submit a question in advance, visit https://meetnow.global/M46HNG9 and enter a valid control number. As many stockholder questions will be answered as time permits. We may not respond to questions that are not pertinent to meeting matters or our business. Single responses to a group of substantially similar questions may be provided to avoid repetition. We ask that attendees please help us keep the proceedings orderly and follow the annual meeting rules of conduct.

RELATED PARTY TRANSACTIONS

It is our policy that all employees and directors must avoid any activity that conflicts with or has the appearance of conflicting with our business interests. This policy is included in our Code of Ethics and Business Conduct. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest with the company.

Process for Review of Related Person Transactions. The Board has adopted a written policy for the review, approval and ratification of existing or proposed transactions to which the company (or any subsidiary) is a party, when the aggregate amount involved in the transaction exceeds or is expected to exceed $100,000 and any director, director nominee, executive officer, greater-than-5% beneficial owner or their respective immediate family members had, has or will have a direct or indirect material interest.

The policy provides that the Governance and Policy Committee will review transactions subject to the policy and determine whether or not to recommend that the Board approve or ratify those transactions. In doing so, the Governance and Policy Committee considers whether the transaction is on terms that are no less favorable to the company than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, the materiality of the proposed related person transaction, the actual or perceived conflict of interest between the company and the related person, the applicability of state corporation and fiduciary obligation laws and rules to the proposed transaction, disclosure standards, our Corporate Governance Guidelines and Code of Ethics and Business Conduct and the best interests of the company and our stockholders.

The Governance and Policy Committee has adopted standing pre-approvals under the policy for transactions with related persons. Pre-approved transactions include, but are not limited to:

(a) compensation arrangements of executive officers where (i) the officer’s compensation is reported in the proxy statement or (ii) the executive officer is not an immediate family member of another executive officer, director or nominee for director, the related compensation would have been reported in the proxy statement if the officer was a “named executive officer” and the Compensation Committee approved, or recommended to the Board for approval, such compensation;

(b) director compensation where such compensation is reported in the proxy statement;

(c) transactions in which the related persons interest derives solely from (i) his or her service as a director of another corporation or organization that is a party to the transaction, (ii) his or her beneficial ownership (together with all other related persons) of less than 10% of the equity interest of any firm, corporation or other entity (other than a partnership) or (iii) both clauses (i) and (ii);

(d) transactions in which the related persons interest derives solely from his or her position as a limited partner in a partnership where his or her interest in the partnership (together with all other related persons) is less than 10% and he or she is not a general partner and does not hold any other position with the partnership;

2024 Notice and Proxy Statement	103

Other Information for Stockholders

(e) transactions with another corporation or organization with respect to which a related person’s only relationship is as an employee (other than an executive officer) if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that corporation’s or organization’s total annual revenues;

(f) charitable contributions, grants and endowments by the company to a charitable organization, foundation or university with respect to which a related person’s only relationship is as an employee (other than an executive officer), a director or a trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the charitable organization’s consolidated gross revenues for the prior fiscal year;

(g) transactions in which the related person’s interest derives solely from his or her ownership of our common stock and all stockholders receive proportional benefits;

(h) transactions involving competitive bids;

(i) regulated transactions; and

(j) certain banking-related services.

The policy requires each director and executive officer to complete an annual questionnaire to identify his or her related interests and persons, and to notify the Chief Legal Officer of changes in that information. The Chief Legal Officer receives such information and maintains a master list of related persons, which is incorporated into an internal control designed to identify related person transactions.

Transactions with Related Persons

There have been no related party transactions since the beginning of 2023 that required disclosure under the securities laws or that otherwise required review, approval or ratification by our Governance and Policy Committee under our related person transactions policy.

104	Huntington Ingalls Industries, Inc.

ANNEX A

DEFINITIONS OF NON-GAAP FINANCIAL MEASURES

We make reference to “segment operating income,” “segment operating margin” and “free cash flow.”

We internally manage our operations by reference to segment operating income and segment operating margin, which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income, segment operating margin and shipbuilding operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Segment operating income is defined as operating income for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income as a percentage of sales and service revenues.

Free cash flow is defined as net cash provided by operating activities less capital expenditures net of related grant proceeds.

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

2024 Notice and Proxy Statement	105

ANNEX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

SEGMENT OPERATING INCOME AND SEGMENT OPERATING MARGIN

	Year Ended December 31
($ in millions)	2023	2022

Sales and Service Revenues	11,454	10,676

Operating Income	781	565

Operating Margin	6.8%	5.3%

Non-segment factors affecting operating income:

Operating FAS/CAS Adjustment	72	145

Non-current state income taxes	(11)	2

Segment Operating Income	842	712

Segment Operating Margin	7.4%	6.7%

FREE CASH FLOW

	Year Ended December 31
($ in millions)	2023	2022

Net cash provided by (used in) operating activities	970	766

Less capital expenditures:

Capital expenditure additions	(292)	(284)

Grant proceeds for capital expenditures	14	12

Free Cash Flow	692	494

106	Huntington Ingalls Industries, Inc.

HII.COM

ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 000001 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Online Go to www.envisionreports.com/HII or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HII Annual Meeting Proxy Card 1234 5678 9012 345 VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR the 12 nominees for director. 1. Election of Directors: 01 - Augustus L. Collins 04 - Craig S. Faller 07 - Christopher D. Kastner 10 - Stephanie L. O'Sullivan For Against Abstain 02 - Leo P. Denault 05 - Victoria D. Harker 08 - Anastasia D. Kelly 11 - Thomas C. Schievelbein 03 - Kirkland H. Donald 06 - Frank R. Jimenez 09 - Tracy B. McKibben 12 - John K. Welch A The Board of Directors recommends a vote FOR Proposals 2 and 4, for 1 YEAR on Proposal 3 and AGAINST Proposal 5. 2. Approve Executive Compensation on an Advisory Basis 4. Ratify the Appointment of Deloitte & Touche LLP as Independent Auditors for 2024 3. Provide an Advisory Vote on the Frequency of Future Advisory Approvals of Executive Compensation 5. Stockholder Proposal Regarding Science-based Greenhouse Gas Reduction Targets and Transition Plan 1 Year 2 Years 3 Years Abstain C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1UPX 600569 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

The 2024 Annual Meeting of Stockholders of Huntington Ingalls Industries, Inc. will be held on Wednesday, May 1, 2024 at 11:00 A.M. EDT, virtually via the internet at https://meetnow.global/M46HNG9. To participate in the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HII VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Huntington Ingalls Industries, Inc. Notice of 2024 Annual Meeting of Stockholders This proxy is solicited on behalf of the Board of Directors of Huntington Ingalls Industries, Inc. The undersigned, having received the Notice of 2024 Annual Meeting of Stockholders and Proxy Statement, appoints Chad N. Boudreaux and Charles R. Monroe, Jr., and each of them, Proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Huntington Ingalls Industries, Inc. owned of record by the undersigned, and which the undersigned is entitled to vote, in each case on all matters that may come before the 2024 Annual Meeting of Stockholders to be held on May 1, 2024 at 11:00 a.m. EDT, virtually via the internet, and any adjournments or postponements thereof. If shares are held on your behalf under any of the Company savings plans, the proxy serves to provide confidential instructions to the plan Trustee, who then votes the shares. Instructions must be received by 11:59 p.m. EDT on April 26, 2024, to be included in the tabulation to the plan Trustee. For shares represented by proxies not received by this date, the applicable plan Trustee will treat the received proxies as instructions to vote the respective plan shares in the same proportion as shares held under the plan for which voting instructions have been received, unless contrary to ERISA. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR the 12 nominees for director, FOR Proposals 2 and 4, for 1 YEAR on Proposal 3 and AGAINST Proposal 5. The Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) D Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.